Exhibit 10.2

EXECUTION VERSION

21 December 2004

£250,000,000

SECOND LIEN FACILITY AGREEMENT

between

TELEWEST UK LIMITED

TELEWEST COMMUNICATIONS NETWORKS LIMITED

and, upon its accession,
TELEWEST GLOBAL FINANCE LLC
as Borrowers

BARCLAYS CAPITAL
BNP PARIBAS

CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE FIRST BOSTON

DEUTSCHE BANK AG LONDON

THE ROYAL BANK OF SCOTLAND PLC
as Mandated Lead Arrangers

BARCLAYS BANK PLC
as Facility Agent and Security Trustee

BARCLAYS BANK PLC
as US Paying Agent

THE ORIGINAL GUARANTORS

and

THE LENDERS

5 Old Broad Street
London EC2N 1DW

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION
	1.1	Definitions
	1.2	Accounting Expressions
	1.3	Construction
	1.4	Currency
	1.5	Statutes
	1.6	Time
	1.7	References to Agreements
	1.8	Principal Intercreditor Deed
2.	THE FACILITY
	2.1	The Facility
	2.2	Purpose
	2.3	Several Obligations
	2.4	Several Rights
3.	CONDITIONS
	3.1	Conditions Precedent
	3.2	General Conditions Subsequent
4.	UTILISATION
	4.1	Conditions to Utilisation
	4.2	Lenders’ Participations
5.	REPAYMENT OF OUTSTANDINGS
	5.1	Repayment of Outstandings
	5.2	No Reborrowing of Advance
6.	VOLUNTARY PREPAYMENT
	6.1	Voluntary Prepayment
	6.2	Right of Prepayment and Cancellation in relation to a single Lender
	6.3	Application of Repayments
	6.4	Notice of Repayment
	6.5	Restrictions on Repayment
7.	MANDATORY PREPAYMENT AND CANCELLATION
	7.1	Change of Control
	7.2	Repayment from Net Proceeds of Disposals and Insurance Recoveries
	7.3	Blocked Accounts
	7.4	Repayment from Excess Cash Flow
	7.5	Repayment from Debt Proceeds
	7.6	Repayment from Equity Proceeds
8.	INTEREST
	8.1	Interest Periods
	8.2	Duration
	8.3	Payment of Interest
	8.4	Interest Rate
	8.5	Notification
9.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES
	9.1	Market Disruption
	9.2	Substitute Interest Period and Interest Rate
	9.3	Alternative Rate
10.	COMMISSIONS AND FEES
	10.1	Arrangement and Underwriting Fee
	10.2	Agency Fee
11.	TAXES
	11.1	Tax Gross-up

i

	11.2	Tax Indemnity
	11.3	Tax Credit
12.	INCREASED COSTS
	12.1	Increased Costs
	12.2	Increased Costs Claims
	12.3	Exceptions
13.	ILLEGALITY
14.	MITIGATION
	14.1	Mitigation
	14.2	Limitation of Liability
15.	REPRESENTATIONS AND WARRANTIES
	15.1	Due Organisation
	15.2	No Deduction
	15.3	Claims Pari Passu
	15.4	No Immunity
	15.5	Governing Law and Judgments
	15.6	All Actions Taken
	15.7	No Filing or Stamp Taxes
	15.8	Binding Obligations
	15.9	No Winding-up
	15.10	No Event of Default
	15.11	No Material Proceedings
	15.12	Original Financial Statements
	15.13	No Material Adverse Change
	15.14	No Undisclosed Liabilities
	15.15	Accuracy of Information
	15.16	Indebtedness and Encumbrances
	15.17	Execution of Finance Documents
	15.18	Structure
	15.19	Environmental Matters
	15.20	Necessary Authorisations
	15.21	Intellectual Property
	15.22	Ownership of Assets
	15.23	Payment of Taxes
	15.24	Pension Plans
	15.25	Security
	15.26	Investment Company Act
	15.27	Public Utility Holding Company Act
	15.28	Insurance
	15.29	Centre of Main Interests
	15.30	Broadcasting Act 1990
	15.31	Telecommunications, Cable and Broadcasting Laws
	15.32	Liabilities of Telewest UK
	15.33	US Patriot Act
	15.34	Compliance with ERISA
	15.35	Liabilities of the US Borrower
	15.36	Repetition
16.	FINANCIAL INFORMATION
	16.1	Financial Statements
	16.2	Budget
	16.3	Other Information
	16.4	Compliance Certificates
	16.5	Change in Accounting Practices
	16.6	Notifications
17.	FINANCIAL CONDITION

	17.1	Ratios
	17.2	Permitted Capital Expenditure
	17.3	Currency calculations
	17.4	Pro Forma Calculations
18.	POSITIVE UNDERTAKINGS
	18.1	Application of Advances
	18.2	Financial Assistance and Fraudulent Conveyance
	18.3	Necessary Authorisations
	18.4	Compliance with Applicable Laws
	18.5	Insurance
	18.6	Intellectual Property
	18.7	Ranking of Claims
	18.8	Pay Taxes
	18.9	Hedging
	18.10	Pension Plans
	18.11	Environmental Matters
	18.12	Further Assurance
	18.13	Assets
	18.14	Centre of Main Interests
	18.15	Group Structure Chart
	18.16	Contributions to the TCN Group
	18.17	“Know your client” checks
	18.18	Change in Auditors
	18.19	Notice of Integrated Merger Event
	18.20	ERISA
	18.21	Telewest UK
19.	NEGATIVE UNDERTAKINGS
	19.1	Undertakings with respect to the Flextech Group
	19.2	Negative Pledge
	19.3	Loans and Guarantees
	19.4	Financial Indebtedness
	19.5	Dividends, Distributions and Share Capital
	19.6	Disposals
	19.7	Change of Business
	19.8	Mergers
	19.9	Joint Ventures
	19.10	Transactions with Affiliates
	19.11	Change in Financial Year
	19.12	Limitations on Hedging
	19.13	Acquisitions and Investments
	19.14	No Restrictions on Payments
	19.15	Telewest UK Covenants
	19.16	Following Integrated Merger Event
	19.17	US Borrower
20.	ACCESSION; US BORROWER; ACCEDING GUARANTORS
	20.1	The US Borrower
	20.2	Acceding Guarantors
	20.3	Assumption of Rights and Obligations
21.	EVENTS OF DEFAULT
	21.1	Events of Default
	21.2	Non-Payment
	21.3	Covenants
	21.4	Other Obligations
	21.5	Misrepresentation
	21.6	Cross Default

	21.7	Insolvency
	21.8	Winding-up
	21.9	Execution or Distress
	21.10	Similar Events
	21.11	Repudiation
	21.12	Illegality
	21.13	Intercreditor Default
	21.14	Revocation of Necessary Authorisations
	21.15	Material Adverse Effect
	21.16	Resignation of Auditors
	21.17	Material Proceedings
	21.18	Acceleration
	21.19	Repayment on Demand
22.	DEFAULT INTEREST
	22.1	Consequences of Non-Payment
	22.2	Default Rate
	22.3	Maturity of Default Interest
	22.4	Construction of Unpaid Sum
23.	GUARANTEE AND INDEMNITY
	23.1	Guarantee
	23.2	Indemnity
	23.3	Continuing and Independent Obligations
	23.4	Avoidance of Payments
	23.5	Immediate Recourse
	23.6	Waiver of Defences
	23.7	No Competition
	23.8	Appropriation
	23.9	Limitation of Liabilities of United States Guarantors
	23.10	Droit de Discussion / Droit de Division
24.	AGENTS
	24.1	Appointment of the Agents
	24.2	Duties of the Facility Agent/US Paying Agent
	24.3	Role of the Mandated Lead Arrangers
	24.4	No Fiduciary Duties
	24.5	Business with the Group
	24.6	Discretion of the Facility Agent/US Paying Agent
	24.7	Instructing Group’s Instructions
	24.8	No Responsibility
	24.9	Exclusion of Liability
	24.10	Lender’s Indemnity
	24.11	Resignation
	24.12	Confidentiality
	24.13	Facility Office
	24.14	Lenders’ Associated Costs Details
	24.15	Credit Appraisal by the Lenders
	24.16	Deduction from Amounts Payable by the Agents
	24.17	Obligors’ Agent
	24.18	Co-operation with the Facility Agent/US Paying Agent
	24.19	“Know your client” checks
	24.20	Agent’s Management Time
25.	TCN’S INDEMNITIES
	25.1	General Indemnities
	25.2	Break Costs
26.	CURRENCY OF ACCOUNT
	26.1	Currency

	26.2	Currency Indemnity
27.	PAYMENTS
	27.1	Payment to the Facility Agent and the US Paying Agent
	27.2	Same Day Funds
	27.3	Clear Payments
	27.4	Partial Payments
	27.5	Indemnity
	27.6	Notification of Payment
	27.7	Business Days
28.	SET-OFF
	28.1	Right to Set-off
	28.2	No Obligation
29.	SHARING AMONG THE FINANCE PARTIES
	29.1	Payments to Finance Parties
	29.2	Redistribution of Payments
	29.3	Recovering Finance Party’s Rights
	29.4	Reversal of Redistribution
	29.5	Exceptions
30.	CALCULATIONS AND ACCOUNTS
	30.1	Day Count Convention
	30.2	Reference Banks
	30.3	Maintain Accounts
	30.4	Control Accounts
	30.5	Prima Facie Evidence
	30.6	Certificate of Finance Party
	30.7	Certificate of the Facility Agent
31.	ASSIGNMENTS AND TRANSFERS
	31.1	Successors and Assignees
	31.2	Assignment or Transfers by Obligors
	31.3	Assignments or Transfers by Lenders
	31.4	Assignments
	31.5	Transfer Deed
	31.6	Transfer Fee
	31.7	Disclosure of Information
	31.8	No Increased Obligations
	31.9	Notification
32.	COSTS AND EXPENSES
	32.1	Transaction Costs
	32.2	Preservation and Enforcement Costs
	32.3	Stamp Taxes
	32.4	Amendments, Consents and Waivers
	32.5	Lenders’ Indemnity
	32.6	Value Added Tax
33.	REMEDIES AND WAIVERS
34.	NOTICES AND DELIVERY OF INFORMATION
	34.1	Writing
	34.2	Giving of Notice
	34.3	Use of Websites/E-mail
	34.4	Electronic Communication
	34.5	Certificates of Officers
35.	ENGLISH LANGUAGE
36.	PARTIAL INVALIDITY
37.	AMENDMENTS
	37.1	Amendments
	37.2	Consent

v

	37.3	Technical Amendments
	37.4	Guarantees and Security
	37.5	Release of Guarantees and Security
	37.6	Amendments affecting the Facility Agent
	37.7	Deemed Consent
38.	THIRD PARTY RIGHTS
39.	COUNTERPARTS
40.	GOVERNING LAW
	40.1	Governing Law of Agreement
	40.2	Governing Law of Claims Against US Borrower
41.	JURISDICTION
	41.1	Courts
	41.2	Waiver
	41.3	Service of Process
	41.4	Proceedings in Other Jurisdictions
	41.5	General Consent
	41.6	Waiver of Immunity
SCHEDULE 1
		PART 1 -	LENDERS AND COMMITMENTS
		PART 2 -	UK NON-BANK LENDERS
SCHEDULE 2 THE ORIGINAL GUARANTORS
SCHEDULE 3 FORM OF DEED OF TRANSFER AND ACCESSION
SCHEDULE 4
		PART 1 -	CONDITIONS PRECEDENT TO FIRST UTILISATION
		PART 2 -	FORM OF CERTIFICATE OF OBLIGOR
		PART 3 -	INITIAL SECURITY DOCUMENTS
SCHEDULE 5
		PART 1 -	FORM OF UTILISATION REQUEST
SCHEDULE 6 ASSOCIATED COSTS RATE
SCHEDULE 7
		PART 1 -	FORM OF ACCESSION NOTICE
		PART 2 -	ACCESSION DOCUMENTS
SCHEDULE 8
		PART 1 -	FORM OF QUARTERLY COMPLIANCE CERTIFICATE
		PART 2 -	FORM OF COMPLIANCE CERTIFICATE FOLLOWING INTEGRATED MERGER
EVENT
SCHEDULE 9
		PART 1 -	MEMBERS OF THE TCN GROUP
		PART 2 -	MEMBERS OF THE FLEXTECH GROUP
		PART 3 -	EXCLUDED SUBSIDIARIES
SCHEDULE 10
		PART 1 -	EXISTING ENCUMBRANCES
		PART 2 -	EXISTING LOANS
		PART 3 -	EXISTING FINANCIAL INDEBTEDNESS
		PART 4 -	EXISTING PERFORMANCE BONDS
		PART 5 -	EXISTING LOAN STOCK
SCHEDULE 11 HEDGING AGREEMENTS
SCHEDULE 12 VENDOR FINANCING ARRANGEMENTS

THIS AGREEMENT is dated 21 December 2004 and made between:

(1)           TELEWEST COMMUNICATIONS NETWORKS LIMITED (company registration number 3071086, whose registered office is at Export House, Cawsey Way, Woking, Surrey, GU21 6QX, “TCN”);

(2)           TELEWEST UK LIMITED (company registration number 04925679, whose registered office is at Export House, Cawsey Way, Woking, Surrey, GU21 6QX, “Telewest UK”);

(3)           BARCLAYS CAPITAL, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE FIRST BOSTON, DEUTSCHE BANK AG LONDON and THE ROYAL BANK OF SCOTLAND PLC together, the “Mandated Lead Arrangers”);

(4)           BARCLAYS BANK PLC (as agent for and on behalf of the Finance Parties, the “Facility Agent”);

(5)           BARCLAYS BANK PLC (as United States paying agent for and on behalf of the Finance Parties (the “US Paying Agent”));

(6)           BARCLAYS BANK PLC (as security trustee for and on behalf of the Finance Parties, the “Security Trustee”);

(7)           THE ORIGINAL GUARANTORS (as defined below); and

(8)           THE LENDERS (as defined below).

1.             DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Agreement the following terms have the meanings set out below.

“95% Security Test” means the requirement that, save as otherwise provided in Clause 18.12 (Further Assurance), members of the TCN Group generating not less than 95% of the Consolidated Annualised TCN Group Net Operating Cash Flow are originally party to or have acceded as Guarantors to this Agreement as tested by reference to (subject to the provisions of paragraph (b) of the definition of “Merger Event Conditions”) each set of quarterly financial information relating to the TCN Group delivered to the Facility Agent pursuant to Clause 16.1 (Financial Statements).

“Acceding Guarantor” means any member of the TCN Group (or immediately prior to the effective date of the Integrated Merger Event, any member of the Target Group) which has complied with the requirements of Clause 20.1 (Acceding Guarantors).

“Acceleration Date” means the date on which notice has been served under Clause 21.18 (Acceleration).

“Acceptable Hedging Agreement” means a Hedging Agreement entered into on the terms of the International Swaps & Derivatives Association Inc. 1992 or 2002 Master Agreement (Multicurrency-Cross Border) under which:

(a)           if the 1992 Master Agreement is used, “Second Method” and “Market Quotation” are specified as the payment method applicable; and

(b)           the governing Law is English or New York Law.

“Accession Notice” means a duly completed notice of accession in the form of Part 1 of Schedule 7 (Form of Accession Notice).

“Act” means the Companies Act 1985 (as amended).

“Advance” means an advance (as from time to time reduced by repayment) made or to be made by the Lenders under the Facility.

“Affiliate” means, in relation to a person, any other person directly or indirectly controlling, controlled by or under direct or indirect common control with that person, and for these purposes “control” shall be construed so as to mean the ownership, either directly or indirectly and legally or beneficially, of more than 50% of the issued share capital of a company or the ability to control, either directly or indirectly, the affairs or the composition of the board of directors (or equivalent of it) of a company and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

“Agents” means the Facility Agent and the US Paying Agent and “Agent” means either of them.

“Ancillary Facility” has the meaning given to such term in the Senior Facilities Agreement.

“Anti-Terrorism Laws” mean:

(a)           Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)           the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); and

(c)           the Money Laundering Control Act of 1986, Public Law 99-570.

“Applicable Make Whole Premium” means an amount equal to the greater of (a) 1% of the amount of the Outstandings to be repaid (the “relevant Outstandings”) and (b) the difference on the proposed prepayment date between (i) an amount equal to the present value of 102% of the relevant Outstandings and any interest that would have accrued on such relevant Outstandings from the proposed prepayment date up to and including the last day of the Non-Call Period computed using a discount rate equal to the Gilt Rate plus 0.50% and (ii) the principal amount of the relevant Outstandings.

“Associated Costs Rate” means, in relation to any Advance or Unpaid Sum, the rate determined in accordance with Schedule 6 (Associated Costs Rate).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means, in relation to a Lender and a particular Borrower, at any time and save as otherwise provided in this Agreement, its Commitment in relation to that Borrower at such time adjusted to take account of any cancellation or reduction of, or any transfer by such Lender or any transfer to it of any Commitment in respect of that Borrower, in each case, pursuant to the terms of this Agreement.

“Available Facility” means, at any time, the aggregate amount of each Lender’s Available Commitment.

“Barclays Intercreditor Agreement” means the intercreditor deed to be entered into on or about the date hereof between Yorkshire Cable Communications Limited, Sheffield Cable Communications Limited, Yorkshire Cable Properties Limited, Cable London Limited, Barclays Bank PLC and the Security Trustee.

“Blocked Account” means each interest bearing account maintained with Barclays Bank PLC (or such other bank as the Facility Agent may determine) in the name of TCN for the purposes of Clause 7.3 (Blocked Accounts) which is secured in favour of the Security Trustee pursuant to the Security Documents, or as otherwise required by the terms of this Agreement.

“Borrowers” means TCN and upon its accession in accordance with Clause 20.1 (The US Borrower) the US Borrower, and “Borrower” means either of them as the context requires.

“Break Costs” means the amount (if any) by which:

(a)           the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the amount so received been paid on the last day of that Interest Period;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of such Advance or Unpaid Sum received or recovered by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following such receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means in respect of any financial year the budget for such financial year and projections for the first Financial Quarter thereof in the form and including the information required to be delivered by TCN to the Facility Agent pursuant to Clause 16.2 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which (a) banks generally are open for business in London.

“Capital Expenditure” means, in respect of any period, the aggregate amount of all fixed asset additions of the TCN Group in accordance with GAAP during such period less any reclassification of finance or capital leases that has not resulted in a cash flow during the period; provided that for the purposes of calculating compliance with Clause 17.2 (Permitted Capital Expenditure), the following shall be excluded:

(a)           any such expenditure on the replacement or restoration of assets to the extent paid for by any insurance award or condemnation award with respect to the assets being replaced or restored;

(b)           any such expenditure for acquisitions, investments or Joint Ventures that are not prohibited by Clause 19.9 (Joint Ventures) or 19.13 (Acquisitions and Investments); and

(c)           any such expenditure made with Equity Proceeds or the Net Proceeds of any Financial Indebtedness in accordance with Clauses 7.5 (Repayment from Debt Proceeds) and Clauses 7.6 (Repayment from Equity Proceeds) respectively which are contributed to the TCN Group in accordance with Clause 18.16 (Contributions to the TCN Group), and provided further that for the purposes of paragraph (b)(i) of the definition of Consolidated TCN Group Cash Flow as used in Clause 17.1 (Ratios), Capital Expenditures shall also exclude the aggregate amount of all Capital Expenditures for the relevant period in excess of the cash portion thereof as set out in the cash flow statement of the TCN Group for the period in question, calculated in accordance with GAAP.

“Capital Expenditure Allowance” means, in respect of any period, the figure opposite that period in the table set out in paragraph (b) of Clause 17.2 (Permitted Capital Expenditure).

“Cash” means at any time:

(a)           all Cash Equivalent Investments; and

(b)           cash (in cleared balances) denominated in Sterling (or any other currency freely convertible into Sterling) and credited to an account with an Eligible Deposit Bank and to which the relevant account holder is alone beneficially entitled and for so long as:

(i)            such cash is repayable on demand (including any cash held on time deposit which is capable of being broken and the balance received on same day notice provided that any such cash shall only be taken into account net of any penalties or costs which would be incurred in breaking the relevant time deposit) and repayment of such cash is not contingent on the prior discharge of any other Indebtedness of any person whatsoever or on the satisfaction of any other condition; or

(ii)           such cash has been deposited with an Eligible Deposit Bank as security for any performance bond, guarantee, standby letter of credit or similar facility the contingent liabilities relating to such having been included in the calculation of Consolidated Total Debt or Consolidated Total Group Debt, as applicable.

“Cash Equivalent Investment” means:

(a)           securities which are freely negotiable and marketable:

(i)            which mature not more that 12 months from the date of acquisition; and

(ii)           which are rated at least AA by Standard & Poor’s or Aa2 by Moody’s;

(b)           certificates of deposit, floating rate notes, acceptances issued by and deposit and current accounts of and time deposits with banks which have permission to carry on the regulated activity of accepting deposits under the Financial Services & Markets Act 2000 or are authorised by building societies under the Building Securities Act 1986 or cash funds managed by any reputable financial institution so long as such bank or building society’s or cash fund senior long term debt immediately prior to the making of such investment is not rated less than A by Standard and Poor’s and not less that A2 by Moody’s; and

(c)           commercial paper rated at least A-2 by Standard & Poor’s and P-2 by Moody’s with a maturity of not more than 12 months.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on Insolvency Proceedings.

“Change in Tax Law” means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of any Law relating to taxation (a) in the case of a participation in an Advance by a Lender named in Part 1 of Schedule 1 (Lenders and Commitments) after the date of this Agreement, or (b) in the case of a participation in an Advance by any other Lender, after the date on which such Lender becomes a party to this Agreement in accordance with the provisions of Clause 31 (Assignments and Transfers).

“Change of Control” means:

(a)           any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of related persons but excluding any employee benefit plan of such Person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, excluding any Permitted Holder or group of Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the Voting Stock (excluding any such interest represented by preferred stock of such Person or any debt instrument issued by such Person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of the Ultimate Parent (for the purposes of this paragraph (a), such person shall be deemed to beneficially own any Voting Stock of any entity held by any other entity (the “parent entity”), if such person is the beneficial owner (as defined in this paragraph (a)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity); or

(b)           during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Ultimate Parent (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of such company was approved by a vote of a majority of the directors of such company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Ultimate Parent, then in the office, provided that it shall not constitute a Change of Control under paragraph (a) above in the event that the Ultimate Parent becomes a wholly-owned Subsidiary of a Holding Company and the stockholders of such Holding Company are substantially the same as the stockholders of the Ultimate Parent prior to such acquisition.

“Closing Date” means the date on which the Utilisation is made pursuant to and in accordance with the terms of this Agreement, which shall not be later than 31 January 2005.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued under it.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory of it, supplemental to it or substituted therefor.

“Commitment” means, in relation to a Lender and a particular Borrower, at any time, and save as otherwise provided in this Agreement (a) in the case of a Lender specified in Part 1 of Schedule 1 (Lenders and Commitments) the relevant proportion (as specified by the Facility Agent pursuant to Clause 2.1 (The Facility)) of the amount set out opposite its name in the relevant column of Part 1 of Schedule 1 (Lenders and Commitments); or (b) in the case of all other Lenders, as specified in the Transfer Deed pursuant to which such Lender becomes a party to this Agreement.

“Compliance Certificate” means:

(a)           in the case of a Compliance Certificate required to be delivered under paragraph (a) of Clause 16.4 (Compliance Certificates), a certificate substantially in the form set out in Part 1 of Schedule 8 (Form of Quarterly Compliance Certificate); or

(b)           in the case of a Compliance Certificate required to be delivered under paragraph (b) of Clause 16.4 (Compliance Certificates), a certificate substantially in the form set out in Part 2 of Schedule 8 (Form of Compliance Certificate following Integrated Merger Event), or in each case, such other similar form as the Facility Agent shall agree with TCN.

“Confirmation Date” has the meaning given to it in paragraph (k) of Clause 11.1 (Tax Gross-up).

“Consolidated Annualised TCN Group Net Operating Cash Flow” means, as at the end of any Semi-Annual Period, two times the Consolidated TCN Group Net Operating Cash Flow for such Semi-Annual Period.

“Consolidated Debt Service” means, in respect of any period, the aggregate of:

(a)           the Total Interest Charges in respect of such period; and

(b)           save to the extent immediately reborrowed, the aggregate of all scheduled payments (for the avoidance of doubt, excluding voluntary and mandatory prepayments) in such period of principal, capital or nominal amounts in respect of Consolidated Total Debt.

“Consolidated Group Net Borrowings” means, at any time, the Consolidated Total Group Debt at such time less Cash, credited to any account in the name of the Ultimate Parent, Telewest UK or any member of the TCN Group.

“Consolidated Group Net Operating Cash Flow” means, in respect of any period, the aggregate of:

(a)           Net Income of the Ultimate Parent, Telewest UK and the TCN Group (the “Limited Group” for the purposes of this definition only) for such period, plus (or minus as the case may be) (only to the extent used in arriving at Net Income of the Limited Group for such period):

(i)            non-cash gains or losses, whether extraordinary, recurring or otherwise and non-cash expenses (excluding any such non-cash expense to the extent that it represents amortisation of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash expenses in any future period) and non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(ii)           taxes or benefits in respect of taxes;

(iii)         foreign currency translation differences;

(iv)          other non-operating gains, losses and expenses, including (i) costs attributable to redundancies (other than outsourcing costs), (ii) costs of, and accounting for, financial instruments, (iii) gains and losses on disposals of fixed assets and/or investments and (iv) costs attributable to the disposal of obsolete or surplus properties no longer required for the purposes of the Limited Group’s business of up to £35,000,000 in aggregate during the period commencing on the Closing Date and ending on 31 December 2005;

(v)            interest expense, including, without limitation, amortisation of debt issuance cost and debt discount, and other periodic fees, commissions and charges in respect of Financial Indebtedness, net of the aggregate amount of any interest income (other than interest income in respect of loan stock issued by a Joint Venture) remaining after giving effect to any taxes paid or payable in respect of such income;

(vi)          depreciation and amortisation;

(vii)         extraordinary items;

(viii)        (A) the fees payable to the Lenders pursuant to the Fees Letter and (B) all fees paid or payable by any member of the Limited Group (on its own behalf or on behalf of Telewest) to its professional advisers or the professional advisers to the Lenders, the lenders under the Existing Credit Facility or to other stakeholders in Telewest and its current or former subsidiaries and associated partnerships in relation to the restructuring, readjustment, rescheduling and/or reorganisation of the share capital of Telewest and/or the restructuring, readjustment, rescheduling, reorganisation or refinancing of any Financial Indebtedness of Telewest which took place in connection with the financial restructuring of Telewest;

(ix)          at the election of TCN, cash charges resulting from any third party professional, advisory, legal and accounting fees and out-of-pocket expenses reasonably incurred in connection with, an acquisition or investment, any financing, any Disposal or any Merger Event (in any such case, whether completed or not); provided that (A) the aggregate amount added back in respect of such fees and expenses in connection with a Merger Event shall not exceed £5,000,000, and the aggregate amount added back in respect of such fees and expenses in connection with a Flextech Disposal shall not exceed £5,000,000 (or to the extent the aggregate of such fees and expenses in either case does exceed £5,000,000, any amount above such limit, provided that a corresponding amount shall be deducted from any availability under, at TCN’s option, either or both of the baskets set out in paragraph (x) below) and (B) in connection with any other transactions contemplated under this sub-paragraph (ix), the aggregate amount added back in respect of such fees and expenses shall not exceed £12,000,000;

(x)           cash charges resulting from severance, integration and other adjustments made as a result of:

(A)          a Flextech Disposal, up to £7,500,000 in aggregate (where such charges have been certified by a duly authorised officer of TCN as being directly attributable to such Flextech Disposal); and

(B)          a Merger Event, but only to the extent that such charges do not exceed (when aggregated with such equivalent charges of the Target Group) £125,000,000 in the First Period and £75,000,000 in the Second Period where the term “First Period” means the period (1) commencing on the later of (x) four months prior to the closing of the Merger Event and (y) the public announcement by the Ultimate Parent,  Telewest UK, TCN or any other member of the TCN Group that the parties to the Merger Event have signed a merger agreement (or similar agreement) (or in the case of a Merger Event governed by the Takeover Code of the United Kingdom, that there is a firm intention to effect a Merger Event), and ending on (2) the date which is twelve months after the closing of the Merger Event, and the term “Second Period” means the twelve month period after such First Period (in each case, where such charges have been certified by a duly authorised officer of TCN as being directly attributable to the Merger Event);

(xi)          any cash costs incurred by any member of the Limited Group during such period (if any) and payable to any third party in relation to any scheme of arrangement, restructuring, recapitalisation, bankruptcy or insolvency proceeding, capital raising or debt restructuring which was initiated prior to the date of this Agreement; and

(xii)         any amounts arising in respect of cumulative changes in GAAP since the date of this Agreement,

minus (only to the extent used in arriving at Net Income of the Limited Group for such period);

(b)           Excluded Group Net Operating Cash Flow for that period (excluding for these purposes the Ultimate Parent and Telewest UK).

“Consolidated Net Borrowings” means, at any time, the Consolidated Total Debt at such time less Cash, credited to any account in the name of a member of the TCN Group, subject to a maximum aggregate deduction equal to the sum of £200,000,000 (or its equivalent in other currencies).

“Consolidated Senior Debt” means, at any time (without double counting), the aggregate principal, capital or nominal amounts (including any Total Interest Charges capitalised as principal) of Financial Indebtedness of any member of the TCN Group incurred on a senior unsubordinated basis but excluding Financial Indebtedness (i) of any member of the TCN Group to another member of the TCN Group or the Target Group, (ii) under the Facility or any Second Lien Refinancing or (iii) under any Subordinated Funding, in each case to the extent not prohibited under this Agreement.

“Consolidated TCN Group Cash Flow” means, in respect of any period, Consolidated TCN Group Net Operating Cash Flow for that period after:

(a)           adding back:

(i)            any decrease in the amount of Working Capital of the TCN Group at the end of such period compared against the Working Capital of the TCN Group at the start of such period;

(ii)           all cash extraordinary or non-recurring gains during that period to the extent not included in Consolidated TCN Group Net Operating Cash Flow;

(iii)         any amount received in cash in that period by members of the TCN Group in respect of income and related taxes; and

(iv)          at the option of TCN, any amount paid during the period paid in relation to video on demand of up to £30 million per annum where the TCN Group has received a contribution in accordance with Clause 18.16 (Contributions to the TCN Group) equal to such amount;

(b)           deducting:

(i)            the actual Capital Expenditure of members of the TCN Group during such period;

(ii)           any increase in the amount of Working Capital of the TCN Group at the end of such period compared against the Working Capital of the TCN Group at the start of that period;

(iii)         any amount paid in cash in that period by any member of the TCN Group in respect of income and other taxes;

(iv)          all cash extraordinary or non-recurring losses during that period to the extent not included in Consolidated TCN Group Net Operating Cash Flow;

(v)            (A) any amount paid in cash in that period in respect of the items added to Net

Income in the determination of Consolidated TCN Group Net Operating Cash Flow for such period under paragraphs (a), (iv), (v), (viii), (ix), (x) and (xi) of the definition thereof, (B) any amounts paid in cash in respect of payments made or paid during such period by any member of the TCN Group to any person who is not a member of the TCN Group in respect of costs and expenses in connection with transactions contemplated by any raising of Telewest Global Debt, by the Finance Documents, the Senior Finance Documents and by the Existing Credit Facility and (C) any cash costs incurred during the relevant period in relation to any scheme of arrangement, restructuring, recapitalisation, bankruptcy or insolvency proceeding, capital raising or debt restructuring which was initiated prior to the date of this Agreement; and

(vi)          any amount paid in cash (to the extent not taken into account under paragraph (a)(xii) of definition of Consolidated TCN Group Net Operating Cash Flow) other than amounts paid by way of loan or credit to members of the Flextech Group permitted under paragraph (d)(iv) or (v) of Clause 19.3 (Loans and Guarantees)) in that period in respect of dividends, distributions, loans, investments (other than acquisitions) or other similar payments made or paid during such period by any member of the TCN Group to any person who is not a member of the TCN Group and any cash charges falling under sub-paragraph (a)(ix) of “Consolidated TCN Group Net Operating Cash Flow” which have been added back for the purposes of calculating such definition;

provided that in no event shall amounts constituting Consolidated Debt Service be deducted from Consolidated TCN Group Cash Flow, and no amount shall be included or excluded more than once and provided further that, for the avoidance of doubt, in calculating Consolidated TCN Group Cash Flow for the purposes of Clause 7.4 (Repayment from Excess Cash Flow), Net Proceeds (including, without limitation, Net Proceeds arising from any Flextech Disposal), any gains or losses arising as a result of a Flextech Disposal or Merger Event and the proceeds of any Subordinated Funding shall be excluded.

“Consolidated TCN Group Net Operating Cash Flow” means, in respect of any period, the aggregate of:

(a)           Net Income of the TCN Group for such period, plus (or minus as the case may be) (only to the extent used in arriving at Net Income of the TCN Group for such period):

(i)            non-cash gains or losses, whether extraordinary, recurring or otherwise and non-cash expenses (excluding any such non-cash expense to the extent that it represents amortisation of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash expenses in any future period) and non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(ii)           taxes or benefits in respect of taxes;

(iii)         foreign currency translation differences;

(iv)          other non-operating gains, losses and expenses, including (A) costs attributable to redundancies (other than outsourcing costs), (B) costs of, and accounting for, financial instruments, (C) gains and losses on disposals of fixed assets and/or investments and (D) costs attributable to the disposal of obsolete or surplus properties no longer required for the purposes of the TCN Group’s business of up to £35,000,000 in aggregate during the period commencing on the Closing Date and ending on 31 December 2005;

(v)            interest expense, including, without limitation, amortisation of debt issuance cost and debt discount, and other periodic fees, commissions and charges in respect of Financial Indebtedness, net of the aggregate amount of any interest income (other than interest income in respect of loan stock issued by a Joint Venture) remaining after giving effect to any taxes paid or payable in respect of such income;

(vi)          depreciation and amortisation;

(vii)         extraordinary items;

(viii)        (A) the fees payable to the Lenders pursuant to the Fees Letter and (B) all fees paid or payable by any member of the TCN Group (on its own behalf or on behalf of Telewest) to its professional advisers or the professional advisers to the Lenders, the lenders under the Existing Credit Facility or to other stakeholders in Telewest and its current or former subsidiaries and associated partnerships in relation to the restructuring, readjustment, rescheduling and/or reorganisation of the share capital of Telewest and/or the restructuring, readjustment, rescheduling, reorganisation or refinancing of any Financial Indebtedness of Telewest which took place in connection with the financial restructuring of Telewest;

(ix)          at the election of TCN, cash charges resulting from any third party professional, advisory, legal and accounting fees and out-of-pocket expenses reasonably incurred in connection with, an acquisition or investment, any financing, any Disposal or any Merger Event (in any such case, whether completed or not); provided that (A) the aggregate amount added back in respect of such fees and expenses in connection with a Merger Event shall not exceed £5,000,000 and the aggregate amount added back in respect of such fees and expenses in connection with a Flextech Disposal shall not exceed £5,000,000 (or to the extent the aggregate of such fees and expenses in either case does exceed £5,000,000, any amount above such limit, provided that a corresponding amount shall be deducted from any availability under, at TCN’s option, either or both of the baskets set out in paragraph (x) below) and (B) in connection with any other transactions contemplated under this sub-paragraph (ix), the aggregate amount added back in respect of such fees and expenses shall not exceed £12,000,000;

(x)           cash charges resulting from severance, integration and other adjustments made as a result of:

(A)          a Flextech Disposal up to £7,500,000 in aggregate (where such charges have been certified by a duly authorised officer of TCN as being directly attributable to such Flextech Disposal); and

(B)          a Merger Event, but only to the extent that such charges do not exceed (when aggregated with any such equivalent charges of the Target Group) £125,000,000 in the First Period and £75,000,000 in the Second Period where the term “First Period” means the period (1) commencing on the later of (x) four months prior to the closing of the Merger Event and (y) the public announcement by the Ultimate Parent, Telewest UK or any other member of the TCN Group that the parties to the Merger Event have signed a merger agreement (or similar agreement) (or in the case of a Merger Event governed by the Takeover Code of the United Kingdom, that there is a firm intention to effect a Merger Event), and ending on (2) the date which is twelve months after the closing of the Merger Event, and the term “Second Period” means the twelve month period after such First Period (in each case, where such charges have been certified by a duly authorised officer of TCN as being directly attributable to the Merger Event);

(xi)          any cash costs incurred by any member of the TCN Group during such period (if any) and payable to any third party in relation to any scheme of arrangement, restructuring, recapitalisation, bankruptcy or insolvency proceeding, capital raising or debt restructuring which was initiated prior to the date of this Agreement;

(xii)         any amounts arising in respect of Permitted Payments made to the Ultimate Parent or Telewest UK in accordance with paragraph (a)(ii) of the definition Permitted Payments; and

(xiii)       any amounts arising in respect of cumulative changes in GAAP since the date of this Agreement;

minus (only to the extent used in arriving at Net Income of the TCN Group for such period)

(b)           Excluded Group Net Operating Cash Flow for that period.

“Consolidated Total Debt” means, at any time (without double counting):

(a)           the aggregate principal, capital or nominal amounts of Financial Indebtedness (including any Total Interest Charges capitalised as principal) of any member of the TCN Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Finance Documents and the Senior Finance Documents); plus

(b)           the aggregate principal, capital or nominal amounts of Financial Indebtedness (including any Total Interest Charges capitalised as principal) of any member of the Group to the extent it is Serviceable Non-TCN Group Debt;

excluding any Financial Indebtedness of any member of the TCN Group to another member of the TCN Group or under any Subordinated Funding, in each case, to the extent not prohibited under this Agreement.

“Consolidated Total Group Debt” means, at any time (without double counting):

(a)           the aggregate principal, capital or nominal amounts of Financial Indebtedness (including any Total Interest Charges capitalised as principal) of the Ultimate Parent, Telewest UK and any member of the TCN Group (including, without limitation, Financial Indebtedness arising under or pursuant to the Finance Documents and the Senior Finance Documents); plus

(b)           the aggregate principal, capital or nominal amounts of Financial Indebtedness (including any Total Interest Charges capitalised as principal) of any member of the Group to the extent it is Serviceable Non-TCN Group Debt;

excluding any Financial Indebtedness of the Ultimate Parent, Telewest UK or any member of the Group to Ultimate Parent, Telewest UK or another member of the Group or under any Subordinated Funding, in each case, to the extent not prohibited under this Agreement.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or hereafter invented).

“Core Group” means TCN and its Subsidiaries other than the Flextech Group.

“Core Obligor Group” means the TCN Group Obligors other than the Ultimate Parent, Telewest UK and the members of the Flextech Group.

“Cost” means in relation to the provision of Intra-Group Services or management services, the cost estimated in good faith by the relevant member of the TCN Group to have been incurred by that member of the TCN Group in the provision of such Intra-Group Services or management services (as the case may be), including, without limitation, a proportion of any material employment, property, information technology, administration, utilities, transport, materials or other costs directly attributable to the provision thereof.

“Currency Hedging Agreements” means one or more Hedging Agreements consisting of foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to manage fluctuations in currency values.

“Current Assets” means, in respect of any person or group, the aggregate of trade and other receivables (net of allowances for doubtful debts), prepayments and all other current assets of such person or group maturing within twelve months from the date of computation, as required to be accounted for as current assets under GAAP but excluding cash and Cash Equivalent Investments.

“Current Liabilities” means, in respect of any person or group, the aggregate of all liabilities (including accounts payable, accruals and provisions) of such person or group falling due within twelve months from the date of computation and required to be accounted for as current liabilities under GAAP but excluding Financial Indebtedness of such person or group falling due within such period and any interest on such Financial Indebtedness due in such period.

“Default” means an Event of Default or any event or circumstance which (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Finance Documents or any combination of any of the foregoing) would be an Event of Default provided that in relation to any event which is subject to a materiality threshold or condition before such event would constitute an Event of Default, such default shall not constitute a Default until such materiality threshold or condition has been satisfied.

“Derivatives Termination Value” means, at any date and in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Hedging Agreements, (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognised dealer in such Hedging Agreements (which may include any Finance Party).

“Disposal” means any sale, transfer, lease, surrender or other disposal by any member of the TCN Group of any shares in any of its Subsidiaries or all or any part of its revenues, assets, other shares, business or undertakings other than in the ordinary course of business or trade.

“Documentary Credit” has the meaning given to such term in the Senior Facilities Agreement.

“Dormant Subsidiary” means, at any time, with respect to any company, any Subsidiary of such company which is “dormant” as defined in section 249AA of the Act (or the equivalent under the laws of the jurisdiction of incorporation of the relevant company).

“Double Taxation Treaty” means in relation to a payment of interest on an Advance made to any Borrower, any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision for exemption from tax imposed by the United Kingdom on interest.

“Eligible Deposit Bank” means any bank or financial institution which has a short term rating of at least A1 granted by Standard & Poor’s or P1 granted by Moody’s.

“Encumbrance” means:

(a)           a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person;

(b)           any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)           any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)           air (including air within natural or man-made structures, whether above or below ground);

(b)           water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)           land (including land under water).

“Environmental Claim” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating to any Environmental Law or Environmental Licence.

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)           have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)           provide remedies or compensation for harm or damage to the Environment; or

(c)           relate to Hazardous Substances or health or safety matters.

“Environmental Licence” means any Authorisations required at any time under Environmental Law.

“Equity Equivalent Funding” means a loan made to, or any Financial Indebtedness owed by, any person where the Financial Indebtedness incurred thereby:

(a)           may not be repaid at any time prior to the repayment in full of all Outstandings;

(b)           carries no interest or carries interest which is payable only on non-cash pay terms or following repayment in full of all Outstandings and cancellation of all Available Commitments; and

(c)           is either (i) structurally and contractually subordinated to the Facility or (ii) contractually subordinated to the Facility, in each case, pursuant to the Principal Intercreditor Deed.

“Equity Proceeds” means the cash proceeds raised by the Ultimate Parent, Telewest UK or any member of the TCN Group by way of public equity securities offerings in the international or domestic equity capital markets (after deducting all reasonable fees, commissions, costs and expenses incurred by the Ultimate Parent, Telewest UK or any member of the TCN Group in connection with such raising) and which do not constitute Net Proceeds of Financial Indebtedness described in paragraph (c) of the definition of Net Proceeds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued under it.  Section references to ERISA are to ERISA as in effect on the date of this Agreement.

“ERISA Affiliate” means, in relation to a member of the TCN Group, each person (as defined in section 3(9) of ERISA) which together with that member of the TCN Group would be deemed to be a “single employer” within the meaning of section 414(b), (c), (m) or (o) of the Code.

“Event of Default” means any of the events or circumstances described as such in Clause 21 (Events of Default).

“Excess Cash Flow” means in relation to any financial year of TCN, (i) Consolidated TCN Group Cash Flow less (ii) the sum of (A) Consolidated Debt Service for such financial year plus (B) the aggregate amount of all payments or prepayments of principal, whether voluntary or mandatory, of Consolidated Total Debt made in such financial year (other than voluntary prepayments applied in repayment of the Facility in accordance with paragraphs (i), (ii) and (iii) of the proviso to Clause 2.4 of the Principal Intercreditor Deed), provided that no such amounts prepaid and used in the calculation under this paragraph (ii)(B) shall be available for reborrowing; and provided further that for the purposes of the calculation set forth in this definition, no amount shall be included or excluded more than once.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Group” means each member of the Group which is not a member of the TCN Group, including, without limitation, the Excluded Subsidiaries.

“Excluded Group Net Operating Cash Flow” means, in respect of any period, segment profit or loss (or net income or loss, as applicable) attributable to the Excluded Group for that period adding back (or deducting as the case may be) (to the extent used in arriving at segment profit or loss (or net income or loss, as applicable)) non-cash items relating to the Excluded Group and any cumulative changes in GAAP since the date of this Agreement.

“Excluded Subsidiary” means:

(a)           the Subsidiaries of TCN listed in Part 3 of Schedule 9 (Excluded Subsidiaries);

(b)           any Subsidiary of TCN or, following an Integrated Merger Event, a Subsidiary of the Target Group which is a Dormant Subsidiary and which (i) has assets (save for loans existing on the date of this Agreement owed to it by other members of the TCN Group) with an aggregate value of £10,000 or less; and (ii) is not a Guarantor;

(c)           any Subsidiary of TCN or, following an Integrated Merger Event, a Subsidiary of the Target Group which is a Project Company;

(d)           any member of the Flextech Group; and

(e)           following an Integrated Merger Event, any Excluded Target Group Member,

provided that any Excluded Subsidiary may, at the election of TCN, upon not less than 10 Business Days’ prior written notice to the Facility Agent and, in the case of a member of the Flextech Group, with the prior consent of an Instructing Group, cease to be an Excluded Subsidiary and become a member of the TCN Group.

“Excluded Target Group Member” means any member of the Target Group that is not a Target Group Obligor and has not been designated by TCN as a member of the TCN Group.

“Existing Credit Facility” means the loan agreement dated 16 March 2001 among TCN, the Lead Arrangers party thereto, CIBC World Markets PLC, as Agent, Existing Security Trustee and New Security Trustee, and the Lenders party thereto (each as defined therein), as amended and restated effective 14 July 2004 and as further amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Encumbrance” means any Encumbrance existing at the date of this Agreement, details of which are set out in Part 1 of Schedule 10 (Existing Encumbrances).

“Existing Financial Indebtedness” means the Financial Indebtedness existing at the Closing Date, details of which are set out in Part 3 of Schedule 10 (Existing Financial Indebtedness).

“Existing Hedge Counterparties” has the meaning given to it in the Principal Intercreditor Deed.

“Existing Hedge Agreements” has the meaning given to it in the Principal Intercreditor Deed.

“Existing Lease Parties” means Lloyds (Nimrod) Specialist Finance Limited, Leckhampton Finance Limited (formerly known as Robert Fleming Leasing (Number 4) Limited) and Lombard Commercial Limited as lessors, The Cable Corporation Limited and The Yorkshire Cable Group Limited as lessees and Lloyds TSB Leasing Limited as agent for the lessors.

“Existing Loan Stock” means the loan stock and redeemable preference shares identified in Part 5 of Schedule 10 (Existing Loan Stock).

“Existing Loans” means the loans granted by members of the TCN Group existing at the date of this Agreement, details of which are set out in Part 2 of Schedule 10 (Existing Loans).

“Existing Performance Bonds” means each of the performance bonds or similar obligations existing as at the Closing Date, details of which are set out in Part 4 of Schedule 10 (Existing Performance Bonds).

“Facility” means the term loan facility granted to the Borrowers pursuant to Clause 2.1 (The Facility).

“Facility Agent’s Spot Rate of Exchange” means, in relation to two currencies, the Facility Agent’s spot rate of exchange for the purchase of the first-mentioned currency with the second-mentioned currency in the London foreign exchange market at or about 11 a.m. on a particular day.

“Facility Office” means the office notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, (i) by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement where the office is situated in Financial Action Task Force countries, or (ii) with the prior written consent of the Facility Agent, an office through which it will perform its obligations under this Agreement situated in non-Financial Action Task Force countries.

“Fee Letters” means the fee letters referred to in Clauses 10.1 (Arrangement and Underwriting Fee) and 10.2 (Agency Fee).

“Final Maturity Date” means the date falling 114 months after the date of this Agreement, provided that if such day is not a Business Day, the Final Maturity Date will be the next succeeding Business Day in the then current calendar month (if there is one) or the preceding Business Day (if there is not).

“Finance Documents” means:

(a)           this Agreement, any Accession Notices and any Transfer Deeds;

(b)           the Fee Letters;

(c)           the Security Documents;

(d)           the Principal Intercreditor Deed;

(e)           each TGD Intercreditor Agreement;

(f)            following an Integrated Merger Event, any other intercreditor agreement that is entered into with, amongst others, members of the Target Group;

(g)           any Hedging Agreements entered into with one or more Hedge Counterparties pursuant to Clause 18.9 (Hedging);

(h)           the Barclays Intercreditor Agreement;

(i)            any other intercreditor agreement entered into by any of the parties hereto, as envisaged by any other Finance Document;

(j)            any other agreement or document entered into or executed by a member of the TCN Group pursuant to any of the foregoing documents; and

(j)            any other agreement or document designated a “Finance Document” in writing by the Facility Agent and TCN.

“Finance Lease” means a lease treated as a capital or finance lease pursuant to applicable accounting standards (including at the date of this Agreement, Statement of Standard Accounting Practice 21).

“Finance Parties” means the Facility Agent, the US Paying Agent, the Mandated Lead Arrangers, the Security Trustee, the Lenders and each Hedge Counterparty and “Finance Party” means any of them.

“Financial Action Task Force” means the Financial Action Task Force on Money Laundering, an inter-governmental body, the purpose of which is the development and promotion of policies, at both national and international levels, to combat money laundering.

“Financial Indebtedness” means, without double counting, any Indebtedness for or in respect of:

(a)           moneys borrowed;

(b)           any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (for the avoidance of doubt excluding any loan notes or similar instruments issued solely by way of consideration for the acquisition of assets in order to defer capital gains or equivalent taxes where such loan notes or similar instruments are not issued for the purpose of raising finance);

(d)           the principal portion of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable GAAP, be treated as a finance or capital lease;

(e)           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis, including, without limitation, pursuant to any securitisation programme or receivables factoring transaction referred to in paragraph (g) of Clause 19.6 (Disposals));

(f)            the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 150 days in order to raise finance or to finance the acquisition of those assets or services;

(g)           any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as Indebtedness in accordance with GAAP;

(h)           any amount raised pursuant to any issue of shares which are expressed to be redeemable in cash (other than redeemable shares in respect of which the redemption is prohibited until after repayment in full of all Outstandings under the Facility);

(i)            guarantees, bonds, standby letters of credit of other instruments issued in connection with the performance of contracts to the extent that the same are treated as borrowings in accordance with GAAP;

(j)            the Derivatives Termination Value in respect of Currency Hedging Agreements;

(k)           any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or other financial institution; or

(l)            the amount of any liability in respect of any guarantee or indemnity for any Financial Indebtedness of another Person referred to in paragraphs (a) to (k) above.

“Financial Officer” means the Chief Financial Officer, the Group Treasurer or the Group Financial Controller, in each case, of TCN or of the TCN Group, or any similar officer of TCN or of the TCN Group.

“Financial Quarter” means the period commencing on the day immediately following any Quarter Date and ending on the next succeeding Quarter Date.

“Flextech Assets” means cash or assets generated by or attributable to one or more members of the Flextech Group, provided always that cash or other assets lent or contributed by any member of the Core Group shall not constitute cash or assets so generated or attributable.

“Flextech Disposal” means any sale, transfer, demerger, contribution, distribution, spin-off or other disposal of any or all of the members and/or assets of the Flextech Group.

“Flextech Group” means each of the companies listed in Part 2 of Schedule 9 (Members of the Flextech Group), for so long as they remain a member of the Group and have not, at the option of TCN, been designated as members of the TCN Group, together with any other persons acquired, organised or otherwise invested in, directly or indirectly, by any current or future member of such group, together with their respective successor and assigns in accordance with any relevant provisions of this Agreement.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any member of the Group for the benefit of employees of any member of the Group residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means, in relation to the preparation of the Original Financial Statements, accounting principles generally accepted in the United Kingdom and otherwise, accounting principles generally accepted in the United States of America.

“Gilt Rate” means, as at any prepayment date, the weekly average yield to maturity as of such prepayment date on actually traded United Kingdom government securities denominated in Sterling with a fixed maturity most nearly equal to the period from such prepayment date to the end of the Non-Call Period adjusted to a fixed maturity of one year.

“Group” means the Ultimate Parent and its Subsidiaries from time to time including, following a Merger Event, each member of the Target Group (for as long as it remains a Subsidiary of the Group).

“Group Structure Chart” means the group structure chart delivered to the Facility Agent pursuant to paragraph 6 of Part 1 of Schedule 4 (Conditions Precedent to Utilisation) or any updated group structure chart which is delivered to the Facility Agent pursuant to Clause 18.15 (Group Structure Chart) from time to time.

“Guaranteed Parent Debt” means any Telewest Global Debt in respect of which any TCN Group Obligor incurs Financial Indebtedness pursuant to a guarantee of such Financial Indebtedness.

“Guarantors” means the Original Guarantors upon its accession hereto pursuant to Clause 20.1 (The US Borrower), the US Borrower, and any Acceding Guarantors and “Guarantor” means any one of them as the context requires, provided that in either case, such person has not been released from its rights and obligations as a Guarantor hereunder pursuant to Clause 37.5 (Release of Guarantees or Security).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment.

“Hedge Counterparty” means each Lender or Senior Lender or Affiliate thereof which is a party to a Hedging Agreement entered into for the purposes of Clause 18.9 (Hedging) and “Hedge Counterparties” means all such Lenders or Affiliates.

“Hedging Agreement” means any agreement in respect of an interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any other treasury transaction or any combination of it or any other transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Holding Company” of a company means a company of which the first-mentioned company is a Subsidiary.

“Increased Cost” means:

(a)           any reduction in the rate of return from the Facility or on a Finance Party’s (or an Affiliate’s) overall capital;

(b)           any additional or increased cost; or

(c)           any reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having agreed to make available its Commitment or having funded or performed its obligations under any Finance Document.

“Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it).

“Information Memorandum” means the information memorandum dated November 2004 approved by TCN concerning the Ultimate Parent, Telewest UK and the TCN Group which, at the request of TCN and on its behalf, was prepared in relation to the Facility and Senior Facilities and the business, assets, financial condition and prospects of the Group and which was made available by the Mandated Lead Arrangers to selected banks and other institutions for the purpose of syndication of the Facility and Senior Facilities.

“Initial Security Documents” means the documents listed in Part 3 of Schedule 4 (Initial Security Documents).

“Instructing Group” means:

(a)           before any Utilisation of the Facility under this Agreement, a Lender or group of Lenders whose Available Commitments amount in aggregate to more than 66 2/3% of the Available Facility; and

(b)           thereafter, a Lender or group of Lenders to whom in aggregate more than 66 2/3% of the aggregate amount of the Outstandings are (or if there are no Outstandings at such time, immediately prior to their repayment, were then) owed, in each case calculated taking account of those Lenders who have actually given their instructions and those who, not having done so, are deemed to have done so pursuant to Clause 37.7 (Deemed Consent).

“Integrated Merger Event” means the designation by TCN of an Integrated Merger Event and the notification to the Facility Agent pursuant to Clause 18.19 (Notice of Integrated Merger Event) (subject to satisfaction of the Merger Event Conditions) of the proposed effective date of such Integrated Merger Event, the purpose of which is to enable TCN to better integrate the businesses of the TCN Group and the businesses of the Target Group.

“Integrated Merger Projected Debt Coverage Ratio” means the ratio of (a) the projected Consolidated TCN Group Cash Flow for the 12 month period commencing on the relevant date of determination to (b) projected Consolidated Debt Service of the TCN Group for such period, calculated on a pro forma basis adjusted to give effect to the Integrated Merger Event.

“Integrated Merger Senior Leverage Ratio” means the ratio of (i) the aggregate of (A) Consolidated Senior Debt (as at close of business on the proposed effective date of the Integrated Merger Event) of the TCN Group (as constituted immediately prior to the proposed effective date of the Integrated Merger Event) plus (without double counting) (B) Pro Forma Target Group Senior Debt, to (ii) the aggregate of (A) Consolidated TCN Group Net Operating Cash Flow plus (B) Target Group Net Operating Cash Flow, in each case, calculated on an annualised basis for each Semi-Annual Period ended on the most recent Quarter Date for each of the TCN Group or the Target Group (as applicable) prior to the proposed effective date of the Integrated Merger Event.

“Integrated Merger Trailing Debt Coverage Ratio” means the ratio of (i) the aggregate of (A) Consolidated TCN Group Cash Flow calculated on an annualised basis for the Semi-Annual Period ending on the most recent Quarter Date for the TCN Group immediately prior to the proposed effective date of the Integrated Merger Event plus (B) Target Group Cash Flow calculated on an annualised basis for the Semi-Annual Period ending on the most recent Quarter Date for the Target Group immediately prior to the proposed effective date of the Integrated Merger Event to (ii) (A) Consolidated Debt Service of the TCN Group adjusted on a pro forma basis to include any Total Interest Charges payable by the TCN Group (as constituted immediately prior to the Integrated Merger Event) with respect to Financial Indebtedness of such TCN Group as at the close of business on the proposed effective date of the Integrated Merger Event for such Semi-Annual Period (calculated on an annualised basis) of the TCN Group plus (without  double counting)  (B) Pro Forma Debt Service of Target.

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright or any license to use any of the same.

“Interest Period” means, save as otherwise provided in this Agreement, any of those periods mentioned in Clause 8.1 (Interest Periods).

“Interest Rate Agreements” means one or more Hedging Agreements consisting of interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, captions, collars and similar arrangements) and/or other similar agreements or arrangements designed to manage fluctuations in interest rates, including cross-currency swap arrangements designed primarily to manage any such fluctuations.

“Intra-Group Services” means, as between one or more members of the TCN Group and one or more members of the Flextech Group:

(a)           the sale of programming or other Content by any such member(s) of the Flextech Group to one or more members of the TCN Group;

(b)           the lease or sublease of office space, other premises or equipment by one or more members of the TCN Group to one or more members of the Flextech Group or by one or more members of the Flextech Group to one or more members of the TCN Group;

(c)           the provision or receipt of other services, facilities or other arrangements (in each case not constituting Financial Indebtedness) in the ordinary course of business, including, without limitation, the employment of personnel, provision of employee healthcare or other benefits, acting as agent to buy equipment, other assets or services or to trade with residential or business customers, the provision of audit, accounting, banking, IT, telephony, office, administrative, compliance, payroll or other similar services; or

(d)           the extension, in the ordinary course of business and on terms no less favourable to the relevant member of the TCN Group than arms’ length terms, by or to any member of the TCN Group to or by any such member of the Flextech Group of trade credit not constituting Financial Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (a), (b) or  (c) above, in the case of paragraphs (a) to (c) inclusive, provided that (i) any consideration receivable by the relevant member of the TCN Group in respect of any such Intra-Group Services provided by it is no less than Cost and (ii) any consideration payable by the relevant member of the TCN Group in respect of any such Intra-Group Services received by it is no more than fair market value.

“Jersey Obligors” means each of the companies identified as such in Schedule 2 (Original Guarantors).

“Joint Venture” means any joint venture, partnership or similar arrangement between any member of the TCN Group and any other person which is not a member of the TCN Group.

“Joint Venture Group” means any Joint Venture and its Subsidiaries.

“Law” means:

(a)           common or customary law;

(b)           any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)           any directive, regulation, practice, requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency.

“Legal Opinions” means any of the legal opinions referred to in paragraph 8 of Part 1 to Schedule 4 (Conditions Precedent to Utilisation) and paragraph 2 of Part 2 to Schedule 7 (Accession Documents) required to be delivered pursuant to Clause 3.1 (Conditions Precedent) and Clause 20 (Accession: US Borrower; Guarantors), respectively.

“Lender” means a person which:

(a)           is named in Part 1 of Schedule 1 (Lenders and Commitments); or

(b)           has become a party to this Agreement in accordance with the provisions of Clause 31 (Assignments and Transfers),

which in each case has not ceased to be a party to this Agreement in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any amount to be advanced to or owed by an Obligor under this Agreement on which interest for a given period is to accrue:

(a)           the rate per annum which appears on the Relevant Page for such period at or about 11.00 am on the Quotation Date for such period; or

(b)           if no such rate is displayed and the Facility Agent shall not have selected an alternative service on which such rate is displayed as contemplated by the definition of “Relevant Page”, the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest 5 decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in Sterling for such period at or about 11.00 am on the Quotation Date for such period.

“Long Range Plan” means the long range business plan for the TCN Group as approved by the board of directors of the Ultimate Parent on 8 September 2004.

“Margin” means 4.00% per annum.

“Marketable Securities” means any security which is listed on any publicly recognised stock exchange which is rated at least AA by Standard & Poor’s or Aa2 by Moody’s and which has, or is issued by a company which has, a capitalisation of not less than £1 billion (or its equivalent in other currencies) as at the time such Marketable Securities are acquired by any member of the TCN Group by way of consideration for any disposal permitted under Clause 19.6 (Disposals).

“Material Adverse Effect” means a material adverse change in:

(a)           the financial condition, assets or business of the Obligors (taken as a whole); or

(b)           the ability of any Obligor to perform and comply with its payment or other material obligations under any Finance Document (taking into account the resources available to such TCN Group Obligor from any other member of the TCN Group or the Flextech Group (while it remains a member of the Group)).

“Material Subsidiary” means, at any time, a member of the TCN Group whose contribution to Consolidated Annualised TCN Group Net Operating Cash Flow (on a consolidated basis if it has Subsidiaries) represents at least 5% of the Consolidated Annualised TCN Group Net Operating Cash Flow.

“Member State” means a member of the European Community.

“Merger Event” means:

(a)           the merger, amalgamation or consolidation of the Ultimate Parent, or any Holding Company or wholly-owned Subsidiary of the Ultimate Parent, with a Target or any Holding Company or wholly-owned Subsidiary of a Target which results in the Group and the Target Group forming one and the same group of companies;

(b)           the acquisition by the Ultimate Parent, or any Holding Company or wholly-owned Subsidiary of the Ultimate Parent, of the total issued share capital of, a Target or any Holding Company or wholly-owned Subsidiary of a Target and which results in all or substantially all of the assets and business of the Target Group being acquired by, and forming a part of, the Group; or

(c)           the acquisition by a Target or any Holding Company or wholly-owned Subsidiary of the Target of the total issued share capital of, the Ultimate Parent, or any Holding Company or wholly-owned Subsidiary of the Ultimate Parent and which results in all or substantially all of the assets and business of the Group being acquired by, and forming a part of, the Target Group, and which TCN designates by written notice to the Facility Agent as the “Merger Event” for the purposes of this Agreement, provided that only one such designation may be permitted during the term of the Facility.

“Merger Event Conditions” means, in relation to an Integrated Merger Event:

(a)           either:

(i)            TCN shall have satisfied each of the Merger Event Integration Tests as at close of business on the effective date of the Integrated Merger Event; or

(ii)           the prior consent of an Instructing Group shall have been obtained to such Integrated Merger Event;

(b)           save as permitted pursuant to the proviso to Clause 18.12 (Further Assurance), such members of the Target Group who are to become members of the TCN Group upon the Integrated Merger Event shall have acceded to this Agreement as Acceding Guarantors pursuant to Clause 20.1 (Acceding Guarantors), as are necessary to ensure that immediately following the Integrated Merger Event, the 95% Security Test would be satisfied, where the 95% Security Test is calculated by reference to the aggregate of (i) Consolidated TCN Group Net Operating Cash Flow for the Financial Quarter ending on the most recent Quarter Date prior to the effective date of the Integrated Merger Event and (ii) Target Group Net Operating Cash Flow for the most recent Financial Quarter ending on the date prior to the effective date of the Integrated Merger Event for which the most recent quarterly financial information is available for the Target Group; and

(c)           the Security Trustee is granted second ranking security interests for the benefit of the Lenders over (i) all or substantially all of the assets and undertakings of each Target Group Obligor (other than any asset which the security trustee or security agent in respect of the Target Group Financial Indebtedness or Target Group Refinancing Indebtedness has agreed may be excluded from the corresponding security documents granted or to be granted in respect of the Target Group Financial Indebtedness and/or Target Group Refinancing Indebtedness and which is in existence on and following the effective date of the Integrated Merger Event, or which the Security Trustee agrees may be excluded from such security (provided that the Security Trustee shall not agree to exclude any asset of a Target Group Obligor from such security where the net book value of such asset exceeds £3,000,000 (or its equivalent in other currencies) without the prior consent of an Instructing Group (not to be unreasonably withheld or delayed)) on terms substantially similar to the relevant Security Documents executed by members of the TCN Group prior to such Integrated Merger Event; and (ii) all of the issued share capital of each Target Group Obligor from the prospective shareholders of such Target Group Obligor after the Integrated Merger Event, in each case, for the purposes of securing the guarantees given by each such Target Group Obligor under paragraph (b) above.

“Merger Event Integration Tests” means:

(a)           the aggregate principal amount of any Target Group Financial Indebtedness and any Target Group Refinancing Indebtedness (without double counting) incurred on a senior secured basis (excluding, for the avoidance of doubt, any second lien Financial Indebtedness) and ranking pari passu with the obligations under this Agreement does not exceed £2,425,000,000 (or its equivalent in other currencies);

(b)           there is no decrease in the credit ratings of the Facility and the Senior Facilities assigned by Standard and Poor’s and Moody’s to such debt (if any) immediately prior to the Integrated Merger Event and there is no change in outlook for such credit ratings;

(c)           the Integrated Merger Senior Leverage Ratio does not exceed 2.95:1;

(d)           (i)            the Integrated Merger Trailing Debt Coverage Ratio shall not be less than the ratio set out in the table below opposite the Quarter Date immediately prior to the proposed effective date of the Integrated Merger Event; and

(ii)           the Integrated Merger Projected Debt Coverage Ratio as at (A) the Quarter Date falling at the end of the first full Financial Quarter after the effective date of the Integrated Merger Event, and (B) as at each subsequent Quarter Date thereafter, shall be projected in the combined business plan of the TCN Group and Target Group to not be less than the ratio set forth in the table below opposite such Quarter Date, in each case, calculated on a rolling twelve month basis, provided that in respect of each Quarter Date falling at the end of each of the first three full Financial Quarters from the effective date of the Integrated Merger Event, such calculations shall be made on an annualised basis for the period between the Quarter Date at the beginning of the first full Financial Quarter arising after the Integrated Merger Event and ending on such Quarter Date;

Quarter Date	Ratio	Quarter Date	Ratio

30 September 2004	1.42x	31 March 2008	1.45x

31 December 2004	1.54x	30 June 2008	1.51x

31 March 2005	1.52x	30 September 2008	1.34x

30 June 2005	1.55x	31 December 2008	1.37x

30 September 2005	1.51x	31 March 2009	1.37x

31 December 2005	1.53x	30 June 2009	1.40x

31 March 2006	1.46x	30 September 2009	1.50x

30 June 2006	1.51x	31 December 2009	1.54x

30 September 2006	1.43x	31 March 2010	1.57x

31 December 2006	1.50x	30 June 2010	1.61x

31 March 2007	1.42x	30 September 2010	1.65x

30 June 2007	1.47x	31 December 2010	1.69x

30 September 2007	1.43x	31 March 2011 and thereafter	1.72x

31 December 2007	1.48x

(e)           subject to paragraph (f) below, the ratio of (i) the aggregate of (A) projected Consolidated Net Borrowings as of the close of business on the proposed effective date of the Integrated Merger Event plus (without double counting) (B) Pro Forma Target Group Debt (provided that  for the purposes of calculating the aggregate figure for this sub-paragraph (i), if the aggregate of the Cash balances deducted from Consolidated Total Debt in arriving at Consolidated Net Borrowings is less than £200,000,000 (or its equivalent in other currencies), an amount of cash and the value of any Cash Equivalent Investments held by the Target Group may be deducted from Pro Forma Target Group Debt, provided further that in no event may the aggregate of all such amounts deducted for the purposes of this sub-paragraph (i) exceed £200,000,000 (or its equivalent in other currencies)), to (ii) the aggregate of (A) Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on the Quarter Date of the TCN Group immediately prior to the proposed effective date of the Integrated Merger Event and (B) Target Group Net Operating Cash Flow calculated on an annualised basis for the Semi-Annual Period ending on the Quarter Date for the Target Group immediately prior to the proposed effective date of the Integrated Merger Event shall not be more than X (where X has the value indicated opposite the Quarter Date immediately prior to the proposed effective date of the Integrated Merger Event in the table set out in paragraph (d) to Clause 17.1 (Ratios) under the caption “Consolidated Net Borrowings to Consolidated Annualised TCN Group Net Operating Cash Flow”);

(f)            if:

(i)            TCN has designated any Target Group Acquisition Indebtedness to be serviced from the TCN Group pursuant to a written notice delivered to the Facility Agent prior to the proposed effective date of the Integrated Merger Event; and/or

(ii)           (A) the amount of Target Group Interim Indebtedness plus Target Group Financial Indebtedness included for the purposes of the Merger Event Integration Tests exceeds the amount of Target Group Financial Indebtedness as of the date of the Unintegrated Merger Event; and (B) during the period between the effective date of the Unintegrated Merger Event and the proposed effective date of the Integrated Merger Event, the Target Group has entered into or made acquisitions of businesses or investments in joint ventures outside the ordinary course of business (in each case excluding businesses or joint ventures acquired from or entered into with any other member of the Group and excluding acquisitions of assets made in exchange for similar assets) or paid any dividends or distributions to any member of the Group other than to another member of the Target Group or to a member of the TCN Group where the consideration paid, the investments contractually committed and the dividends and distributions paid in aggregate exceed £250,000,000 (or its equivalent in other currencies), then the provisions of paragraph (e) above shall not apply and in replacement thereof, the ratio of (i) the aggregate of (A) projected Consolidated Net Borrowings, as of the close of business on the proposed effective date of the Integrated Merger Event, calculated on a pro forma basis to include the aggregate principal amount of Target Group Acquisition Indebtedness to be serviced from the TCN Group plus (without double counting) (B) Pro Forma Target Group Debt (provided that  for the purposes of calculating the aggregate figure for this sub-paragraph (i), if the aggregate of the Cash balances deducted from Consolidated Total Debt in arriving at Consolidated Net Borrowings is less than £200,000,000 (or its equivalent in other currencies), an amount of cash and the value of any Cash Equivalent Investments held by the Target Group may be deducted from Pro Forma Target Group Debt, provided further that in no event may the aggregate of all such amounts deducted for the purposes of this sub-paragraph (i) exceed £200,000,000 (or its equivalent in other currencies)) to (ii) the aggregate of (A) Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on the Quarter Date of the TCN Group immediately prior to the proposed effective date of the Integrated Merger Event and (B) Target Group Net Operating Cash Flow calculated on an annualised basis for the Semi-Annual Period ending on the Quarter Date for the Target Group immediately prior to the proposed effective date of the Integrated Merger Event, shall not be more than the ratio which is the higher of the following ratios:

(x)           the ratio set forth in the table below opposite the Quarter Date immediately prior to the proposed effective date of the Integrated Merger Event; and

Quarter Date	Ratio	Quarter Date	Ratio

30 September 2004	4.05x	31 December 2007	2.46x

31 December 2004	3.60x	31 March 2008	2.30x

31 March 2005	3.49x	30 June 2008	2.27x

30 June 2005	3.45x	30 September 2008	2.10x

30 September 2005	3.42x	31 December 2008	2.08x

31 December 2005	3.37x	31 March 2009	1.92x

31 March 2006	3.21x	30 June 2009	1.88x

30 June 2006	3.12x	30 September 2009	1.76x

30 September 2006	2.96x	31 December 2009	1.75x

31 December 2006	2.90x	31 March 2010	1.61x

31 March 2007	2.73x	30 June 2010	1.59x

30 June 2007	2.66x	30 September 2010	1.47x

30 September 2007	2.51x	31 December 2010	1.47x

		31 March 2011 and thereafter	1.34x

(y)           the actual ratio of Consolidated Net Borrowings to Consolidated TCN Group Net Operating Cash Flow for the Quarter Date immediately prior to the proposed effective date of the Integrated Merger Event calculated with respect to the TCN Group only (without including any members of the Target Group) and in the manner set forth in paragraph (a) of Clause 17.1 (Ratios), provided that the ratio in this paragraph (y) shall in no event be higher than X (where X has the value indicated opposite the Quarter Date immediately prior to the proposed effective date of the Integrated Merger Event, in the table set out in paragraph (d) of Clause 17.1 (Ratios) under the caption “Consolidated Net Borrowings to Consolidated Annualised TCN Group Net Operating Cash Flow”) and

(g)           the ratio of (i) (A) Consolidated Annualised TCN Group Net Operating Cash Flow for the  Semi-Annual Period ending on the Quarter Date of the TCN Group immediately prior to the proposed effective  date of the Integrated Merger Event plus (B) Target Group Net Operating Cash Flow calculated on an annualised basis for the  Semi-Annual Period ending on the Quarter Date of the Target Group immediately prior to the proposed effective date of the Integrated Merger Event, to (ii) (A) Total Interest Charges calculated on an annualised basis for such Semi-Annual Period relating to the TCN Group (as constituted immediately prior to the effective date of the Integrated Merger Event) plus (without double counting) (B) Pro Forma Target Group Total Interest Charges, calculated on an annualised basis for such Semi-Annual Period relating to the Target Group, shall be not less than Y (where Y has the value indicated opposite the Quarter Date immediately prior to the proposed effective date of the Integrated Merger Event in the table set out in paragraph (d) to Clause 17.1 (Ratios) under the caption “Consolidated Annualised TCN Net Operating Cash Flow to Total Interest Charges”)),

provided that:

(i)            no Target Group Financial Indebtedness or Target Group Refinancing Indebtedness which is to be repaid by close of business on the proposed effective date of the Integrated Merger Event (or any amounts of Total Interest Charges payable thereon) shall be taken into account in assessing compliance with any of the tests set out in this definition; and

(ii)           for the purposes of assessing satisfaction with the Merger Event Integration Tests and the Merger Event Conditions, the calculations relating to the trailing Target Group Cash Flow and Target Group Net Operating Cash Flow shall be by reference to the financial information for Target Group for the relevant period and shall reflect the accounting policies, practices and procedures of the Target Group then in effect.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any member of the Group or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Necessary Authorisations” means all Authorisations (including Environmental Licences and any Authorisations issued pursuant to or any deemed Authorisations under any Statutory Requirements) of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)           lawfully enter into and perform its obligations under the Finance Documents to which it is party;

(b)           ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation or establishment, of such Finance Documents to which it is party; and

(c)           carry on its business from time to time.

“Net Income” means, in respect of any period and any Person, the net profit (or loss) after taxes of that Person for that period as determined in accordance with GAAP, excluding any adjustments to such net profit (or loss) relating to the application of fresh start accounting principles and including any profits (or losses) attributable to the interest of the TCN Group in any undertaking (as defined in Section 259 Companies Act 1985) which is not a subsidiary undertaking (as defined in Section 258 Companies Act 1985) of the Ultimate Parent for the relevant period.

“Net Proceeds” means:

(a)           any cash proceeds received by any member of the TCN Group (including, when received, any cash proceeds received by way of deferred instalment of purchase price or from the sale of Cash Equivalent Investments or Marketable Securities acquired by any member of the TCN Group in consideration for any Disposal as contemplated under Clause 19.6 (Disposals)) in connection with any Disposal after deducting:

(i)            all taxes paid or reasonably estimated by TCN to be payable as a result of that Disposal;

(ii)           in the case of a Disposal effected by a member of the TCN Group other than TCN, such provision as is reasonable for all costs and taxes (after taking into account all available credits, deductions and allowances) incurred by the TCN Group to a person other than a member of the TCN Group and fairly attributable to up-streaming the cash proceeds to TCN or making any distribution in connection with such proceeds to enable them to reach TCN;

(iii)         all reasonable fees, commissions, costs and expenses incurred by any member of the TCN Group in arranging or effecting that Disposal, including, without limitation, any amount required to be paid by any member of the TCN Group to any proprietor of any intellectual property rights (including intellectual property licences) related to the assets disposed of where such payment is on arms length terms and is required to enable such intellectual property rights to be transferred with such assets to the extent necessary to facilitate the applicable Disposal;

(iv)          any cash proceeds which are to be applied towards discharging any Encumbrance over such asset; and

(v)            in the case of a Disposal of a non-wholly-owned Subsidiary or Joint Venture, to the extent received by any member of the TCN Group, any cash proceeds attributable to any interest in such Subsidiary or Joint Venture owned by any person other than a member of the TCN Group;

(b)           the cash proceeds received by any member of the TCN Group of any claim for loss or destruction of or damage to the property of a member of the TCN Group under any insurance policy after deducting any such proceeds relating to the third party claims which are applied towards meeting such claims and any reasonable costs incurred in recovering the same; and

(c)           the cash proceeds received in respect of any Financial Indebtedness raised by the Ultimate Parent, Telewest UK or any member of the TCN Group (after deducting all reasonable fees, commissions, costs and expenses incurred by the Ultimate Parent, Telewest UK or any member of the TCN Group in connection with such raising).

“Non-Call Period” means the period commencing on the Closing Date and ending one day prior to the date falling 12 months thereafter.

“NTL Credit Facility” means the £2,425,000,000 senior facilities agreement dated as of 13 April 2004 among NTL Incorporated, NTL Investment Holdings Limited, Credit Suisse First Boston as facility agent and trustee, GE Capital Structured Finance Group Limited as administrative agent, the mandated lead arrangers named therein and the banks and other lending institutions from time to time party thereto, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Obligors” means the Borrowers, the Original Guarantors and any Acceding Guarantors (including, following an Integrated Merger Event, the Target Group Obligors) and “Obligor” means any of them.

“Obligors’ Agent” means TCN in its capacity as agent for the Obligors, pursuant to Clause 24.17 (Obligors’ Agent).

“OFCOM” means the UK Office of Communications;

“Original Financial Statements” means the audited consolidated financial statements of the TCN Group for the financial year ended 31 December 2003.

“Original Guarantor” means each of Telewest UK, TCN and the companies and partnerships listed in Schedule 2 (The Original Guarantors).”Original Obligors” means TCN and the Original Guarantors.

“Outstandings” means, at any time, the aggregate principal amount of each Advance outstanding under this Agreement.

“Parent Intercompany Debt” means any Indebtedness owed by any member of the TCN Group to Telewest UK or the Ultimate Parent from time to time or any convertible unsecured loan stock issued by any member of the TCN Group to Telewest UK or the Ultimate Parent and which is subordinated to the Facility pursuant to the terms of the Principal Intercreditor Deed.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Partnership Obligors” means each of the partnerships identified as such in Schedule 2 (Original Guarantors).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor to it.

“Permitted Auditors” means any of Pricewaterhouse Coopers, Ernst & Young, Deloitte & Touche or KPMG or any of their respective successors or any other internationally recognised firm of accountants.

“Permitted Capital Expenditure” has the meaning ascribed to it in Clause 17.2 (Permitted Capital Expenditure).

“Permitted Holders” shall mean any person who, together with any of its Affiliates, is the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of 5% or more of the outstanding Voting Stock of the Ultimate Parent on the date of this Agreement and any Affiliates of such person from time to time.

“Permitted Payments” means:

(a)           the payment of any dividend, payment, loan or other distribution, or the repayment of a loan or the redemption of loan stock or redeemable equity:

(i)            to implement any part of a Flextech Disposal; or

(ii)           made, at any time, to fund the payment of expenses (including taxes and the buy back of stock from employees) by any member of the Group the aggregate amount of such payments, prior to an Integrated Merger Event, being no greater than £20,000,000 per annum (or its equivalent in other currencies), or following an Integrated Merger Event, being no greater than £50,000,000 per annum (or its equivalent in other currencies), of which no more than £2,000,000 per annum (or its equivalent in other currencies) may be incurred in the buy back of stock from employees; or

(iii)         made at any time, to any Person, from Flextech Assets (including proceeds from a Flextech Disposal); or

(b)           the payment of any dividend, payment, loan or other distribution, or the repayment of a loan, or the redemption of loan stock or redeemable equity, in each case, which is required in order to facilitate the making of payments by any member of the Group required pursuant to:

(i)            the terms of the Finance Documents;

(ii)           the terms of any agreements for Financial Indebtedness which constitutes Serviceable Non-TCN Group Debt;

(iii)         the terms of the Senior Finance Documents, any Senior Debt Refinancing and any Second Lien Refinancing (or in each case, any guarantee of the obligations thereunder), to the extent such payment is permitted by the terms of the Principal

Intercreditor Deed, other than any payments in relation to any fees, costs, expenses, commissions or other payments required to be made in respect of any amendment, consent or waiver in respect of the Senior Finance Documents, any Senior Debt Refinancing or any such Second Lien Refinancing (or any guarantee of the obligations thereunder);

(iv)          any Hedging Agreement entered into by a member of the Group relating to currency or interest rate hedging of Financial Indebtedness referred to in sub-paragraphs (i), (ii) and (iii) above and which is not entered into for investment or speculative purposes;

(v)            the terms of the TCN Notes; or

(vi)          the terms of any Subordinated Funding within the meaning of paragraphs (a), (b), (c), (e)(i) or (e)(iii) of the definition thereof, to the extent required to facilitate any Permitted Payments allowed under sub-paragraphs (i) to (v) above, where, in the case of sub-paragraphs (i) to (v), the payment under the relevant Indebtedness or obligation referred to therein has fallen due or will fall due within five Business Days of such Permitted Payment being made.

“Plan” means any pension plan as defined in section 3(2) of ERISA, which (i) is maintained or contributed to by (or to which there is an obligation to contribute by) any member of the Group or an ERISA Affiliate, and each such plan for the 5 year period immediately following the latest date on which any member of the Group or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan and (ii) is subject to ERISA, but excluding any Multiemployer Plan.

“Post Merger Target Group Refinancing” means any Financial Indebtedness incurred at any time after an Integrated Merger Event (other than Target Group Refinancing Indebtedness), for the purposes of refinancing any Target Group Financial Indebtedness or any Target Group Refinancing Indebtedness, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable which is not inconsistent with standard market practice, in respect of such refinancing and any reasonable fees, costs and expenses incurred in connection with such refinancing, and in respect of which the following terms will apply:

(a)           the final maturity date or redemption of such refinancing occurs after the scheduled final maturity date or redemption date of the Target Group Financial Indebtedness or the Target Group Refinancing Indebtedness being refinanced;

(b)           the average life of the Post Merger Target Group Refinancing is not less than the remaining average life of the Target Group Financial Indebtedness or the Target Group Refinancing Indebtedness being refinanced at the time of such refinancing;

(c)           taking into account any hedging arrangements for the principal and interest on the Post Merger Target Group Refinancing, the interest rate per annum payable in cash on the Post Merger Target Group Refinancing or in the case of a floating rate loan, the applicable margin, shall not exceed the interest payable in cash, or as the case may be, the applicable margin, on the Target Group Financial Indebtedness or any Target Group Refinancing Indebtedness which is being refinanced; and

(d)           such Post Merger Target Group Refinancing is raised by (i) any member of the TCN Group provided that such Post Merger Target Group Refinancing is not (in the reasonable opinion of the Facility Agent having taken legal advice from counsel where appropriate) raised at a level which is structurally superior to the level at which the Target Group Financial Indebtedness or Target Group Refinancing Indebtedness being refinanced was raised or (ii) any other member of the Group which is not a member of the TCN Group.

“Prepayment Premium” means in relation to a prepayment an amount equal to the percentage of the principal amount of the Outstandings being prepaid as set out below opposite the relevant period:

Prepayment Date	Percentage
during the period commencing on the first day after the Non—Call Period and ending on the day before the Second Anniversary	2.0%
during the period commencing on the Second Anniversary and ending on the day before the Third Anniversary	1.0%
during the period commencing on the Third Anniversary	0.0%

“Principal Intercreditor Deed” means the intercreditor deed dated on or about the Closing Date between the Obligors, the Finance Parties, the Senior Finance Parties, the Existing Hedge Counterparties, the Existing Lease Parties, certain other members of the Group and others as the same may be amended, varied, supplemented, novated or restated from time to time.

“Pro Forma Debt Service of Target” means the aggregate of:

(a)           Pro Forma Target Group Total Interest Charges in respect of the Semi-Annual Period ending on the Quarter Date immediately prior to the Integrated Merger Event; and

(b)           save to the extent projected to be immediately reborrowed, all projected scheduled payments of principal, capital or nominal amounts in respect of Pro Forma Target Group Debt which fall due during the twelve month period after the effective date of the Integrated Merger Event divided by two but excluding, for the avoidance of doubt, any amounts prepaid on the effective date of the Integrated Merger Event.

“Pro Forma Target Group Debt” means (without double counting) the projected aggregate principal, capital or nominal amount (including any Total Interest Charges capitalised as principal) of Target Group Financial Indebtedness and Target Group Refinancing Indebtedness which in each case, will remain owing by any member of the Target Group as at the close of business on the proposed effective date of the Integrated Merger Event excluding any Financial Indebtedness owed by any member of the Target Group to another member of the Target Group or the TCN Group and any Subordinated Funding (as defined herein or as it relates to the Target in any relevant agreement with respect to Target Group Financial Indebtedness) (for the purposes of this definition, “Target Group” excludes any member of the Target Group that is not a Target Group Obligor and any other member of the Target Group which has not been designated as a member of the TCN Group).

“Pro Forma Target Group Senior Debt” means (without double counting) the projected aggregate principal, capital or nominal amount (including any Total Interest Charges capitalised as principal) of Target Group Financial Indebtedness and Target Group Refinancing Indebtedness incurred on a senior unsubordinated basis which in each case, will remain owing by any member of the Target Group as at the close of business of the proposed effective date of the Integrated Merger Event but excluding any Financial Indebtedness owed by any member of the Target Group to another member of the Target Group or the TCN Group and any Subordinated Funding (as defined herein or as it relates to the Target in any relevant agreement with respect to Target Group Financial Indebtedness) (for the purposes of this definition, “Target Group” excludes any member of the Target Group that is not a Target Group Obligor and any other member of the Target Group which has not been designated as a member of the TCN Group).

“Pro Forma Target Group Total Interest Charges” means, in respect of any period, the aggregate amount of Total Interest Charges (but excluding for the avoidance of doubt, any fees payable or amortised during such period) which would have accrued during that period on the Pro Forma Target Group Debt as at the close of business on the proposed effective date of the Integrated Merger Event, at the rates of interest and commitment commission which would have applied to Pro Forma Target Group Debt but deducting any Total Interest Charges which would have been receivable by any member of the Target Group during such period (for the purposes of this definition, “Target Group” excludes any member of the Target Group that is not a Target Group Obligor and any other member of the Target Group which has not been designated as a member of the TCN Group).

“Project Company” means a Subsidiary of a company (or a person in which such company has an interest) which has a special purpose and whose creditors have no recourse to any member of the TCN Group in respect of Financial Indebtedness of that Subsidiary or person, as the case may be, or any of such Subsidiary’s or person’s Subsidiaries (other than recourse to such member of the TCN Group who had granted an Encumbrance over its shares or other interests in such Project Company beneficially owned by it provided that such recourse is limited to an enforcement of such an Encumbrance).

“Proportion” in relation to a Lender, means:

(a)           in relation to an Advance to be made under this Agreement, the proportion borne by such Lender’s Available Commitment in respect of the Facility and the relevant Borrower to the Available Facility; and

(b)           in relation to an Advance or Advances outstanding under this Agreement, the proportion borne by such Lender’s share of such Advance or Advances.

“Protected Party” means a Finance Party or any Affiliate of a Finance Party which is or will be, subject to any Tax Liability in relation to any amount payable under or in relation to a Finance Document.

“Qualifying Lender” means a Lender which is either:

(a)           a UK Bank Lender;

(b)           a UK Treaty Lender; or

(c)           a UK Non-Bank Lender.

“Quarter Date” means (i) in relation to the TCN Group, each of 31 March, 30 June, 30 September and 31 December in each year and (ii) in relation to the Target Group for any period prior to an Integrated Merger Event, each of the quarter dates in the financial year of the Target Group as at which quarterly financial information is prepared for the Target Group.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, the first day of that period.

“Reference Banks” means the principal London offices of Barclays Bank PLC, The Royal Bank of Scotland plc and Citibank, N.A. or such other bank or banks as may be appointed as such by the Facility Agent after consultation with TCN.

“Relevant Page” means the page of the Reuters or Telerate screen on which is displayed in relation to LIBOR for Sterling or, if such page or service shall cease to be available, such other page or service which displays the London interbank offered rates for Sterling as the Facility Agent, after consultation with the Lenders and TCN, shall select.

“Repeating Representations” means the representations and warranties set out in Clauses 15.1 (Due Organisation), 15.4 (No Immunity), 15.5 (Governing Law and Judgments), 15.6 (All Actions Taken), 15.8 (Binding Obligations), 15.10 (No Event of Default), 15.17 (Execution of Finance Documents), 15.26 (Investment Company Act), 15.27 (Public Utility Holding Company Act), 15.33 (U.S. Patriot Act), 15.34 (Compliance with ERISA) and 15.35 (Liabilities of the US Borrower).

“Reportable Event” means an event described in section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those in respect of which the 30-day notice period is waived under subsection .22, ..23, .25, .27 or .28 of PBGC Regulation section 4043.

“Reservations” means:

(a)           the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable law, the possibility that an undertaking to assume liability for or to indemnify against non-payment of any stamp duty or other tax may be void, defences of set-off or counterclaim and similar principles;

(b)           anything analogous to any of the matters set out in paragraph (a) above under any laws of any applicable jurisdiction;

(c)           the reservations in or anything disclosed by any of the Legal Opinions;

(d)           any circumstance arising through a failure to obtain any consent from the lenders under the Existing Credit Facility to (i) the execution of the Finance Documents or the Senior Finance Documents, (ii) the exercise of any rights or the performance of any obligations under the Finance Documents or the Senior Finance Documents or (iii) any other matter contemplated by the Finance Documents or the Senior Finance Documents; and

(e)           any circumstance arising through a failure to obtain any consent from any lessor, licensor or other counterparty whose consent is required to the grant of any Security over any lease, licence or other agreement or contract on or before the execution of a Security Document.

“Restricted Party” means any person listed in the Annex to the Executive Order referred to in the definition of “Anti-Terrorism Laws” or on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury;

“Revolving Facility” has the meaning given to such term in the Senior Facilities Agreement.

“Scottish Obligors” means each of the companies identified as such in Schedule 2 (Original Guarantors).

“Second Anniversary” means the date falling 24 months after the Closing Date.

“Second Lien Refinancing” means any Financial Indebtedness incurred for the purposes of refinancing a portion (but not all) of the Facility including any Financial Indebtedness incurred for the purpose of the payment of a portion of the principal, interest, fees, expenses, commissions, make whole and any other contractual premium payable under the Facility and any reasonable fees, costs and expenses incurred in connection with such refinancing, in respect of which the following terms apply:

(a)           the final maturity date or redemption date of such refinancing (including without limitation, the payment of any accreting principal in respect of any make whole premium payable on any notes issued at a discount) occurs on or after the scheduled redemption date in respect of the Facility;

(b)           the average life of the Second Lien Refinancing is at least equal to the remaining average life of the Facility, as at the time of such refinancing;

(c)           the Financial Indebtedness constituted by any Second Lien Refinancing is pari passu with or, at the Borrower’s option, structurally and/or contractually subordinated to the Facility;

(d)           any security granted in connection with such refinancing shall be over no assets other than those the subject of the Security and not materially more favourable to the beneficiaries thereof taken as a whole than the security granted in respect of the Facility; and

(e)           immediately upon completion of such refinancing, TCN is able to show compliance with the financial covenants set out in paragraphs (b) and (c) of Clause 17.1 (Ratios) calculated on a pro forma basis for each of the twelve month periods immediately preceding and following the date of such refinancing.

“Security” means the Encumbrances created or purported to be created pursuant to the Security Documents.

“Security Documents” means:

(a)           each of the Initial Security Documents;

(b)           any security documents required to be delivered by an Acceding Guarantor pursuant to Clause 20.1 (Acceding Guarantors);

(c)           in relation to any Integrated Merger Event, any security documents granted in favour of the Security Trustee by any member of the Target Group pursuant to the Merger Event Conditions;

(d)           any other document executed at any time by any member of the Group conferring or evidencing any Encumbrance for or in respect of any of the obligations of the Obligors under this Agreement whether or not specifically required by this Agreement; and

(e)           any other document executed at any time pursuant to Clause 18.12 (Further Assurance) or any similar covenant in any of the Security Documents referred to in paragraph (a) to (d) above.

“Semi-Annual Period” means each period of six months ending on a Quarter Date.

“Senior Debt Refinancing” means, subject to the terms of the Principal Intercreditor Deed, any Financial Indebtedness incurred for the purposes of refinancing all or any portion of the Senior Facilities, including any Financial Indebtedness incurred for the purpose of the payment of all or any portion of the principal, interest, fees, expenses, commissions, make whole and any other contractual premium payable under the Senior Facilities and any reasonable fees, costs and expenses incurred in connection with such refinancing.

“Senior Facilities Agreement” means the senior facilities agreement dated as at the date of this Agreement and made between, inter alios, TCN, Telewest UK, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London, GE Capital Structured Finance Group Limited and The Royal Bank of Scotland plc as Mandated Lead

Arrangers, Barclays Bank PLC as Facility Agent, US Paying Agent and Security Trustee, GE Capital Structured Finance Group Limited as Administrative Agent and the Senior Lenders.

“Senior Facilities” means the £1,550,000,000 multi-currency term and revolving loan facilities made available to TCN and the US Borrower under the Senior Facilities Agreement.

“Senior Finance Documents” means the Finance Documents (as defined in the Senior Facilities Agreement).

“Senior Finance Parties” means the “Finance Parties” as such term is defined in the Senior Facilities Agreement.

“Senior Lenders” means the “Lenders” as defined in the Senior Facilities Agreement.

“Serviceable Non-TCN Group Debt” means:

(a)           Financial Indebtedness arising under any Guaranteed Parent Debt;

(b)           upon the occurrence of an Integrated Merger Event, and subject to satisfaction of the test set out in paragraph (f) of the definition of “Merger Event Integration Tests”, any Target Group Acquisition Indebtedness and at any time thereafter, any Target Group Acquisition Refinancing Indebtedness which, in any case, TCN has designated as Serviceable Non-TCN Group Debt by notice in writing to the Facility Agent delivered not less than 5 Business Days’ prior to the Integrated Merger Event or the incurrence of the Target Group Acquisition Refinancing Indebtedness, as the case may be;

(c)           upon the occurrence of a Merger Event, or if later, at the time such Financial Indebtedness was incurred, any Target Group Financial Indebtedness and any Target Group Refinancing Indebtedness which TCN has designated as Serviceable Non-TCN Group Debt by notice in writing to the Facility Agent delivered not less than 5 Business Days’ prior to the Merger Event or the incurrence of such Financial Indebtedness, as the case may be;

(d)           upon or at any time after an Integrated Merger Event, any Post Merger Target Group Refinancing which TCN has designated as Serviceable Non-TCN Group Debt by notice in writing to the Facility Agent delivered not less than 5 Business Days’ prior to the incurrence of such Post Merger Target Group Refinancing; and

(e)           any Telewest Global Debt not described in paragraphs (a) to (d) above where TCN has provided not less than 5 Business Days’ prior written notice to the Facility Agent designating such Financial Indebtedness as Serviceable Non-TCN Group Debt,

in the case of paragraphs (b), (c) and (d), to the extent only of the principal amounts so designated at the relevant time and provided that any Serviceable Non-TCN Group Debt other than Serviceable Non-TCN Group Debt consisting of Guaranteed Parent Debt which thereafter ceases to constitute Guaranteed Parent Debt shall thereafter at all times remain Serviceable Non-TCN Group Debt

“Standard & Poor’s” means Standard & Poor’s Ratings Group or any successor thereof.

“Statutory Requirements” means any applicable provision or requirement of any Act of Parliament (including without limitation, the Communications Act 2003 and the Broadcasting Acts 1990 and 1996) or any instrument, rule or order made under any Act of Parliament or any regulation or by-law of any local or other competent authority or any statutory undertaking or statutory company which has jurisdiction in relation to the carrying out, use, occupation, operation of the properties or the businesses of any member of the TCN Group carried out thereon.

“Subordinated Funding” means any loan made to any TCN Group Obligor by any member of the Group that is not a TCN Group Obligor or by any member of the Flextech Group which:

(a)           constitutes Parent Intercompany Debt;

(b)           arises under any intercompany loan agreements or any convertible unsecured loan stock or redeemable preference shares issued by a TCN Group Obligor;

(c)           is an intercompany loan existing as at the date of this Agreement (including any inter-company loan the benefit of which has, at any time after the date of this Agreement, been assigned to any other member of the Group where such assignment is not otherwise prohibited by this Agreement);

(d)           constitutes Equity Equivalent Funding; or

(e)           in circumstances where, upon and following an Integrated Merger Event, the members of the Target Group do not constitute Subsidiaries of TCN:

(i)            constitutes a loan made by a member of the Group which is not a TCN Group Obligor to a Target Group Obligor which exists as at the effective date of the Integrated Merger Event;

(ii)           constitutes Equity Equivalent Funding; or

(iii)         is made by a member of the Group (other than a TCN Group Obligor) which is a direct parent of any TCN Group Obligor to the Target and which may or may not thereafter be contributed into or invested in the Target Group, provided that, in the case of paragraphs (b), (c), (d) and (e), the relevant debtor and creditor are party to the Principal Intercreditor Deed as an Intergroup Debtor or Intergroup Creditor (as such terms are defined in the Principal Intercreditor Deed), respectively, or such other subordination arrangements as may be satisfactory to the Facility Agent, acting reasonably.

“Subscriber” means any person who has entered into an agreement (which has not expired or been terminated) with a TCN Group Obligor to be provided with services by a TCN Group Obligor through the operation of telecommunications and television systems operated by the TCN Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws (including any part of such system and all modifications, substitutions, replacements, renewals and extensions made to such systems).

“Subsidiary” of a person means (a) any company or entity directly or indirectly controlled by such person (for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent. of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity) and (b) (for the purpose only of the preparation of the financial statements to be prepared pursuant to Clause 16.1 (Financial Statements) and the undertakings in Clause 17 (Financial Condition) a company that is consolidated with such person in accordance with GAAP.

“Supplement” means the supplement to the Information Memorandum dated 20 December 2004.

“Successful Syndication” has the meaning given to it in the Fee Letter referred to in Clause 10.1 (Arrangement and Underwriting Fee).

“Syndication Date” means the date specified by the Mandated Lead Arrangers (and notified to the Facility Agent and TCN) as the day on which Successful Syndication has occurred.

“Target” means a person whose principal area of business is substantially the business of the TCN Group (or any part of it) and whose operations are based predominantly in the United Kingdom.

“Target Group” means the Target (or to the extent applicable, any Holding Company of the Target) and its Subsidiaries as at the date on which the Merger Event has or is deemed to have occurred and thereafter shall mean, the Target (or to the extent applicable, any Holding Company of the Target) and its Subsidiaries from time to time.

“Target Group Acquisition Indebtedness” means any Financial Indebtedness raised by any member of the Group (other than a member of the TCN Group) the proceeds of which have been or are to be used to finance the acquisition of the Target Group and any reasonable fees, costs and expenses incurred in relation to the same.

“Target Group Acquisition Refinancing Indebtedness” means any Financial Indebtedness incurred by any member of the Group (other than a member of the TCN Group) to refinance all or any part of the Target Group Acquisition Indebtedness, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable in respect thereof, in respect of such refinancing and any reasonable fees, costs and expenses incurred in connection with such refinancing, and in respect of which the following terms apply:

(a)           the final maturity date or redemption of such refinancing occurs after the scheduled final maturity date or redemption date of the Target Group Acquisition Indebtedness being refinanced;

(b)           the average life of the Target Group Acquisition Refinancing Indebtedness is not shorter than the remaining average life of the Target Group Acquisition Indebtedness being refinanced at the time of such refinancing;

(c)           taking into account any hedging arrangements for the principal and interest on the Target Group Acquisition Refinancing Indebtedness, the interest rate per annum payable in cash, or in the case of a floating rate loan, the applicable margin, on such Target Group Acquisition Refinancing  Indebtedness shall not exceed the interest payable in cash, or as the case may be, the applicable margin, on Target Group Acquisition Indebtedness which is being refinanced; and

(d)           such Target Group Acquisition Refinancing Indebtedness is structurally subordinated to the Facility.

“Target Group Capital Expenditure” means, in respect of any period, the aggregate amount of all expenditures of the Target Group on property, plant and equipment, excluding for the purposes of paragraph (b)(i) of the definition of Target Group Cash Flow:

(a)           any such expenditure on the replacement or restoration of assets to the extent paid for by any insurance award or condemnation award with respect to the assets being replaced or restored;

(b)           any such capital expenditure for acquisitions, investments or joint ventures; and

(c)           any such capital expenditure made with proceeds of Financial Indebtedness, equity proceeds or proceeds of any asset disposition.

“Target Group Cash Flow” means, in respect of any period, Target Group Net Operating Cash Flow for that period after:

(a)           adding back:

(i)            any decrease in the amount of Working Capital of the Target Group at the end of such period compared against the Working Capital of the Target Group at the start of such period;

(ii)           all cash extraordinary or non-recurring gains during that period to the extent not included in Target Group Net Operating Cash Flow; and

(iii)         any amount received in cash in that period by members of the Target Group (other than by or in respect of any Excluded Target Group Member) in respect of income and related taxes;

(b)           deducting:

(i)            the actual Target Group Capital Expenditure of members of the Target Group (other than by or in relation to the business of any Excluded Target Group Member) during such period;

(ii)           any increase in the amount of Working Capital of the Target Group at the end of such period compared against the Working Capital of the Target Group at the start of that period;

(iii)         any amount paid in cash in that period by any member of the Target Group (other than by or in relation to the business of any Excluded Target Group Member) in respect of income and related taxes

(iv)          all cash extraordinary or non-recurring losses during that period to the extent not included in Target Group Net Operating Cash Flow; and

(v)            any amount paid in cash in that period in respect of dividends, distributions, loans, investments or other similar payments made or paid during such period by any member of the Target Group (other than any Excluded Target Group Member) to any person who is not a member of the Target Group and any cash charges falling under sub-paragraph (h) of “Target Group Net Operating Cash Flow” which have been added back for the purposes of calculating such definition, provided that (A) in no event shall amounts constituting Target Group Debt Service be deducted from Target Group Cash Flow, (B) no amount shall be included or excluded more than once and (C) in the event the Target is NTL Incorporated or any of its Subsidiaries, “Target Group Cash Flow” shall have the meaning set forth for “Bank Group Cash Flow” in the NTL Credit Facility.

“Target Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the Target Group for that period as evidenced by the financial statements of the Target Group for such period.

“Target Group Debt Service” means, in respect of any period, the aggregate of:

(a)           the Total Interest Charges in respect of such period; and

(b)           save to the extent immediately reborrowed, the aggregate of all scheduled payments in such period of principal, capital or nominal amounts in respect of Target Group Financial Indebtedness or Target Group Refinancing Indebtedness;

provided that, in the event the Target is NTL Incorporated or any of its Subsidiaries, “Target Group Debt Service” shall have the meaning set forth for “Consolidated Debt Service” in the NTL Credit Facility.

“Target Group Financial Indebtedness” means:

(a)           Financial Indebtedness of the Target Group existing as at the date on which a Merger Event has or is deemed to have occurred to the extent not incurred in contemplation of the Merger Event; and

(b)           Financial Indebtedness constituting Target Group Interim Indebtedness,

but excluding any Financial Indebtedness owed by one member of the Target Group to another member of the Target Group and following an Integrated Merger Event, any Financial Indebtedness owed by one member of the Target Group to a member of the TCN Group, any Financial Indebtedness constituted by guarantees of the Facility, the Senior Facility and any Subordinated Funding.

“Target Group Interim Indebtedness” means Financial Indebtedness incurred by the Target Group between the effective date of an Unintegrated Merger Event and the effective date of an Integrated Merger Event.

“Target Group Net Operating Cash Flow” means, in respect of any period, the Net Income for such period of the Target Group (excluding for this purpose any Excluded Target Group Member), determined in accordance with GAAP as then in effect and adding back (or deducting, as the case may be) (only to the extent used in arriving at Net Income of the Target Group):

(a)           non-cash gains or losses, whether extraordinary, recurring or otherwise (excluding however any non-cash charge to the extent that it represents amortisation of a prepaid expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and including without limitation non-cash expenses for compensation relating to the granting of options and restricted stock, sale of stock and similar arrangements;

(b)           taxes or benefits in respect of taxes;

(c)           foreign currency transaction gains and losses and foreign currency translation differences;

(d)           other non-operating gains and losses, including the costs of, and accounting for, financial instruments and gains and losses on disposals of fixed assets;

(e)           interest expense and interest income including, without limitation, amortisation of debt issuance cost and debt discount;

(f)            depreciation and amortisation;

(g)           extraordinary items;

(h)           at the election of TCN, cash charges resulting from any third party professional, advisory, legal and accounting fees and out-of-pocket expenses reasonably incurred in connection with, an acquisition or investment, any financing, any disposal, any separation of any part of parts of its business anticipated under the Target Facility Agreement (as defined in the Principal Intercreditor Deed) (a “Target Separation”) or any Merger Event (in any such case, whether completed or not) provided that (i) in connection with a Merger Event or Target Separation, the aggregate amount added back in respect of such fees and expenses shall not exceed £10,000,000 (or to the extent the aggregate of such fees and expenses do exceed £10,000,000, any amount above such limit provided that a corresponding amount shall be deducted from any availability under, at TCN’s option, either or both of the baskets set out in paragraph (i) below) and (ii) in connection with any other transactions contemplated under this sub-paragraph (h), the aggregate amount added back in respect of such fees and expenses shall not exceed £20,000,000;

(i)            cash charges resulting from severance, integration and other adjustments made as a result of:

(i)            Target Separation (or any part of a Target Separation) up to £15,000,000 in aggregate (where such charges have been certified by a duly authorised officer of the Target as being directly attributable to a Target Separation); and

(ii)           a Merger Event, but only to the extent that such charges do not exceed £125,000,000 in the First Period and £75,000,000 in the Second Period where the term “First Period” means the period (A) commencing on the later of (1) four months prior to the closing of the Merger Event and (2) the public announcement by the Ultimate Parent, Telewest UK or any other member of the TCN Group that the parties to the Merger Event have signed a merger agreement (or similar agreement) (or in the case of a Merger Event governed by the Takeover Code of the United Kingdom, that there is a firm intention to effect a Merger Event), and ending on (B) the date which is twelve months after the closing of the Merger Event, and the term “Second Period” means the twelve month period after such First Period (in each case, where such charges have been certified by a duly authorised officer of the Target as being directly attributable to the Merger Event);

(j)            any cash costs incurred by the Target Group during such period (if any) and payable to any third party in relation to any scheme of arrangement, restructuring or recapitalisation which was initiated prior to the date of this Agreement; and

(k)           cumulative changes in GAAP as at the date of this Agreement;

provided that, in the event the Target is NTL Incorporated or any of its Subsidiaries, “Target Group Net Operating Cash Flow” shall have the meaning set forth for “Bank Group Covenant Profit” in the NTL Credit Facility.

“Target Group Obligors” means any member of the Target Group that becomes an Obligor under this Agreement, pursuant to the provisions of Clause 20.1 (Acceding Guarantors).

“Target Group Refinancing Indebtedness” means any Financial Indebtedness incurred at any time prior to an Integrated Merger Event by any member of the Group other than a member of the TCN Group or upon or immediately following an Integrated Merger Event, incurred by any member of the Group (other than any member of the TCN Group which was also a member of the TCN Group immediately prior to the Integrated Merger Event), in each case, to refinance all or any part of the Target Group Financial Indebtedness, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable in respect thereof, in respect of such Target Group Financial Indebtedness and any fees, costs and expenses incurred in connection with such refinancing.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any tax.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment made or to be made under a Finance Document.

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Tax Liability” has the meaning set out in paragraph (e) of Clause 11.2 (Tax Indemnity).

“Tax Payment” means the increase in any payment made by an Obligor to a Finance Party under paragraph (c) of Clause 11.1 (Tax Gross-up) or any amount payable under paragraph (d) of Clause 11.1 (Tax Gross-up) or under Clause 11.2 (Tax Indemnity).

“TCN Eurobond” means one or more listed notes issued by TCN to the US Borrower after the date hereof in exchange for and satisfaction of the TCN Short Term Notes, as the same may be amended, supplemented, restated, increased, replaced or otherwise modified from time to time as permitted under this Agreement.

“TCN Group” means TCN and its direct and indirect Subsidiaries and associated partnerships but (a) excluding the Excluded Subsidiaries and (b) following an Integrated Merger Event including each Target Group Obligor and each other person which was a Subsidiary or Holding Company of the Target immediately prior to the Integrated Merger Event which is designated as a member of the TCN Group by TCN pursuant to Clause 18.19 (Notice of Integrated Merger Event) or by notice to the Facility Agent from time to time and for so long as such company is a member of the Group.

“TCN Group Consolidated Revenues” means, in respect of any period, the consolidated revenues for the TCN Group for that period as evidenced by the financial information provided in respect of that period pursuant to Clause 16.1 (Financial Statements).

“TCN Group Obligor” means a member of the TCN Group that is an Obligor hereunder.

“TCN Notes” means the TCN Short Term Notes or the TCN Eurobond as applicable.

“TCN Short Term Notes” means the notes in the initial aggregate amount of £ [•] and $ [•] to be issued by TCN to the US Borrower on the date of Utilisation hereunder.

“Telecommunications, Cable and Broadcasting Laws” means the Telecommunications Act 1984, the Cable and Broadcasting Act 1984, the Broadcasting Act 1990 (together with the Broadcasting Act 1996), the Communications Act 2003 and all other laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the TCN Group, and/or the business carried on by, any member of the TCN Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Telewest” means Telewest Communications plc (company registration number 2983307).

“Telewest Global Debt” means any Financial Indebtedness of the Ultimate Parent or one or more of its Subsidiaries (other than a member of the TCN Group).

“Termination Date” means the date falling 30 days after the date of this Agreement.

“TGD Intercreditor Agreement” means, to the extent any Guaranteed Parent Debt is issued, one or more intercreditor deeds between certain of the Obligors, the Finance Parties and the indenture trustee or other representative of the lenders in respect of such Guaranteed Parent Debt, as the same may be amended, supplemented, novated or restated from time to time.

“Third Anniversary” means the date falling 36 months after the Closing Date.

“Total Interest Charges” means, in relation to any period, (A) the total amount (without duplication) of (i) all interest, amounts in the nature of interest and commitment, non-utilisation and other periodic fees and commissions accruing in respect of Financial Indebtedness (including in respect of obligations under finance or capital leases or hire purchase payments but excluding amortisation of underwriting, arrangement and similar upfront fees and debt issuance costs) paid or payable by the TCN Group during such period plus (ii) net cash amounts paid or payable by the TCN Group (or minus net cash amounts received or receivable by the TCN Group), as the case may be, under Interest Rate Agreements, in each case in respect of such period plus (iii) discounts suffered and repayment premiums payable by the TCN Group in respect of Financial Indebtedness during such period, in each case to the extent applicable GAAP requires that such discounts and premiums be treated as or in like manner to interest plus (iv) discount fees and acceptance fees payable by the TCN Group or deducted in respect of any Financial Indebtedness of the TCN Group (including all fees payable in connection with any Documentary Credit, any other letters of credit or guarantees and any Ancillary Facility) plus (v) any cash amounts paid or payable by the TCN Group in respect of such period in the form of Permitted Payments the proceeds of which are intended to enable the recipient thereof to fund the payment of amounts owed by such recipient in respect of items of the type described in clauses (i) through (iv) above plus (vi) any other costs, expenses and deductions of the like effect minus (B) all interest received by the TCN Group in respect of cash on deposit with banks or financial institutions, in each case during such period, in the case of each of clauses (i) to (vi) above, excluding any adjustments to such amounts relating to the application of fresh start accounting principles.

“Transfer Agreement” means the agreement dated 12 July 2004 between Telewest Communications plc, Telewest UK and the Ultimate Parent pursuant to which substantially all of the assets of Telewest Communications plc (including the entire issued share capital of TCN) were transferred to Telewest UK.

“Transfer Date” means, in relation to any Transfer Deed, the effective date of such transfer as specified in such Transfer Deed.

“Transfer Deed” means a duly completed deed of transfer and accession substantially in the form set out in Schedule 3 (Form of Deed of Transfer and Accession) which has been executed as a deed by a Lender and a Transferee whereby such Lender seeks to transfer to such Transferee all or a part of such Lender’s rights, benefits and obligations under this Agreement as contemplated in Clause 31 (Assignments and Transfers) and such Transferee agrees to accept such transfer and to be bound by this Agreement and to accede to the Principal Intercreditor Deed and, if applicable, any other relevant intercreditor agreement.

“Transferee” means a bank or other institution to which a Lender seeks to transfer all or part of its rights, benefits and obligations under this Agreement pursuant to and in accordance with Clause 31 (Assignments and Transfers).

“UK Bank Lender” means, in relation to a payment of interest on a participation in an Advance, a Lender which is beneficially entitled to and within the charge to United Kingdom corporation tax as regards that payment and (a) if the participation in that Advance was made by it, is a Lender which is a “bank” (as defined for the purposes of section 349 of the Taxes Act in section 840A of the Taxes Act) or (b) if the participation in that Advance was made by a different person, such person was a “bank” (as defined for the purposes of section 349 of the Taxes Act in section 840A of the Taxes Act) at the time that Advance was made.

“UK Non-Bank Lender” means, in relation to a payment of interest on an Advance:

(a)           a Lender which is beneficially entitled to the income in respect of which that payment is made and is a UK Resident company (the first condition set out in section 349B of the Taxes Act); or

(b)           a Lender which satisfies one of the other conditions set out in section 349B of the Taxes Act,

where the Board of the Inland Revenue has not given a direction under section 349C of the Taxes Act which relates to that payment of interest.

“UK Resident” means a person who is resident in the United Kingdom for the purposes of the Taxes Act and “non-UK Resident” shall be construed accordingly.

“UK Treaty Lender” means in relation to a payment of interest on an Advance, a Lender which is entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in Advances made to TCN) on interest under a Double Taxation Treaty and which does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in that Advance is effectively connected and, in relation to any payment of interest on any Advance made by that Lender, TCN has received notification in writing from the Board of the Inland Revenue authorising it to pay interest on such Advances without any Tax Deduction.

“Ultimate Parent” means Telewest Global, Inc., incorporated in the State of Delaware, United States of America, whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America and references to the Ultimate Parent shall include (save in the case of the definitions of Change of Control and Permitted Holders) any company which, after the date hereof, becomes a Holding Company of Telewest Global, Inc. and, following a Merger Event pursuant to which the Ultimate Parent is amalgamated, consolidated or merged into a member of the Target Group, the relevant surviving entity.

“Unfunded Current Liability” means, in relation to any Plan, the amount, if any, by which the value of the accumulated plan benefits under that Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unintegrated Merger Event” means a Merger Event has occurred but an Integrated Merger Event has not occurred.

“Unpaid Sum” means any sum due and payable by an Obligor under this Agreement but unpaid.

“US Borrower” means Telewest Global Finance LLC, a limited liability company incorporated in Delaware, United States of America.

“US Borrower Security Documents” means the Initial Security Documents listed in paragraphs 4 and 6 of Part 3 of Schedule 4 (Initial Security Documents).

“Utilisation” means the utilisation of the Facility under this Agreement by way of an Advance.

“Utilisation Date” means the date on which an Advance is (or is requested) to be made in accordance with the terms of this Agreement.

“Utilisation Request” means a duly completed notice in the form set out in Part 1 to Schedule 5 (Form of Utilisation Request).

“Voting Stock” of a person means all classes of capital stock, share capital or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Working Capital” means, in respect of any person or group on any date, Current Assets less Current Liabilities of such person or group.

1.2          Accounting Expressions

All accounting expressions which are not otherwise defined in this Agreement shall be construed in accordance with GAAP.

1.3          Construction

Unless a contrary indication appears, any reference in this Agreement to:

the “Facility Agent”, the “US Paying Agent”, a “Mandated Lead Arranger”, the “Security Trustee”, a “Hedge Counterparty or a “Lender” shall be construed so as to include their respective and any subsequent successors, Transferees and permitted assigns in accordance with their respective interests;

“agreed form” means, in relation to any document, in the form agreed by or on behalf of the Mandated Lead Arrangers and TCN prior to the date of this Agreement;

a reference to “Barclays Capital” is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC;

“company” includes any body corporate;

“continuing” in relation to an Event of Default, or a Default shall be construed as meaning that (a) the circumstances constituting such Event of Default or Default continue and (b) neither the Facility Agent (being duly authorised to do so) nor the Lenders have waived in accordance with this Agreement, such of its or their rights under this Agreement as arise as a result of that event;

“determines” or “determined” means, except as otherwise provided herein, a determination made in the absolute discretion of the person making the determination;

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Facility Agent’s Spot Rate of Exchange at or about 11:00 a.m. on the relevant date for the purchase of the first currency with the second currency or for the purposes of determining any amounts testing any covenant or determining whether an Event of Default has occurred under this Agreement:

(a)           in the case of any basket or threshold amount qualifying a covenant:

(i)            in order to determine how much of such basket has been used at any time, for each transaction entered into in reliance upon the utilisation of such basket or in reliance upon such threshold not being reached prior to such time, the date upon which such transaction was entered into; and

(ii)           in order to determine the permissibility of a proposed transaction, on the date upon which the permissibility of that transaction is being tested for the purposes of determining compliance with that covenant; and

(b)           in the case of any basket or threshold amount relating to an Event of Default, the date on which the relevant event is being assessed for the purposes of determining whether such Event of Default has occurred, provided that in the case of Financial Indebtedness proposed to be incurred to refinance other Financial Indebtedness denominated in a currency other than Sterling or other than the currency in which such refinanced Financial Indebtedness is denominated, if such refinancing would cause any applicable Sterling-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Sterling-denominated restriction shall be deemed not to be exceeded so long as the principal amount of such refinancing Financial Indebtedness does not exceed the principal amount of such Financial Indebtedness being refinanced in the applicable currency at the then current exchange rate.

“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (provided that in any reference to “months” only the last month in a period shall be construed in the aforementioned manner);

a “repayment” shall include a “prepayment” and references to “repay” or “prepay” shall be construed accordingly;

a “person” shall be construed as a reference to any person, firm, company, whether with limited liability or otherwise, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

“VAT” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

“wholly-owned Subsidiary” of a company shall be construed as a reference to any company which has no other members except that other company and that other company’s wholly-owned Subsidiaries or nominees for that other company or its wholly-owned Subsidiaries; and

the “winding-up”, “dissolution” or “administration” of a company shall be construed so as to include any equivalent or analogous proceedings under the Law of the jurisdiction in which such company is incorporated, established or organised or any jurisdiction in which such company carries on business, including the seeking of liquidation, winding-up, dissolution, administration, adjustment, protection from creditors or relief of debtors.

1.4          Currency

 “£” and “Sterling” denote the lawful currency of the United Kingdom and “$” and “Dollars” denote the lawful currency of the United States of America.

1.5          Statutes

Any reference in this Agreement to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re-enacted.

1.6          Time

Any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to London time.

1.7          References to Agreements

Unless otherwise stated, any reference in this Agreement to any agreement or document (including any reference to this Agreement) shall be construed as a reference to:

(a)           such agreement or document as amended, varied, novated or supplemented from time to time;

(b)           any other agreement or document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)           any other agreement or document entered into pursuant to or in accordance with any such agreement or document.

1.8          Principal Intercreditor Deed

Each of the parties to this Agreement agree and acknowledge that this Agreement is entered into, subject to the terms of the Principal Intercreditor Deed and in the event of any inconsistency between this Agreement and the Principal Intercreditor Deed the terms of the Principal Intercreditor Deed shall prevail.

2.             THE FACILITY

2.1          The Facility

The Lenders grant to the Borrowers, upon the terms and subject to the conditions of this Agreement, a term loan facility in an amount of £250,000,000 (the “Facility”) which shall be available in Sterling by way of no more than one drawing by each of the Borrowers on the Closing Date provided that drawings shall be made by each of the Borrowers in such proportions as the Facility Agent shall have notified TCN prior to the first drawing hereunder.

2.2          Purpose

(a)           The Facility, together with cash on hand of TCN and the proceeds of the Senior Facilities are intended to finance, directly or indirectly, the repayment in full of all amounts due and payable under the Existing Credit Facility (including without limitation, by way of principal, interest, break costs, fees and expenses, commission and any other premiums), any fees, costs and expenses due and payable under the Finance Documents and the Senior Finance Documents and any other fees, costs and expenses incurred by the Obligors in connection with the negotiation and preparation of the Finance Documents and the Senior Finance Documents.

(b)           The US Borrower shall apply all amounts borrowed by it under this Agreement in or towards funding of the TCN Short Term Notes, and TCN shall apply all amounts borrowed under this

Agreement and the TCN Short Term Notes in or towards satisfaction of the purposes referred to in paragraph (a).

(c)           None of the Finance Parties shall be obliged to concern themselves with the application of any amounts borrowed under this Agreement.

2.3          Several Obligations

The obligations of each Finance Party under this Agreement are several and the failure by a Finance Party to perform any of its obligations under this Agreement shall not affect the obligations of any of the Obligors towards any other party to this Agreement nor shall any other party be liable for the failure by such Finance Party to perform its obligations under this Agreement.

2.4          Several Rights

The rights of each Finance Party are several and any debt arising under this Agreement at any time from an Obligor to any Finance Party to this Agreement shall be a separate and independent debt.  Each Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.

3.             CONDITIONS

3.1          Conditions Precedent

The obligations of the Lenders to make the Facility available shall be conditional upon the Facility Agent having confirmed to TCN that it has received (or has waived in accordance with this Agreement, the requirement to receive) the documents listed in Part 1 of Schedule 4 (Conditions Precedent to First Utilisation) and that each is satisfactory, in form and substance, to the Facility Agent, acting reasonably.  The Facility Agent shall notify TCN and the Lenders promptly upon being so satisfied.

3.2          General Conditions Subsequent

TCN shall procure (and each relevant Obligor shall ensure) that within 30 days after the Closing Date (or earlier, to the extent required by any time-limit prescribed by law) all Initial Security Documents shall have been registered or filed with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.  The Facility Agent shall notify TCN and the Lenders promptly upon being so satisfied.

4.             UTILISATION

4.1          Conditions to Utilisation

Save as otherwise provided in this Agreement, an Advance will be made by the Lenders to each of the Borrowers at the relevant Borrower’s request if:

(a)           the Facility Agent has received from TCN or Telewest Global Finance LLC, as appropriate, a duly completed Utilisation Request no earlier than the day which is 10 Business Days and no later than 2:00 p.m. on the day which is 3 Business Days prior to the proposed Utilisation Date for such Advance, receipt of which shall oblige the relevant Borrower to borrow the amount requested on the Utilisation Date stated therein upon the terms and subject to the conditions contained in this Agreement;

(b)           the proposed Utilisation Date is a Business Day which is or precedes the Termination Date;

(c)           the Utilisation would result in the maximum principal amount of the Available Facility being borrowed;

(d)           the Facility Agent has received evidence satisfactory to it that £1,450,000,000 (or its equivalent in other currencies) has been or will, simultaneously with the drawing of the first Advance hereunder, be drawn by the Borrowers under the Senior Facilities;

(e)           interest rate applicable to such Advance’s first Interest Period will not have to be determined under Clause 9 (Market Disruption and Alternative Interest Rates);

(f)            on the date of the Utilisation Request and the proposed Utilisation Date, all representations set out in Clause 15 (Representations and Warranties) made by each of the persons identified as making those representations are true in all material respects by reference to the circumstances then existing and no Default is continuing or would result from the making of the proposed Advance.

4.2          Lenders’ Participations

Each Lender will participate through its Facility Office in each Advance made pursuant to Clause 4.1 (Conditions to Utilisation) in its respective Proportion.

5.             REPAYMENT OF OUTSTANDINGS

5.1          Repayment of Outstandings

The Borrowers shall repay the Outstandings in full on the Final Maturity Date.

5.2          No Reborrowing of Advance

No Borrower may reborrow any part of the Facility which is repaid.

6.             VOLUNTARY PREPAYMENT

6.1          Voluntary Prepayment

(a)           During the Non-Call Period, TCN may by giving to the Facility Agent not less than 5 Business Days’ prior written notice to that effect (unless an Instructing Group has given its prior consent to a short period), repay or procure that there is repaid the Outstandings in whole or in part at par together with an amount equal to the Applicable Make-Whole Premium.

(b)           At any time after the end of the Non-Call Period, TCN may by giving to the Facility Agent not less than 5 Business Days’ prior written notice to that effect (unless an Instructing Group has given its prior consent to a shorter period), repay or procure that there is repaid the Outstandings in whole or in part (but if in part, in an amount that reduces the Outstandings by a minimum amount of £5,000,000 and an integral multiple of £1,000,000) together with the applicable Prepayment Premium, if any, and accrued interest on the amount repaid without premium or penalty but subject to the payment of any Break Costs.

6.2          Right of Prepayment and Cancellation in relation to a single Lender

If any sum payable to any Lender by an Obligor is required to be increased under Clause 11.1 (Tax Gross-up) or a Lender claims indemnification from any Borrower under the provisions of Clause 11.2 (Tax Indemnity) or Clause 12.1 (Increased Costs) TCN may elect, by providing at least 5 Business Days’ prior notice of its intention to repay or to cause to be repaid such Lender’s share of the Outstandings to the Facility Agent, to repay such Lender’s share of the

Outstandings.  In such event, TCN shall procure that on the last day of the then current Interest Period repay such Lender’s portion of each Advance.

6.3          Application of Repayments

Subject to the provisions of the Principal Intercreditor Deed and, upon and following an Integrated Merger Event to any other applicable intercreditor agreement, to the extent applicable, any repayment made pursuant to Clauses 6.1 (Voluntary Prepayment), 7.2 (Repayment from Net Proceeds of Disposals and Insurance Recoveries), 7.4 (Repayment from Excess Cash Flow), 7.5 (Repayment from Debt Proceeds) and 7.6 (Repayment from Equity Proceeds) under the circumstances set out therein, shall be applied in repayment of the Outstandings pro tanto.

6.4          Notice of Repayment

Any notice of repayment given by either Borrower pursuant to Clauses 6.1 (Voluntary Prepayment) or 6.2 (Right of Prepayment and Cancellation in relation to a single Lender) shall be irrevocable, shall specify the date upon which such repayment is to be made and the amount of such repayment and shall oblige such Borrower to make such repayment on such date.

6.5          Restrictions on Repayment

No Borrower may repay all or any part of any Advance except at the times and in the manner expressly provided for in this Agreement.

7.             MANDATORY PREPAYMENT AND CANCELLATION

7.1          Change of Control

If, other than to the extent arising from or in connection with a Merger Event:

(a)           there occurs a sale of all or substantially all of the assets and/or business of the TCN Group, (excluding for the purposes of this Clause 7.1(a), any Flextech Disposal), taken as a whole;

(b)           Telewest UK ceases to be a direct or indirect wholly-owned Subsidiary of the Ultimate Parent;

(c)           TCN ceases to be a direct wholly-owned Subsidiary of Telewest UK; or

(d)           a Change of Control occurs,

all of the Available Commitments shall immediately be cancelled, the Commitments of each Lender shall be reduced to zero and TCN shall procure that the Outstandings are immediately repaid in full together with unpaid interest accrued thereon and all other amounts payable pursuant to Clause 25 (TCN’s Indemnities) and any other provision of this Agreement.

7.2          Repayment from Net Proceeds of Disposals and Insurance Recoveries

(a)           Subject to the provisions of the Principal Intercreditor Deed and, upon and following an Integrated Merger Event to any other applicable intercreditor agreement, TCN shall procure that, subject to paragraph (b) below or unless the Facility Agent (acting on the instructions of the Instructing Group) otherwise agrees, an amount equal to the Net Proceeds (other than Net Proceeds of Financial Indebtedness) received:

(i)            by any member of the TCN Group in excess of an aggregate of £6,000,000 (or its equivalent in other currencies) in any financial year of TCN; or

(ii)           by any member of the TCN Group in respect of any insurance policy in aggregate exceeding £6,000,000 (or its equivalent in other currencies) in any financial year of TCN,

is applied in or towards repayment of the Outstandings in accordance with Clause 6.3 (Application of Repayments) at the end of the Interest Period current at the time of receipt of such Net Proceeds.

(b)           Paragraph (a) shall not apply to Net Proceeds:

(i)            arising from a Disposal where such Net Proceeds are used for the acquisition of or reinvestment in assets used or useful in the business of the TCN Group or in a business directly related to the business of the TCN Group or are applied towards Capital Expenditures of the TCN Group, in each case, within 12 months of the date of receipt of such Net Proceeds and to the extent not otherwise restricted by the provisions of this Agreement;

(ii)           arising from any Disposal referred to in paragraphs (a), (b) (where the Net Proceeds of any individual such Disposal, or series of Disposals forming part of the same transaction, are less than £3,000,000 (or its equivalent in other currencies)), (c) (other than to the extent such Net Proceeds relate to the Disposal of Cash Equivalent Investments or Marketable Securities acquired in consideration of any disposal which is subject to the proviso to Clause 19.6 (Disposals)), (d), (e), (f), (g), (h), (i), (j), (k), (l) and (p) of Clause 19.6 (Disposals);

(iii)         arising from any insurance recovery, where the Net Proceeds arising out of the same are applied within 12 months of receipt of such Net Proceeds in replacing, reinstating or repairing the relevant damaged or destroyed assets in refinancing any expenditure incurred in the replacement, reinstatement and/or repair of such assets, for the acquisition of or reinvestment in assets acquired for use in the business of the TCN Group or for application towards Capital Expenditures of the TCN Group;

(iv)          arising out of or in connection with all or any part of a Flextech Disposal; or

(v)            to the extent applied in repayment of the Senior Facilities in accordance with the Principal Intercreditor Deed.

7.3          Blocked Accounts

(a)           In relation to any amount of Net Proceeds or Equity Proceeds in excess of £20,000,000 (i) referred to in paragraphs (b)(i) and (b)(iii) of Clause 7.2(a) (Repayment from Net Proceeds of Disposals and Insurance Receivables), (ii) contributed to the TCN Group under sub-paragraph (b)(ix) of Clause 7.5 (Repayment from Debt Proceeds) or (iii) contributed to or invested in the TCN Group under sub-paragraph (b)(ii) of Clause 7.6 (Repayment from Equity Proceeds) pending the acquisition, reinvestment, replacement, reinstatement or repair or application towards Capital Expenditures contemplated in Clause 7.2(b), or the application towards any acquisition, investment or Capital Expenditures contemplated in Clause 7.5(b) or Clause 7.6(b), all such amounts shall be deposited in a Blocked Account.

(b)           While there are any Outstandings or any of the Commitments are available for drawing, no amount shall be withdrawn from any Blocked Account by any member of the Group or the Facility Agent except for (i) amounts applied in accordance with sub-paragraphs (b)(i) and (b)(iii) of Clause 7.2 (Repayment from Net Proceeds of Disposals and Insurance Recoveries), sub-paragraph (b)(ix) of Clause 7.5 (Repayment from Debt Proceeds) and sub-paragraph (b)(ii) of Clause 7.6 (Repayment from Equity Proceeds), (ii) amounts applied in or towards repayment of Outstandings in accordance with Clause 7.2 (Repayment from Net Proceeds of Disposals and Insurance Recoveries), Clause 7.5 (Repayment from Debt Proceeds) or Clause 7.6 (Repayment from Equity Proceeds), (iii) at the election of TCN, amounts applied in or towards repayment of Revolving Facility Outstandings, or (iv) following the Acceleration Date, applications by the Facility Agent of the whole or any part of the sums standing to the credit of a Blocked Account in or towards payment of any sums due and unpaid at any time from any Obligor under any Finance Document.

7.4          Repayment from Excess Cash Flow

(a)           Subject to the provisions of the Principal Intercreditor Deed and, upon and following an Integrated Merger Event, to any other applicable intercreditor agreement, TCN shall ensure that, to the extent Excess Cash Flow exceeds £10,000,000 in any financial year of TCN, subject to paragraph (b) below, an amount equal to:

(i)            (A)          50% of Excess Cash Flow in such financial year in the event that the Compliance Certificate delivered pursuant to Clause 16.4 (Compliance Certificates) and the annual financial information delivered pursuant to Clause 16.1 (Financial Statements) demonstrate that the ratio of Consolidated Total Debt as at the end of such financial year to Consolidated Annualised TCN Group Net Operating Cash Flow the Semi-Annual Period ending on the last day of such financial year, is greater than 3.5 to 1.0; or

(B)           25% of Excess Cash Flow in such financial year, in the event that the Compliance Certificate delivered pursuant to Clause 16.4 (Compliance Certificates) and the annual financial information delivered pursuant to Clause 16.1 (Financial Statements) demonstrate that the ratio of Consolidated Total Debt as at the end of such financial year to Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on the last day of such financial year, is 3.5 to 1.0 or less but is more than 2.75 to 1.0, minus

(ii)           the aggregate amount of Excess Cash Flow for such financial year applied or to be applied in repayment of the Senior Facilities in accordance with the Principal Intercreditor Deed;

is applied in or towards repayment of Outstandings in accordance with Clause 6.3 (Application of Repayments) within 10 Business Days after the delivery to the Facility Agent of the annual financial information of the TCN Group for such financial year.

(b)           No repayments shall be required under paragraph (a) above in respect of (i) the financial year ending 31 December 2004 or (ii) any other financial year in the event that, in the case of this paragraph (b)(ii), the Compliance Certificate delivered pursuant to Clause 16.4 (Compliance Certificates) and the annual financial information delivered pursuant to Clause 16.1 (Financial Statements) in respect of such other financial year demonstrate that the ratio of Consolidated Total Debt as at the end of such financial year to Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on the last day of such financial year, is 2.75 to 1.0 or less.

7.5          Repayment from Debt Proceeds

(a)           Subject to the provisions of the Principal Intercreditor Deed and, upon and following an Integrated Merger Event to any other applicable intercreditor agreement and unless the Facility Agent (acting on the instructions of the Instructing Group) otherwise agrees, TCN shall, subject to paragraph (b) below, ensure that an amount equal to 50% of the Net Proceeds in excess of £10,000,000 of any Financial Indebtedness raised by the Ultimate Parent, Telewest UK or any member of the TCN Group in connection with any single raising of Financial Indebtedness after the date hereof shall be contributed to a member of the TCN Group, if applicable, in accordance with Clause 18.16 (Contributions to the TCN Group) and, to the extent such Net Proceeds have not been or are not required to be applied in repayment of the Senior Facilities in accordance with the Principal Intercreditor Deed, applied in or towards repayment of Outstandings in accordance with Clause 6.3 (Application of Repayments) in the incremental amount at the end of Interest Periods next ending on or after the 10th Business Day following the date of receipt of such Net Proceeds by the relevant member of the Group.

(b)           Paragraph (a) above shall not apply to:

(i)            the Net Proceeds of the Senior Facilities or any Financial Indebtedness raised in respect of any Senior Debt Refinancing or Second Lien Refinancing provided that any amount received in connection with any such Senior Debt Refinancing or Second Lien Refinancing which exceeds the aggregate of (A) the aggregate principal amount of the Financial Indebtedness being refinanced, (B) any accrued interest thereon, (C) any make-whole and any other contractual premium payable in respect thereof and (D) any fees, costs, expenses, commissions and other similar charges reasonably incurred in connection with such refinancing, shall be required to be repaid in accordance with paragraph (a) above except to the extent such excess would be excluded from the application of paragraph (a) above under the terms of any other provision of this paragraph (b);

(ii)           in connection with an Unintegrated Merger Event or at any time prior to an Integrated Merger Event, the Net Proceeds of any Target Group Refinancing Indebtedness raised by the Ultimate Parent or Telewest UK;

(iii)         in connection with or at any time after an Integrated Merger Event, the Net Proceeds of any Target Group Refinancing Indebtedness and any Post Merger Target Group Refinancing raised by the Ultimate Parent, Telewest UK or any member of the Group, which is not otherwise prohibited by this Agreement, (provided in each case, that any amount received in connection with any Target Group Refinancing Indebtedness or any Post Merger Target Group Refinancing which exceeds the aggregate of (A) the aggregate principal amount of the Target Group Financial Indebtedness and/or Target Group Refinancing Indebtedness (as the case may be) which is being refinanced, (B) any accrued interest thereon, (C) make-whole and any other contractual premium payable in respect thereof which is not inconsistent with standard market practice, and (D) any reasonable fees, costs, expenses, commissions and other similar charges reasonably incurred in connection with such refinancing, shall be required to be repaid in accordance with paragraph (a) above, except to the extent such excess would be excluded from the application of paragraph (a) above under the terms of any other provision in this paragraph (b));

(iv)          the Net Proceeds of any Financial Indebtedness in respect of any Hedging Agreement entered into by any member of the Group;

(v)            the Net Proceeds of any Financial Indebtedness raised by the Ultimate Parent, Telewest UK or any member of the TCN Group from any other member of the Group to the extent not otherwise prohibited by this Agreement;

(vi)          the Net Proceeds of any Financial Indebtedness raised by the Ultimate Parent, Telewest UK or a member of the TCN Group to the extent such Financial

Indebtedness is permitted by Clause 19.4 (Financial Indebtedness) or paragraph (b) of Clause 19.15 (Telewest UK Covenants);

(vii)         the Net Proceeds of any Telewest Global Debt raised by the Ultimate Parent or Telewest UK which Net Proceeds are, within 90 Business Days of receipt thereof, contributed to the TCN Group in accordance with Clause 18.16 (Contributions to the TCN Group)and deposited into a Blocked Account to the extent contemplated by Clause 7.3 (Blocked Accounts) and applied within 90 days after such deposit towards the purchase price of any acquisition or investment permitted by Clause 19.13 (Acquisitions and Investments) or within 12 months thereafter towards Capital Expenditure in compliance with the provisions of Clause 17.2 (Permitted Capital Expenditure) or towards amounts relating to video on demand as set out in paragraph (a)(iv) of the definition of Consolidated TCN Group Cash Flow;

(viii)        the Net Proceeds of any Serviceable Non TCN Group Debt raised by the Ultimate Parent or Telewest UK which Net Proceeds are contributed to the TCN Group in accordance with Clause 18.16 (Contributions to the TCN Group), provided that if such Serviceable Non TCN Group Debt had been incurred by a member of the TCN Group, it would have been permitted pursuant to paragraph (g) or (m) of Clause 19.4 (Financial Indebtedness); or

(ix)          the Net Proceeds of any Telewest Global Debt raised by the Ultimate Parent or Telewest UK which constitutes Target Group Acquisition Indebtedness or Target Group Acquisition Refinancing Indebtedness (provided that any amount received in connection with any Target Group Acquisition Refinancing Indebtedness which exceeds the aggregate of (A) the aggregate principal amount of the Target Group Acquisition Indebtedness being refinanced, (B) any accrued interest thereon, (C) make-whole and any other contractual premium payable in respect thereof which is not inconsistent with standard market practice, and (D) any fees, costs, expenses, commissions and other similar charges reasonably incurred in connection with such refinancing, shall be required to be repaid in accordance with paragraph (a) above, except to the extent such excess would be excluded from the application of paragraph (a) above under the terms of any other provision in this paragraph (b)).

7.6          Repayment from Equity Proceeds

(a)           Subject to the provisions of the Principal Intercreditor Deed and, upon and following an Integrated Merger Event to any other applicable intercreditor agreement and unless the Facility Agent (acting on the instructions of the Instructing Group) otherwise agrees, TCN shall (subject to paragraph (b) below) ensure, to the extent Equity Proceeds exceed £10,000,000 in any financial year of TCN, that an amount equal to:

(i)            50% of Equity Proceeds in respect of any single raising of equity, in the event that the Compliance Certificate most recently delivered pursuant to Clause 16.4 (Compliance Certificates) and the quarterly financial information delivered pursuant to Clause 16.1 (Financial Statements) for each Financial Quarter in the Semi-Annual Period ending on the Quarter Date to which such Compliance Certificate relates demonstrate that the ratio of Consolidated Total Debt as at such Quarter Date to Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on such Quarter Date is more than 3.5 to 1.0; or

(ii)           25% of Equity Proceeds in respect of any single raising of equity, in the event that the Compliance Certificate most recently delivered pursuant to Clause 16.4 (Compliance Certificates) and the quarterly financial information delivered pursuant to Clause 16.1 (Financial Statements) for each Financial Quarter in the Semi-Annual Period ending on the Quarter Date to which such Compliance Certificate relates demonstrate that the ratio of Consolidated Total Debt as at such Quarter Date to Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on such Quarter Date is 3.5 to 1.0  or less but is more than 3.0 to 1.0, shall be contributed to a member of the TCN Group in accordance with Clause 18.16 (Contributions to the TCN Group) and, to the extent such Net Proceeds have not been or are not required to be applied in repayment of the Senior Facilities in accordance with the Principal Intercreditor Deed, applied in or towards repayment of Outstandings in accordance with Clause 6.3 (Application of Repayments) in each case at the end of Interest Periods next ending on or after the 10th Business Day following the date of receipt of such Net Proceeds by the relevant  issuer.

(b)           Paragraph (a) shall not apply to any Equity Proceeds:

(i)            to the extent that any Borrower has made a voluntary prepayment of the Outstandings in accordance with Clause 6.1 (Voluntary Prepayment) using the proceeds of any Telewest Global Debt (the “Voluntary Prepayment Amount”) and such Equity Proceeds are applied in prepayment of the Telewest Global Debt so used;

(ii)           to the extent such Equity Proceeds are contributed to or invested in the TCN Group in accordance with Clause 18.16 (Contributions to the TCN Group) and immediately upon such contribution, are deposited into a Blocked Account to the extent contemplated by Clause 7.3 (Blocked Accounts) and applied within 180 days thereafter towards the purchase price of any acquisition or investment permitted by Clause 19.13 (Acquisitions and Investments) or within 12 months thereafter towards any Capital Expenditures not prohibited by the provisions of Clause 17.2 (Permitted Capital Expenditure) or towards amounts relating to video on demand as set out in paragraph (a)(iv) of the definition of Consolidated TCN Group Cash Flow;

(iii)         to the extent such Equity Proceeds are applied towards consideration payable in connection with, and any reasonable fees, commissions, expenses or other similar charges incurred by the Group in relation to, a Merger Event;

(iv)          arising from the exercise of stock options or any other issuance of similar securities to directors, officers, employees or consultants of any member of the Group;

(v)            to the extent such Equity Proceeds are applied towards any refinancing of Target Group Acquisition Indebtedness, Target Group Acquisition Refinancing Indebtedness, Target Group Financial Indebtedness, Target Group Refinancing Indebtedness or Post Merger Target Group Refinancing; and

(vi)          to the extent raised by any member of the Group which is a Joint Venture but which is not a member of the TCN Group and applied for its own purposes.

(c)           TCN’s obligations under Clause 7.6(a) above shall not apply in respect of Equity Proceeds if, on the last day of the Financial Quarter ended most recently prior to the receipt of such Equity Proceeds in respect of which a Compliance Certificate has been delivered pursuant to Clause 16.4 (Compliance Certificates) and quarterly financial information has been delivered pursuant to Clause 16.1 (Financial Statements), the ratio of Consolidated Total Debt as at the last day of such Financial Quarter to Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on such day is 3.0 to 1.0 or less.

8.             INTEREST

8.1          Interest Periods

The period for which an Advance is outstanding shall be divided into successive periods (each an “Interest Period”) each of which (other than the first) shall start on the last day of the preceding such period.

8.2          Duration

The duration of each Interest Period shall, save as otherwise provided in this Agreement, be 1, 2, 3 or 6 months or such other period of up to 12 months as all the Lenders may agree, as the relevant Borrower may select by no later than 2:00 p.m. on the date falling 3 Business Days before the first day of the relevant Interest Period, provided that:

(a)           if the relevant Borrower fails to give such notice of selection in relation to an Interest Period, the duration of that Interest Period shall, subject to the other provisions of this Clause 8, be 3 months;

(b)           prior to the Syndication Date, unless the Facility Agent otherwise agrees, the duration of each Interest Period shall be 1 month (or, if less, such duration as may be necessary to ensure that such Interest Period ends on the Syndication Date); and

(c)           any Interest Period that would otherwise end during the month preceding or extend beyond the Final Maturity Date shall be of such duration that it shall end on the Final Maturity Date.

8.3          Payment of Interest

On (a) the last day of each Interest Period (or if such day is not a Business Day, on the immediately succeeding Business Day in the then current month (if there is one) or the preceding Business Day (if there is not)), and if the relevant Interest Period exceeds 6 months, on the expiry of each 6 month period during that Interest Period, or (b) if Clause 11.1(k) applies, the relevant Confirmation Date, the Borrower to whom the relevant Advance was made shall pay accrued interest on such Advance.

8.4          Interest Rate

The rate of interest applicable to an Advance at any time during an Interest Period relating to it shall be the rate per annum which is the sum of the Margin, the Associated Costs Rate for such Advance at such time (if applicable) and LIBOR for such Interest Period.

8.5          Notification

The Facility Agent shall promptly notify the relevant Borrower and the Lenders of each determination of LIBOR, the Associated Costs Rate, and any change to the proposed length of an Interest Period or any interest rate occasioned by the operation of Clause 9 (Market Disruption and Alternative Interest Rates).

9.             MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

9.1          Market Disruption

If, in relation to any Interest Period:

(a)           LIBOR is to be determined by reference to the Reference Banks and, at or about 11.00 a.m. (London time) on the Quotation Date for such Interest Period, none or only one of the

Reference Banks supplies a rate for the purpose of determining LIBOR, as the case may be, for the relevant period; or

(b)           before the close of business in London on the Quotation Date for such Interest Period, the Facility Agent has been notified by a Lender or each of a group of Lenders to whom in aggregate 40% or more of the relevant Advance is owed (or, in the case of an undrawn Advance, if made, would be owed) that the cost to it of obtaining matching deposits for the relevant Advance in the London interbank market would be in excess of LIBOR, then the Facility Agent shall notify the relevant Borrowers and the Lenders of such event and, notwithstanding anything to the contrary in this Agreement, Clause 9.2 (Substitute Interest Period and Interest Rate) shall apply (if the relevant Advance is already outstanding).  If either paragraph (a) or (b) applies to a proposed Advance such Advance shall not be made.

9.2          Substitute Interest Period and Interest Rate

(a)           If paragraph (a) of Clause 9.1 (Market Disruption) applies, the duration of the relevant Interest Period shall be 1 month or, if less, such that it shall end on the Termination Date.

(b)           If either paragraph of Clause 9.1 (Market Disruption) applies to an Advance, the rate of interest applicable to each Lender’s portion of such Advance during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 9.3 (Alternative Rate)) be the rate per annum which is the sum of:

(i)            the Margin;

(ii)           the rate per annum notified to the Facility Agent by such Lender before the last day of such Interest Period to be that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Advance during such Interest Period; and

(iii)         the Associated Costs Rate, if any, applicable to such Lender’s participation in the relevant Advance.

9.3          Alternative Rate

If Clause 9.1 (Market Disruption) applies and the Facility Agent or any Borrower so requires, the Facility Agent and TCN shall enter into negotiations with a view to agreeing an alternative basis:

(a)           for determining the rate of interest from time to time applicable to such Advances; and/or

(b)           upon which such Advances may be maintained thereafter,

and any such alternative basis that is agreed shall take effect in accordance with its terms and be binding on each party to this Agreement, provided that the Facility Agent may not agree any such alternative basis without the prior consent of each Lender, acting reasonably.

10.          COMMISSIONS AND FEES

10.1        Arrangement and Underwriting Fee

TCN shall pay to the Mandated Lead Arrangers the arrangement fee specified in the letter dated 2 November 2004 from the Mandated Lead Arrangers to TCN at the time and in the amount specified in such letter.

10.2        Agency Fee

TCN shall pay to the Facility Agent for its own account the fees specified in the letter dated on or around the date hereof from the Facility Agent to TCN at the times and in the amounts specified in such letter.

11.          TAXES

11.1        Tax Gross-up

(a)           Each payment made by an Obligor under a Finance Document shall be made by it without any Tax Deduction, unless a Tax Deduction is required by Law.

(b)           As soon as it becomes aware that an Obligor is or will be required by Law to make a Tax Deduction (or that there is any change in the rate at which or the basis on which such Tax Deduction is to be made) the relevant Obligor shall notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent upon becoming so aware in respect of a payment payable to that Lender.

(c)           If a Tax Deduction is required by Law to be made by an Obligor, the amount of the payment due shall, unless paragraph (f) below applies, be increased to an amount so that, after the required Tax Deduction is made, the payee receives an amount equal to the amount it would have received had no Tax Deduction been required.

(d)           If a Tax Deduction is required by Law to be made by the Facility Agent, the US Paying Agent or the Security Trustee (other than by reason of the Facility Agent or the Security Trustee performing its obligations as such under this Agreement through an office located outside the United Kingdom or the US Paying Agent performing its obligations as such through an office located outside the United States) from any payment to any Finance Party which represents an amount or amounts received from an Obligor, that Obligor shall, unless paragraph (f) below applies, pay directly to that Finance Party an amount which, after making the required Tax Deduction enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction had been required

(e)           If a Tax Deduction is required by Law to be made by the Facility Agent, the US Paying Agent or the Security Trustee from any payment to any Finance Party, the Facility Agent, the US Paying Agent or the Security Trustee as appropriate shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law and within 30 days of making either a Tax Deduction or any payment in connection with that Tax Deduction, the Facility Agent, the US Paying Agent or the Security Trustee as appropriate making that Tax Deduction or other payment shall deliver to TCN or the US Borrower, as appropriate, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(f)            No Obligor is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above for a Tax Deduction in respect of tax imposed by the United Kingdom on a payment of interest in respect of a participation in an Advance by that Lender to TCN where that Lender is not a Qualifying Lender on the date on which the relevant payment of interest is due (otherwise than as a consequence of a Change in Tax Law) to the extent that payment could have been made without a Tax Deduction if that Lender had been a Qualifying Lender on that date.

(g)           The relevant Obligor which is required to make a Tax Deduction shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law.

(h)           Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor making that Tax Deduction or other payment shall deliver to the Facility Agent or the US Paying Agent, as appropriate, for the Finance Party entitled to the interest to which such Tax Deduction or payment relates evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(i)            Each Lender expressed to be a “UK Non-Bank Lender” in Part 2 of Schedule 1 (UK Non-Bank Lenders) or in the Transfer Deed pursuant to which it becomes a Lender represents and warrants to:

(i)            the Facility Agent and TCN, on the date of this Agreement, or on the relevant Transfer Date (as the case may be) that it is within paragraph (a) of the definition of UK Non-Bank Lender on that date (unless, if it is not within paragraph (a), it is within paragraph (b) of the definition of UK Non-Bank Lender on that date, and has notified the Facility Agent of the circumstances by virtue of which it falls within such paragraph (b) and has provided evidence of the same to TCN if and to the extent requested to do so, and the Facility Agent); and

(ii)           the Facility Agent and TCN that, unless it notifies the Facility Agent and TCN to the contrary in writing prior to any such date, its representation and warranty in paragraph (i) of this Clause 11.1(i) is true in relation to that Lender’s participation in each Advance made to TCN, on each date that TCN makes a payment of interest in relation to such Advance.

(j)            A Lender that intends to qualify as a UK Treaty Lender and the relevant Obligor that makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for the relevant Obligor to obtain authorisation to make that payment without a Tax Deduction.

(k)           (i)            If, in relation to any interest payment to a Lender on an Advance:

(A)          that Lender has confirmed to TCN and the Facility Agent before that interest payment would otherwise fall due that:

(1)           it has completed the necessary procedural formalities referred to in paragraph (j) of this Clause 11.1; and

(2)           the Inland Revenue has not declined to issue the authorisation referred to in the definition of “UK Treaty Lender” (the “Authorisation”) to that Lender in relation to that Advance, or if the Inland Revenue has declined, the Lender is disputing that decision in good faith; and

(B)          the relevant Obligor has not received the Authorisation,

then, that interest payment (the “relevant Interest Payment”) shall not be due and payable under or Clause 8.3 (Payment of Interest) until the date (the “Confirmation Date”) which is  2 Business Days after the earlier of:

(x)           the date on which the Authorisation is received by the relevant Obligor;

(y)           the date that Lender confirms to TCN and the Facility Agent that it is not entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in Advances made to TCN) on interest under a Double Taxation Treaty in relation to the relevant Interest Payment; and

(z)           the date which is 6 months after the date on which the relevant Interest Payment had otherwise been due and payable.

(ii)           For the avoidance of doubt, in the event that sub-paragraph (i) of this paragraph (k) applies the Interest Period to which the relevant Interest Payment relates shall not be extended and the start of the immediately succeeding Interest Period shall not be delayed.

11.2        Tax Indemnity

(a)           Subject to paragraph (b) of this Clause, TCN shall (within 5 Business Days of demand by the Facility Agent) pay (or procure that the relevant Obligor pays) for the account of a Protected Party an amount equal to any Tax Liability which that Protected Party reasonably determines has been or will be suffered by that Protected Party (directly or indirectly) in connection with any Finance Document.

(b)           Paragraph (a) of this Clause shall not apply:

(i)            with respect to any Tax Liability of a Protected Party in respect of Tax on Overall Net Income of that Protected Party;

(ii)           to the extent that any Tax Liability has been compensated for by an increased payment or other payment under paragraphs (c) or (d) of Clause 11.1 (Tax Gross-up) or would have been compensated for by such an increased payment or other payment, but for the application of paragraph (f) of Clause 11.1 (Tax Gross-up); or

(iii)         until the Closing Date has occurred.

(c)           A Protected Party making, or intending to make, a claim pursuant to paragraph (a) of this Clause 11.2 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify TCN and provide such evidence to it.

(d)           A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.2, notify the Facility Agent.

(e)           In this Clause 11.2:

“Tax Liability” means, in respect of any Protected Party:

(i)            any liability or any increase in the liability of that person to make any payment of or in respect of tax;

(ii)           any loss of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person;

(iii)         any setting off against income, profits or gains or against any tax liability of any relief, allowance, deduction or credit in respect of tax which would otherwise have been available to that person; and

(iv)          any loss or setting off against any tax liability of a right to repayment of tax which would otherwise have been available to that person.

For this purpose, any question of whether or not any relief, allowance, deduction, credit or right to repayment of tax has been lost or set off in relation to any person, and if so, the date on which that loss or set-off took place, shall be conclusively determined by that person, acting reasonably and in good faith and such determination shall be binding on the relevant parties to this Agreement.

“Tax on Overall Net Income” means, in relation to a Protected Party, tax (other than tax deducted or withheld from any payment) imposed on the net income received or receivable (but not any sum deemed to be received or receivable) by that Protected Party by the jurisdiction in which the relevant Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Finance Party is treated as residing for tax purposes or in which the relevant Finance Party’s Facility Office or head office is situated.

(f)            A Protected Party making or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim together with supporting evidence, following which the Facility Agent shall notify TCN and provide such evidence to it.

(g)           A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.2, notify the Facility Agent.

11.3        Tax Credit

(a)           If an Obligor makes a Tax Payment and the relevant Finance Party determines (acting in good faith and reasonably) that:

(i)            a Tax Credit is attributable to that Tax Payment; and

(ii)           that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall (subject to paragraph (b) below and to the extent that such Finance Party can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of that Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay to the relevant Obligor such amount which that Finance Party determines, acting reasonably and in good faith, will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the relevant Obligor.

(b)           (i)            Each Finance Party shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(ii)           No Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations.

(iii)         If a Finance Party has made a payment to an Obligor pursuant to this Clause 11.3 on account of a Tax Credit and it subsequently transpires that that Finance Party did not receive that Tax Credit or received a reduced Tax Credit, such Obligor shall, on demand, pay to that Finance Party the amount which that Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after tax position as it would have been in had no such payment or a reduced payment been made to such Obligor.

(c)           No Finance Party shall be obliged to make any payment under this Clause 11.3 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

12.          INCREASED COSTS

12.1        Increased Costs

Subject to Clause 12.3, (Exceptions) TCN shall, within 3 Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result (direct or indirect) of:

(a)           the introduction or implementation of or any change in (or any change in the interpretation, administration or application of) any Law, regulation, practice or concession or any directive, requirement, request or guideline (whether or not having the force of law but where such law, regulation, practice, concession, directive, requirement, request or guideline does not have the force of law, it is one with which banks or financial institutions subject to the same are generally accustomed to comply) of any central bank, including the European Central Bank, the Financial Services Authority or any other fiscal, monetary, regulatory or other authority after the date of this Agreement;

(b)           compliance with any Law, regulation, practice, concession or any such directive, requirement, request or guideline made after the date of this Agreement; or

(c)           the implementation of economic or monetary union by any Member State which is not already a Participating Member State.

12.2        Increased Costs Claims

(a)           A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify TCN.

(b)           Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its or if applicable, its Affiliate’s Increased Costs setting out in reasonable detail its calculations in relation to such Increased Costs.

12.3        Exceptions

Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)           attributable to a Tax Deduction required by Law to be made by an Obligor, as the case may be;

(b)           compensated for by Clause 11.2 (Tax Indemnity) (or would have been compensated for by Clause 11.2 but was not so compensated solely because paragraph (b) of Clause 11.2 applied);

(c)           compensated for by the payment of the Associated Costs Rate;

(d)           attributable to the gross negligence of, or wilful breach by, the relevant Finance Party or if applicable, any of its Affiliates of any law, regulation, practice, concession, directive, requirement, request or guideline, to which the imposition of such Increased Cost relates; or

(e)           attributable to a delay of more than 30 days in the relevant Finance Party notifying the Facility Agent of any claim pursuant to paragraph (a) of Clause 12.2 (Increased Costs Claims) after such Finance Party has become aware that it had suffered the relevant Increased Cost.

13.          ILLEGALITY

If it becomes unlawful in any relevant jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:

(a)           that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)           upon the Facility Agent notifying TCN, the Available Commitments of that Lender will immediately be cancelled and its Commitments reduced to zero and such Lender shall not thereafter be obliged to participate in any Advance; and

(c)           if so required by the Facility Agent on behalf of the relevant Lender, TCN shall repay or procure that there is repaid that Lender’s participation in the Advances made to it and to the US Borrower on the last day of the current Interest Period occurring after the Facility Agent has notified TCN or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by Law).

14.          MITIGATION

14.1        Mitigation

(a)           Each Finance Party shall in consultation with TCN, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or pursuant to, or cancelled pursuant to, any of Clause 11 (Taxes), Clause 12 (Increased Costs) or Clause 13 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office or financial institution acceptable to TCN which is willing to participate in the Facility.

(b)           Paragraph (a) of this Clause does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2        Limitation of Liability

(a)           With effect from the Closing Date, TCN agrees to indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)           A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might in any way be prejudicial to it.

15.          REPRESENTATIONS AND WARRANTIES

(a)           Telewest UK makes each of the representations and warranties set out in this Clause 15, other than Clauses 15.9 (No Winding-up), 15.10 (No Event of Default), 15.12 (Original Financial Statements), 15.13 (No Material Adverse Change), 15.14 (No Undisclosed Liabilities), 15.15 (Accuracy of Information), paragraphs (a) and (b) of Clause 15.16 (Indebtedness and Encumbrances), 15.18 (Structure), 15.26 (Investment Company Act), 15.27 (Public Utility Holding Company Act) or 15.35 (Liabilities of US Borrower) to each Finance Party on the date of this Agreement and (if different) on the Closing Date (except where the Closing Date falls on the date immediately after the date of this Agreement) with respect to itself.

(b)           TCN makes each of the representations and warranties set out in this Clause 15, other than Clause 15.32 (Liabilities of Telewest UK) and 15.35 (Liabilities of US Borrower) with respect to itself and, save to the extent such representation provides otherwise, Telewest UK and each TCN Group Obligor, to each Finance Party on the date of this Agreement and (if different) on the Closing Date (except where the Closing Date falls on the date immediately after the date of this Agreement).

(c)           The US Borrower makes each of the representations and warranties set out in this Clause 15 other than those expressed to be made by TCN or Telewest UK only, to each Finance Party on the date of its accession to this Agreement and (if different) on the Closing Date (except where the Closing Date falls on the date immediately after the date of this Agreement) with respect to itself.

(d)           Each Obligor (other than Telewest UK, TCN and the US Borrower) makes each of the representations and warranties set out in this Clause 15 other than those expressed to be made by TCN, Telewest UK or the US Borrower, only to each Finance Party on the date of this Agreement or, in the case of an Acceding Guarantor, on the date of its accession hereto and (if different) on the Closing Date (except where the Closing Date falls on the date immediately after the date of this Agreement) with respect to itself.

15.1        Due Organisation

It is a company duly organised, or a partnership duly formed, under the laws of its jurisdiction of incorporation or establishment with power and authority to enter into those of the Finance Documents to which it is party and to exercise its rights and perform its obligations thereunder and all corporate and (subject to paragraphs (d) and (e) of the definition of Reservations) other action required to authorise its execution of those of the Finance Documents to which it is party and its performance of its obligations have been duly taken.

15.2        No Deduction

At the date of this Agreement, it will not be required to make any deduction for or withholding on account of tax from any payment it may make under any of the Finance Documents to any Lender which is a Qualifying Lender.

15.3        Claims Pari Passu

Subject to the Reservations, under the laws of its jurisdiction of incorporation or establishment, and, if different, England, in force at the date of this Agreement, the claims of the Finance Parties against it under the Finance Documents to which it is party rank and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

15.4        No Immunity

In any legal proceedings taken in its jurisdiction of incorporation or establishment and, if different, England in relation to any of the Finance Documents to which it is party it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

15.5        Governing Law and Judgments

Subject to the Reservations, in any legal proceedings taken in its jurisdiction of incorporation or establishment in relation to any of the Finance Documents to which it is party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in such jurisdiction will be recognised and enforced.

15.6        All Actions Taken

All acts, conditions and things required to be done, fulfilled and performed in order:

(a)           to enable it lawfully to enter into, exercise its rights under and perform and comply with all material obligations expressed to be assumed by it in the Finance Documents to which it is party;

(b)           subject to the Reservations, to ensure that all material obligations expressed to be assumed by it in the Finance Documents to which it is party are legal, valid and binding; and

(c)           subject to the Reservations, to make the Finance Documents to which it is party admissible in evidence in its jurisdiction of incorporation or establishment and, if different, the United Kingdom, have been done, fulfilled and performed.

15.7        No Filing or Stamp Taxes

Under the laws of the United Kingdom or the United States of America, in force at the date of this Agreement, it is not necessary that any of the Finance Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them other than those filings which are necessary to perfect the Security and save as stated in the Reservations, provided that for the purposes of this Clause 15.7, “Finance Documents” does not include any Transfer Deeds.

15.8        Binding Obligations

Subject to the Reservations, the obligations expressed to be assumed by it in the Finance Documents to which it is party, are legal, valid and binding and enforceable against it in accordance with the terms thereof and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by such Finance Documents or the performance by it of any of its obligations thereunder.

15.9        No Winding-up

In the case of TCN only, none of the Ultimate Parent, Telewest UK or any TCN Group Obligor is taking any corporate action nor are any other steps being taken (including the commencement of any legal proceedings) against the Ultimate Parent, Telewest UK or any TCN Group Obligor, for its winding-up, suspension of payments, moratorium, dissolution, administration or reorganisation, composition or compromise of other arrangement, for the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues save as disclosed to the Facility Agent prior to the date of this Agreement.

15.10      No Event of Default

In the case of TCN only, no Event of Default is continuing or might reasonably be expected to result from the making of any Advance.

15.11      No Material Proceedings

In the case of TCN and Telewest UK only, no litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened in writing or (in the case of TCN only) is pending against it or any member of the TCN Group, other than litigation, arbitration or administrative proceedings commenced prior to the date of this Agreement, details of which are set out in the Information Memorandum.

15.12      Original Financial Statements

In the case of TCN only, except as described in Note 1 to the Original Financial Statements, the Original Financial Statements were prepared in accordance with applicable GAAP which have been consistently applied (unless and to the extent expressly disclosed to the Facility Agent in writing to the contrary before the date of this Agreement) and fairly present in all material respects the consolidated financial position of the TCN Group at the date as of which they were prepared and/or (as appropriate) the results of operations and changes in financial position during the period for which they were prepared.

15.13      No Material Adverse Change

In the case of TCN only, since publication of its Original Financial Statements no event or series of events has occurred, in each case which has had or could reasonably be expected to have a Material Adverse Effect.

15.14      No Undisclosed Liabilities

In the case of TCN only, as at 31 December 2003, neither TCN nor any of its Subsidiaries had any material liabilities (contingent or otherwise) which were not disclosed in the Original Financial Statements (or by the notes thereto) or reserved against therein and the TCN Group had no material unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against, in each case, to the extent required to be disclosed by applicable GAAP.

15.15      Accuracy of Information

In the case of TCN only:

(a)           to the best of its knowledge and belief having made all reasonable and proper enquiries, all statements of fact relating to the business, assets, financial condition and operations of the Group contained in the Information Memorandum and the Supplement are true, complete and accurate in all material respects as at their respective dates, and in any event the matters contained in the Supplement have not had and will not have a Material Adverse Effect;

(b)           the opinions and views expressed in the Information Memorandum, the Long Range Plan and the current Budget represent the honestly held opinions and views of TCN and were arrived at after careful consideration and were based on reasonable grounds as at the dates on which they were prepared;

(c)           all financial projections and forecasts made by any member of the TCN Group in the Information Memorandum, the Long Range Plan and the current Budget have been prepared in good faith and are based upon reasonable assumptions (it being understood that such financial projections are subject to significant uncertainties, many of which are beyond the control of TCN and that no assurance can be given that such projections will be realised);

(d)           (other than in respect of the financial projections and forecasts referred to in paragraph (c) above), the Information Memorandum did not omit to disclose or take into account any matter known to TCN after due and careful enquiry where failure to disclose or take into account such matter would result in any of the Information Memorandum (or any factual information contained therein) being misleading in any material respect as at the date thereof.

15.16      Indebtedness and Encumbrances

In the case of TCN only, other than in the case of paragraph (c):

(a)           save as permitted under this Agreement, neither it nor any member of the TCN Group has incurred any Financial Indebtedness which is outstanding.

(b)           save as permitted under this Agreement, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the TCN Group.

(c)           in the case of Telewest UK only, save as provided in the Security Documents or granted in respect of the Existing Credit Facility, no Encumbrance exists over any of its rights, title or interest in the shares of TCN or the Parent Intercompany Debt.

15.17      Execution of Finance Documents

Its execution of the Finance Documents to which it is party and the exercise of its rights and performance of its obligations thereunder do not and will not:

(a)           conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets (save as contemplated by paragraphs (d) and (e) of the definition of Reservations) in a manner that could reasonably be expected to have a Material Adverse Effect;

(b)           conflict with any matter contained in its constitutional documents;

(c)           conflict with any applicable law.

15.18      Structure

In the case of TCN only:

(a)           the Group Structure Chart is a complete and accurate representation of the structure of the TCN Group and the Holding Companies of TCN in all material respects;

(b)           the US Borrower is a wholly-owned Subsidiary of TCN;

(c)           TCN is a wholly owned Subsidiary of Telewest UK;

(d)           Telewest UK is a wholly owned Subsidiary of the Ultimate Parent; and

(e)           the Ultimate Parent is a Holding Company of the Group.

15.19      Environmental Matters

(a)           It has to the best of its knowledge and belief:

(i)            complied with all Environmental Laws to which it is subject;

(ii)           obtained all Environmental Licences required in connection with its business; and

(iii)         complied with the terms of all such Environmental Licences,

in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)           To the best of its knowledge and belief, there is no Environmental Claim pending or threatened against it, which could reasonably be expected to have a Material Adverse Effect.

(c)           No:

(i)            property currently or previously owned, leased, occupied or controlled by it is contaminated with any Hazardous Substance; and

(ii)           discharge, release, leaking, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where the same could reasonably be expected to have a Material Adverse Effect.

15.20      Necessary Authorisations

(a)           The Necessary Authorisations required by it are in full force and effect,

(b)           It is in compliance with the material provisions of each Necessary Authorisation relating to it,

(c)           To the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation,

in each case, except where any failure to maintain such Necessary Authorisations in full force and effect, any non-compliance or any proceedings or revocation could not reasonably be expected to have a Material Adverse Effect and subject to the Reservations.

15.21      Intellectual Property

The Intellectual Property Rights owned by or licensed to it are all the material Intellectual Property Rights required by it in order to carry out, maintain and operate its business, properties and assets, and so far as it is aware, it does not infringe, in any way any Intellectual Property Rights of any third party save, in each case, where the failure to own or license the relevant Intellectual Property Rights or any infringement thereof could not reasonably be expected to have a Material Adverse Effect.

15.22      Ownership of Assets

Save to the extent disposed of in a manner permitted by the terms of any of the Finance Documents with effect from and after the Closing Date, it has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business in a manner consistent with the Long Range Plan except to the extent that the failure to have such title, leases or licences or to be so entitled could not be reasonably expected to have a Material Adverse Effect.

15.23      Payment of Taxes

It has no claims or liabilities which are being, or are reasonably likely to be, asserted against it with respect to taxes which, if adversely determined, could reasonably be expected to have a Material Adverse Effect save to the extent it (or TCN) having set aside proper reserves for such claims or liabilities, can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice.

15.24      Pension Plans

(a)           Each defined benefit pension plan operated by it generally for the benefit of the employees of Telewest UK or any member of the TCN Group has been valued by an actuary appointed by the trustees of such plan in all material respects in accordance with all laws applicable to it and using actuarial assumptions and recommendations complying with statutory requirements or approved by the actuary and since the most recent valuation the relevant employers have paid contributions to the plan in accordance with the schedule of contributions in force from time to time in relation to the plan, in each case save to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           It is in compliance in all material respects with all applicable laws relating to any pension plan operated by it or in which it participates, save to the extent that any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)           It does not maintain or contribute to, and is not obliged to maintain or contribute to, any pension plan that is required by Title IV of ERISA.

15.25      Security

Subject to the Reservations, it is the legal or beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and all shares subject to the Security are fully paid and not subject to any restrictions on transfer in the constitutional documents of the relevant Obligor or company which would be contravened by the creation of the Security if any necessary consent is not in full force and effect and (subject to their registration or filing at appropriate registries for the purposes of perfecting the Security created thereunder and the Reservations) those Security Documents to which it is a party create and give rise to valid and effective Security having the ranking expressed in those Security Documents.

15.26      Investment Company Act

In the case of TCN only, neither the Ultimate Parent nor any of its Subsidiaries is an “investment company” which is registered or required to be registered under the United States Investment Company Act of 1940 or a company “controlled” by such an “investment company”.

15.27      Public Utility Holding Company Act

In the case of TCN only, neither the Ultimate Parent nor any of its Subsidiaries is a “holding company” or a “Subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “Subsidiary company” of a “holding company” within the meaning of the United States Public Utility Holding Company Act of 1935.

15.28      Insurance

In the case of TCN and Telewest UK only, it and (in the case of TCN only) each member of the TCN Group is adequately insured for the purposes of its business with reputable underwriters or insurance companies against such risks and to such extent as is necessary or usual for prudent companies carrying on such a business (other than insurance in respect of the underground portion of the cable network and various pavement-based electronics associated with the cable network as disclosed in the Group’s public disclosure documents) and except to the extent that the failure to so insure could not reasonably be expected to have a Material Adverse Effect.

15.29      Centre of Main Interests

Its Centre of Main Interests is the place in which its registered office is situated or, if different, another place in the country in which its registered office is situated, or England.

15.30      Broadcasting Act 1990

Neither it (and in the case of TCN only) nor any member of any Joint Venture Group is (other than being a body corporate which is controlled by a person or persons falling within paragraph 1(1)(b) of Part 11 of schedule 2 to the Broadcasting Act 1990 (as amended)) a “disqualified person” for the purposes schedule 2 to such Act.

15.31      Telecommunications, Cable and Broadcasting Laws

(a)           It and (in the case of TCN only) each member of each Joint Venture Group complies and has at all times complied in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority).

(b)           It and (in the case of TCN only) each member of each Joint Venture Group complies and has at all times complied in all material respects with any and all conditions set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 as are applicable to it or such member of the Joint Venture Group (as the case may be).

15.32      Liabilities of Telewest UK

In the case of Telewest UK only, Telewest UK is a Holding Company of TCN and:

(a)           has not traded or undertaken any commercial activities of any kind (other than by entering into any of the Finance Documents or Senior Finance Documents);

(b)           does not have any assets other than shares in its relevant Subsidiaries, rights in respect of Parent Intercompany Debt owed to it and cash;

(c)           does not have any material liabilities or obligations (actual or contingent) to any person other than (i) pursuant to the Transfer Agreement, (ii) as contemplated by the terms of the Finance Documents and/or the Senior Finance Documents and (iii) pursuant to any intercompany loans or obligations owing as at the date of this Agreement to any members of the Group; and

(d)           as at the date of this Agreement, no material claims have been made or threatened in writing against Telewest UK pursuant to the Transfer Agreement.

15.33      US Patriot Act

(a)           It has no reason to believe that it or any of its Affiliates:

(i)            is a Restricted Party or controlled by a Restricted Party or has received funds or property from a Restricted Party; or

(ii)           has violated any Anti-Terrorism Law or is the subject of any action or investigation (including any relating to asset seizure, forfeiture or confiscation) under any Anti-Terrorism Law.

(b)           It and its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

15.34      Compliance with ERISA

(a)           Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, save where the failure to be so compliant would not result in a material liability.

(b)           Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code.

(c)           No Reportable Event has occurred in relation to a Plan.

(d)           Neither it nor any member of the Group nor any ERISA Affiliate contributes to or has or ever had any obligation to contribute to, any Multiemployer Plan.

(e)           No Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds $10,000,000.

(f)            No Plan which is subject to section 412 of the Code or section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortisation period, within the meaning of section 412 of the Code or section 303 or 304 of ERISA.

(g)           All contributions required to be made with respect to a Plan have been made within the time limit therefor, save where the failure to do so would not result in a material liability.

(h)           Neither it nor any other member of the Group nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan.

(i)            To Telewest UK’s knowledge, no condition exists which presents a material risk to it or any other member of the Group or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the provisions of ERISA and the Code enumerated in paragraph (h) of this Clause 15.34.

(j)            No proceedings have been instituted to terminate or appoint a trustee to administer any Plan maintained by it which is subject to Title IV of ERISA.

(k)           No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to Telewest UK’s knowledge, expected or threatened.

(l)            Each group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of any member of the Group or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and section 4980B of the Code, save where the failure to do so would not result in a material liability.

(m)          No lien imposed under the Code or ERISA on its assets or the assets of any other member of the Group or any ERISA Affiliate exists or is likely to arise on account of any Plan.

(n)           It and each other member of the Group do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(o)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, save where the failure to do so would not result in a material liability.

(p)           All contributions required to be made with respect to a Foreign Pension Plan maintained by it have been made within the time limit therefor, save where the failure to do so would not result in a material liability.

15.35      Liabilities of the US Borrower

In the case of the US Borrower only, it is a wholly owned Subsidiary of TCN and:

(a)           has not traded or undertaken any commercial activities of any kind (other than by entering into the Finance Documents and Senior Finance Documents to which it is party or the TCN Notes);

(b)           does not have any assets other than its rights under and payments received pursuant to the TCN Notes; and

does not have any material liabilities or obligations (actual or contingent) to any person other than as contemplated by the terms of the Finance Documents and Senior Finance Documents.

15.36      Repetition

Each Repeating Representation is deemed to be made by the party identified as making such Repeating Representation above in relation to itself, or in the case of TCN in relation to itself and each TCN Group Obligor or the TCN Group as a whole (as applicable), by reference to the facts and circumstances then existing:

(a)           on the Utilisation Date and on the first day of each Interest Period; and

(b)           in the case of any Acceding Guarantor, on the day the same becomes an Acceding Guarantor.

16.          FINANCIAL INFORMATION

16.1        Financial Statements

The Borrower shall provide to the Facility Agent in sufficient copies for all the Lenders, the following financial information relating to each of the TCN Group and the Group:

(a)           as soon as the same become available, but in any event within 120 days after the end of each of TCN’s financial years, the consolidated financial statements for such financial year in respect of the TCN Group and of the Group, audited by a firm of auditors meeting the requirements of Clause 18.18 (Change in Auditors), and accompanied by the related auditor’s report, such report not to be qualified in any material respect as a result of the investigation described in the Supplement;

(b)           as soon as they become available but in any event within 45 days after the end of the first three Financial Quarters of each financial year, the unaudited consolidated quarterly financial statements of the TCN Group and of the Group commencing with the Financial Quarter ending on 31 March 2005, provided that the unaudited consolidated quarterly financial statements for the Financial Quarter during which a Merger Event or an Integrated Merger Event occurs shall be required to be delivered within 90 days after the end of such Financial Quarter;

(c)           as soon as they become available but in any event within 45 days after the end of the last Financial Quarter in each of TCN’s financial years, the unaudited consolidated management accounts of the TCN Group and of the Group in respect of such Financial Quarter.

In relation to the financial information of the Group only, the above requirements (including in relation to the financial statements in (c) above) may be satisfied by the provision, within the specified time periods, of copies of reports for the Group already filed with the Securities and Exchange Commission (“SEC”) for the relevant period (it being acknowledged that the SEC does not as at the date hereof require the filing of quarterly financial statements for the fourth Financial Quarter of any financial year).

16.2        Budget

In respect of each financial year, as soon as the same becomes available and in any event by no later than 31 January in any financial year, TCN shall deliver to the Facility Agent, in sufficient copies for the Lenders, the annual operating budget, which as regards paragraphs (b) and (c) below shall be in the agreed form or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably) and prepared by reference to each Financial Quarter in respect of such financial year and projections for the first Financial Quarter (the “initial Financial Quarter”) in respect such financial year of the TCN Group.  The annual operating budget and the projections for the initial Financial Quarter shall be prepared in form and context consistent with past practice of TCN and shall include:

(a)           forecasts of any projected material Disposals (including timing and anticipated Net Proceeds thereof) on a consolidated basis for the TCN Group;

(b)           projected annual statements of operations (including projected revenue and operating costs) on a consolidated basis for the TCN Group in the agreed form or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably);

(c)           projected estimated pro forma balance sheets and estimated pro forma statements of cash flows on a consolidated basis for the TCN Group in the agreed form or with such amendments as may be necessary to reflect changes made to the Group’s public financial information as agreed by the Facility Agent (acting reasonably);

(d)           projected Capital Expenditure to be included for each Financial Quarter of such financial year and on a consolidated basis for the TCN Group; and

(e)           a commentary from the management in relation to the key drivers for the TCN Group for such financial year and for the initial Financial Quarter.

TCN shall provide the Facility Agent with any details of material changes in the projections set out in any Budget delivered under this Clause 16.2 as soon as reasonably practicable after it becomes aware of any such change.

16.3        Other Information

TCN shall and shall procure that each of the Obligors shall from time to time on the request of the Facility Agent:

(a)           provide the Facility Agent with such information about the business and financial condition of the TCN Group or any member of the TCN Group (including such member’s business) as the Facility Agent may reasonably require, provided that TCN shall not be under any obligation to provide, or procure the providing of, any information the supply of which would be contrary to any confidentiality obligation binding on any member of the TCN Group or where the supply of such information could prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and TCN shall procure that no member of the TCN Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group; and

(b)           provide all then existing information about the business and financial condition of the TCN Group or any member of the TCN Group (including such member’s business) as Standard & Poor’s or Moody’s may reasonably require and extend all reasonable co-operation for the purpose of determining or assessing the credit ratings (if any) assigned to the Facility and TCN shall use all reasonable efforts to meet with representatives of Standard & Poor’s and Moody’s no less frequently than once in each calendar year and in connection with an Integrated Merger Event.

16.4        Compliance Certificates

(a)           TCN shall ensure that each set of financial information delivered by it pursuant to Clause 16.1 (Financial Statements) is accompanied by a working paper (the “Attached Working Paper”) setting out the calculations showing compliance with the financial covenants set out in Clause 17 (Financial Condition) and the information from which such calculations are derived (including the calculations for the components of such covenants on a line by line basis) and a Compliance Certificate signed by two of its authorised signatories (at least one of whom shall be a Financial Officer) confirming:

(i)            compliance with the relevant financial covenants set out in Clause 17 (Financial Condition) and showing figures representing the actual financial ratios then in effect and the amount of Capital Expenditure spent in the relevant period;

(ii)           the ratio of Consolidated Net Borrowings to Consolidated Annualised TCN Group Net Operating Cash Flow;

(iii)         the ratio of Consolidated Annualised TCN Group Net Operating Cash Flow to Total Interest Charges;

(iv)          the ratio of Consolidated TCN Group Cash Flow to Consolidated Debt Service;

(v)            compliance with the 95% Security Test;

(vi)          the absence of any Default; and

(vii)         that the information contained in the Attached Working Paper has been prepared on the basis of the same information and methodology used to prepare the appropriate financial information,

in each case, as at the end of such financial year or Financial Quarter to which such financial information relates or detailing any non-compliance.

(b)           Upon the occurrence of an Integrated Merger Event, TCN shall deliver:

(i)            a Compliance Certificate signed by two of its authorised signatories (at least one of whom shall be a Financial Officer) confirming that as at the effective date of such Integrated Merger Event, the Merger Event Condition set out in paragraph (b) of the definition thereof and (unless the consent of an Instructing Group has been obtained to the Integrated Merger Event pursuant to paragraph (a)(ii) of the definition of Merger Event Conditions) the Merger Event Integration Tests set out in paragraphs (c), (d), (e) or (f) (as applicable) and (g) of the definition thereof have been satisfied, such certificate to set out (in the case of such Merger Event Integration Tests) the relevant ratios, the calculations showing compliance with such ratios and the information from which such calculations were derived (including the calculations for the components of such ratios on a line by line basis); and

(ii)           a business plan for the combined businesses of the TCN Group and the Target Group for the period up to the Final Maturity Date in respect of Facility C.

(c)           If:

(i)            an Event of Default has occurred, but only while such Event of Default is continuing, (provided that with respect to an Event of Default relating to a breach of any covenant in Clause 17 (Financial Condition), such Event of Default shall be deemed to be continuing until such time as TCN has delivered a Compliance Certificate pursuant to Clause 16.5 (Compliance Certificates) demonstrating that TCN is in compliance with each of the covenants set out in Clause 17 (Financial Condition)); or

(ii)           in the reasonable opinion of an Instructing Group, a breach of any covenant in Clause 17 (Financial Condition) is reasonably likely to occur,

in each such circumstance, at TCN’s expense (in the case of sub-paragraph (i)) and at the Lenders’ expense (in the case of sub-paragraph (ii)), but without causing any undue interruption to the normal business operations of such Obligor or any member of the TCN Group:

(x)           the Facility Agent shall be entitled to call for an independent audit and investigation which is reasonable in scope and degree having regard to the nature of the Event of Default or suspected breach (as the case may be) of the financial position of the TCN Group; and

(y)           the Facility Agent, any Finance Party, or representative of the Facility Agent or such Finance Party (an “Inspecting Party”) shall be entitled to have access, together with its accountants or other professional advisers, during normal business hours, to inspect or observe such part of the business of the TCN Group as is owned or operated by any Obligor, and to have access to books, records, accounts, documents, computer programmes, data or other information in the possession of or available to such Obligor or member of the TCN Group and to take such copies as may be considered appropriate by such Inspecting Party, provided that no Obligor shall (and TCN shall not be obliged to procure that any member of the TCN Group shall) be under any obligation to allow any person to have access to any books, records, accounts, documents, computer programmes, data or other information or to take copies thereof where to do so would breach any confidentiality obligation binding on any member of the Group or would prejudice the retention of legal privilege to which such Obligor or member of the Group is then entitled in respect of such books, records, accounts, documents, computer programmes, data or other information and provided further that no Obligor shall (and TCN shall procure that no member of the TCN Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

16.5        Change in Accounting Practices

TCN shall ensure that each set of financial information delivered to the Facility Agent pursuant to Clause 16.1 (Financial Statements) is prepared using accounting policies, practices and procedures consistent with US GAAP as at the date hereof, unless in relation to any such set of financial information TCN elects to notify the Facility Agent that there have been one or more changes in any such accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised):

(a)           TCN provides:

a description of the changes and the adjustments which would be required to be made to that financial information in order to cause them to reflect US GAAP as at the date hereof and any reference in this Agreement to that financial information shall be construed as a reference to that financial information as adjusted to reflect US GAAP as at the date hereof; or

(b)           TCN notifies the Facility Agent that it is not longer practicable to test compliance with the financial covenants set out in Clause 17 (Financial Condition) against the financial information required to be delivered pursuant to this Clause 16 or that it wishes to cease preparing the additional information required by sub-paragraph (a) above, in which case:

(i)            the Facility Agent and TCN shall enter into negotiations with a view to agreeing alternative financial covenants to replace those contained in Clause 17 (Financial Condition) in order to maintain a consistent basis for such financial covenants (and for approval by an Instructing Group);

(ii)           if the Facility Agent and TCN agree alternative financial covenants to replace those contained in Clause 17 (Financial Condition) which are acceptable to an Instructing Group, such alternative financial covenants shall be binding on all parties hereto; and

(iii)         if, after three months following the date of the notice given to the Facility Agent pursuant to this sub-paragraph (b), the Facility Agent and TCN cannot agree alternative financial covenants which are acceptable to an Instructing Group, the Facility Agent shall refer the matter to any of the Permitted Auditors as may be agreed between TCN and the Facility Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) TCN shall continue to prepare financial information and calculate such covenants in accordance with paragraph (a) above.

16.6        Notifications

TCN shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Lenders:

(a)           as soon as reasonably practicable, documents required to be despatched by the Ultimate Parent to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor despatched by or on behalf of any Obligor to its creditors generally (in their capacity as creditors) it being agreed that to the extent such information is filed with the Securities and Exchange Commission, such filing will satisfy TCN’s obligations with regard to the provision of such information;

(b)           as soon as reasonably practicable after the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving any member of the TCN Group which, is reasonably likely to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)           written details of any Default promptly upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default; and

(d)           as soon as reasonably practicable after receipt of a request by the Facility Agent, TCN shall supply to the Facility Agent a certificate signed by a director or its Chief Financial Officer (given without personal liability) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy the same).

17.          FINANCIAL CONDITION

17.1        Ratios

The financial condition of the TCN Group as evidenced by the financial information provided pursuant to Clause 16.1 (Financial Statements) and the Attached Working Paper referred to in paragraph (a) of Clause 16.4 (Compliance Certificates) shall be such that:

(a)           Consolidated Net Borrowings to Consolidated Annualised TCN Group Net Operating Cash Flow

Consolidated Net Borrowings as at any Quarter Date specified in the table in paragraph (d) of this Clause 17.1, shall not be more than X times Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on such Quarter Date, where X has the value indicated for such Quarter Date in such table.

(b)           Consolidated Annualised TCN Group Net Operating Cash Flow to Total Interest Charges

Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on any Quarter Date specified in the table in paragraph (d) of this Clause 17.1, shall not be less than Y times Total Interest Charges calculated on an annualised basis based on the Total Interest Charges for such Semi-Annual Period, where Y has the value indicated for such period in such table.

(c)           Consolidated TCN Group Cash Flow to Consolidated Debt Service

Consolidated TCN Group Cash Flow in respect of the twelve month period ending on each Quarter Date commencing with 30 June 2005 specified in the table in paragraph (d) of this Clause 17.1 shall not be less than Z times Consolidated Debt Service for such twelve month period, where Z has the value indicated for such period in such table, provided that (i) in the case of the test on 30 June 2005, this ratio shall be calculated by reference to Consolidated TCN Group Cash Flow and Consolidated Debt Service for the Semi-Annual Period ending on 30 June 2005 multiplied by 2 and (ii) in the case of the test on 30 September 2005, this ratio shall be calculated by reference to Consolidated TCN Group Cash Flow and Consolidated

Debt Service for the nine month period ending on 30 September 2005 multiplied by 4/3.

(d)           Ratio Table

This is the table referred to in paragraphs (a) to (c) above.

Quarter Date	Consolidated Net Borrowings to Consolidated Annualised TCN Group Net Operating Cash Flow	Consolidated Annualised TCN Group Net Operating Cash Flow to Total Interest Charges	Consolidated TCN Group Cash Flow to Consolidated Debt Service
	X	Y	Z
31 March 2005	4.40	2.35
30 June 2005	4.35	2.45	1.00
30 September 2005	4.20	2.55	1.00
31 December 2005	4.05	2.65	1.00
31 March 2006	4.00	2.65	1.00
30 June 2006	3.95	2.70	1.00
30 September 2006	3.80	2.80	1.00
31 December 2006	3.65	2.95	1.00
31 March 2007	3.55	3.00	1.00
30 June 2007	3.45	3.00	1.00
30 September 2007	3.30	3.15	1.00
31 December 2007	3.15	3.25	1.00
31 March 2008	3.05	3.35	1.00
30 June 2008	2.90	3.40	1.00
30 September 2008	2.80	3.60	1.00
31 December 2008	2.60	3.75	1.00
31 March 2009	2.55	3.90	1.00
30 June 2009	2.50	4.05	1.00
30 September 2009	2.50	4.30	1.00
31 December 2009	2.50	4.50	1.00
31 March 2010	2.50	4.50	1.00
30 June 2010 and thereafter	2.50	4.50	1.00

17.2        Permitted Capital Expenditure

(a)           Capital Expenditure during each financial year of the TCN Group shall not exceed the aggregate of:

(i)            the Capital Expenditure Allowance (as set out in paragraph (b) below) for such financial year; plus

(ii)           to the extent not used in the immediately preceding financial year, up to 25% of the Capital Expenditure Allowance for the immediately preceding financial year (“Carried Forward Capex”),

(together, the “Permitted Capital Expenditure”) provided that in the case of any financial year:

(A)          for the purposes of calculating Permitted Capital Expenditure for such financial year, any Carried Forward Capex shall be deemed to have been utilised last and shall not be carried forward more than once;

(B)         in no circumstances may Permitted Capital Expenditure in such financial year exceed

125% of the Capital Expenditure Allowance for such financial year;

(C)          an amount of up to £75,000,000 in aggregate (or its equivalent in other currencies) of Capital Expenditure may be incurred (in addition to any Permitted Capital Expenditure allowed under this Clause 17.2) to the extent such Capital Expenditure is funded from Equity Proceeds which are contributed to the TCN Group and applied from time to time towards Capital Expenditure as contemplated by sub-paragraph (b)(ii) of Clause 7.6 (Repayment from Equity Proceeds).

(b)           The Capital Expenditure Allowance (subject to its adjustment in accordance with paragraph (c) below) in respect of each financial year is as follows:

Financial Year ending	Capital Expenditure Allowance (£)

31 December 2005	315,000,000

31 December 2006	330,000,000

31 December 2007	310,000,000

31 December 2008	300,000,000

31 December 2009	295,000,000

31 December 2010	290,000,000

31 December 2011	285,000,000

(c)           Following an Integrated Merger Event, the amounts set out in the table in paragraph (b) above under the column entitled “Capital Expenditure Allowance” shall be adjusted so that such amounts after an Integrated Merger Event shall bear the same relation to such amounts prior to the Integrated Merger Event as the combined TCN Group Consolidated Revenues for the Semi-Annual Period ending on the most recent Quarter Date for the TCN Group for which quarterly financial information is available for the TCN Group and Target Group Consolidated Revenues for the Semi-Annual Period ending on the last Quarter Date for which quarterly financial information is available for the Target Group bears to the TCN Group Consolidated Revenues for the Semi-Annual Period ending on the most recent Quarter Date for the TCN Group immediately prior to the Integrated Merger Event.

17.3        Currency calculations

Where any financial information with reference to which any of the covenants in Clause 17.1 (Ratios) are tested states amounts in a currency other than Sterling such amounts shall, for the purposes of testing such covenants be converted from such currency into Sterling at the rate used in such financial information for the purpose of converting such amounts from Sterling into the currency in which they are stated in such financial information or where no such rate is stated in such financial information at an appropriate rate selected by TCN, acting reasonably.

17.4        Pro Forma Calculations

For the purposes of testing compliance with the financial covenants set out in Clause 17.1 (Ratios), Clause 19.15 (Telewest UK Covenants) and paragraph (j) of Clause 19.13 (Acquisitions and Investments) the calculation of such ratios shall be made on a pro forma basis giving effect to all material acquisitions and disposals made by the TCN Group during the relevant period of calculation based on historical financial results of the items being acquired or disposed of, provided that any Flextech Disposal shall not give rise to any adjustments.

18.          POSITIVE UNDERTAKINGS

18.1        Application of Advances

TCN shall ensure that the proceeds of each Advance made under this Agreement are applied exclusively for the applicable purposes specified in Clause 2.2 (Purpose).

18.2        Financial Assistance and Fraudulent Conveyance

Each Obligor shall (and TCN shall procure that each member of the TCN Group shall) ensure that its execution of the Finance Documents to which it is a party and the performance of its obligations thereunder does not contravene any applicable local laws and regulations concerning fraudulent conveyance, financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its parent or any other company or concerning the protection of shareholders’ capital.

18.3        Necessary Authorisations

Each Obligor shall (and TCN shall procure that each member of the TCN Group shall):

(a)           obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           promptly upon request of the Facility Agent, supply certified copies to the Facility Agent of any such Necessary Authorisations so requested.

18.4        Compliance with Applicable Laws

Each Obligor shall (and TCN shall procure that each member of the TCN Group shall) comply with all applicable laws to which it is subject in respect of the conduct of its business and the ownership of its assets (including, without limitation, all Statutory Requirements), in each case, where a failure so to comply could reasonably be expected to have a Material Adverse Effect.

18.5        Insurance

(a)           Each Obligor shall (and TCN shall procure that each member of the TCN Group shall) effect and maintain insurances on and in relation to its business and assets against such risks and to such extent as is necessary or usual for prudent companies carrying on a business such as that carried on by such Obligor or member of the TCN Group with a reputable underwriter or insurance company except to the extent disclosed in the Group’s public disclosure documents or to the extent that the failure to so insure could not reasonably be expected to have a Material Adverse Effect.

(b)           TCN shall (upon the reasonable request of the Facility Agent) supply the Facility Agent with copies of all such insurance policies or certificates of insurance in respect thereof or (in the absence of the same) such other evidence of the existence of such policies as may be reasonably acceptable to the Facility Agent.

18.6        Intellectual Property

Each Obligor shall (and TCN shall procure that each member of the TCN Group shall):

(a)           take all necessary action to safeguard and maintain its rights, present and future, in or relating to all Intellectual Property Rights owned, used or exploited by it and which are material to the business of the TCN Group (including, without limitation, paying all applicable renewal fees, licence fees and other outgoings) save where a failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)           notify the Facility Agent promptly of any infringement or suspected infringement or any challenge to the validity of any of the present or future Intellectual Property Rights owned, used or exploited by it and which are material to the business of the TCN Group which may come to its notice and it will supply the Facility Agent with all information in its possession relating thereto if the same could reasonably be expected to have a Material Adverse Effect and take all necessary steps (including, without limitation, the institution of legal proceedings) to prevent third parties infringing such Intellectual Property Rights to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

18.7        Ranking of Claims

Subject to the Reservations, each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured, unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

18.8        Pay Taxes

Each Obligor shall (and TCN shall procure that each member of the TCN Group shall), file all material tax returns on time and ensure that at all times, there are no material claims or liabilities which are asserted against it in respect of tax, save to the extent the relevant Obligor or in the case of any other member of the TCN Group, TCN (as the case may be) can demonstrate that the same are being contested in good faith on the basis of appropriate professional advice and that proper reserves have been established therefor to the extent required by applicable generally accepted accounting principles.

18.9        Hedging

Each Borrower shall:

(a)           within 6 months of the date of this Agreement enter into and maintain Hedging Agreements for the purpose of limiting the TCN Group’s exposure to adverse movements in interest rates or foreign exchange in relation to the Senior Facilities and the Facility (or any Second Lien Refinancing, as applicable) as follows:

(i)            interest rate hedging required to ensure that interest is payable at fixed rates on not less than 55% of the combined aggregate principal amount outstanding as at the Closing Date, under the Senior Facilities and the Facility (or any Second Lien Refinancing, as applicable), for a period commencing on the date on which such Hedging Agreements are executed and ending on the third anniversary of the Closing Date; and

(ii)           currency rate hedging in respect of all amounts of principal and interest payable under the B Facility, the C Facility or the Facility (or any Second Lien Refinancing, as applicable) in Euro or Dollars for a period commencing on the date on which such Hedging Agreements are executed and ending on the third anniversary of the Closing Date;

(b)           within 6 months of the date of any Second Lien Refinancing, enter into and maintain hedging arrangements for the purpose of limiting the TCN Group’s exposure to adverse movements in interest rates or foreign exchange in relation to such Second Lien Refinancing for the relevant remaining period specified in paragraph (a) above and to the extent that TCN would have been obliged to enter into hedging arrangements in respect of such Second Lien Refinancing under paragraph (a) above if the loan instrument constituting such Second Lien Refinancing had constituted the Facility;

(c)           ensure that the hedging arrangements required pursuant to paragraphs (a) and (b) in are entered into in the form of Acceptable Hedging Agreements; and

(d)           as soon as reasonably practicable following request by the Facility Agent provide the Facility Agent with certified true copies of each such Hedging Agreement entered into,

provided that no Borrower shall be in breach of this Clause 18.9 if such Borrower fails to enter into the hedging arrangements required under paragraphs (a) and (b) by the relevant times specified in paragraphs (a) and (b) and, in the case of paragraph (a), during the time between the date of this Agreement and the date falling six months thereafter, either:

(i)            none of the Lenders or their Affiliates is willing to enter into Hedging Agreements to effect the hedging arrangements required by paragraphs (a) or (b), as the case may be; or

(ii)           where a Lender or its Affiliate is willing to enter into such hedging arrangements, the terms of such hedging arrangements are, in the reasonable opinion of the Facility Agent and the Mandated Lead Arrangers and having regard to the creditworthiness of any Borrower and current market conditions, considered to be unreasonable, or where in the opinion of the Facility Agent and the Mandated Lead Arrangers, acting reasonably, such hedging arrangements would cause material adverse tax-related implications for any member of the Group.

18.10      Pension Plans

TCN shall use reasonable endeavours to ensure that all pension plans maintained and operated by it generally for the benefit of employees of any member of the TCN Group are maintained and operated in all material respects in accordance with all applicable laws from time to time and that the employer contributions are assessed and paid in all material respects in accordance with the governing provisions of such schemes and all laws applicable thereto, in each case, save to the extent that any failure to fund such pension plan on that basis could not reasonably be expected to have a Material Adverse Effect.

18.11      Environmental Matters

(a)           Each Obligor shall (and TCN shall procure that each member of the TCN Group shall):

(i)            comply with all Environmental Laws to which it is subject;

(ii)           obtain all Environmental Licences required or desirable in connection with the business it carries on; and

(iii)         comply with the terms of all such Environmental Licences,

in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)           Each Obligor shall (and TCN shall procure that each member of the TCN Group shall) promptly notify the Facility Agent of any Environmental Claim (to the best of such Obligor’s or member of the TCN Group’s knowledge and belief) pending or threatened against it which, if substantiated, could reasonably be expected to have a Material Adverse Effect.

(c)           No Obligor shall (and TCN shall procure that no member of the TCN Group shall) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Substance into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape could reasonably be expected to have a Material Adverse Effect.

18.12      Further Assurance

(a)           Each Obligor shall (and TCN shall procure that each member of the TCN Group shall) at its own expense, promptly take all such reasonable action as the Facility Agent or the Security Trustee may require for the purpose of complying with the provisions of paragraph (b) and for the registration or filing of any Security Documents delivered pursuant thereto with all appropriate authorities to the extent necessary for the purposes of perfecting the Security created thereunder.

(b)           TCN shall:

(i)            subject to the proviso below and except as otherwise provided in this Clause 18.12, procure that the 95% Security Test is satisfied, on each Quarter Date during the term of the Facility where such percentage is calculated by reference to the quarterly financial information relating to the TCN Group most recently delivered pursuant to Clause 16.1 (Financial Statements) and certified in the relevant Compliance Certificate accompanying the same;

(ii)           procure that in relation to any member of the TCN Group which becomes an Obligor for the purposes of ensuring compliance with sub-paragraph (i) above, each intermediate Holding Company of such member of the TCN Group within the TCN Group shall also become an Obligor hereunder; and

(iii)         procure that each Obligor which is or becomes a party to this Agreement in such capacity under sub-paragraph (i) above shall have delivered to the Security Trustee, one or more Security Documents granting security over all or substantially all of its assets other than any shares in, receivables owed by or any other interest in any Excluded Subsidiary or Project Company or any other asset which is of a type excluded from existing corresponding Security Documents or has been excluded for the reasons provided in paragraph (c) of Merger Event Conditions, or which the Security Trustee agrees may be excluded from the Security granted under the Security Documents (provided that the Security Trustee shall not agree to exclude any asset of an Obligor from the Security where the net book value of such asset exceeds £3,000,000 (or its equivalent in other currencies) without the prior consent of an Instructing Group (not to be unreasonably withheld or delayed)), provided that it shall not constitute a breach of this paragraph (b) if any Obligor is prevented by any legal or contractual restriction from complying with the provisions of sub-paragraphs (i) and (iii) and provided further that in no event shall the Obligors represent less than 90% of the Consolidated Annualised TCN Group Net Operating Cash Flow.

(c)           A breach of sub-paragraph (b) shall not constitute a Default if:

(i)            one or more members of the TCN Group become Obligors in accordance with Clause 20.1 (Acceding Guarantors) within 5 Business Days of the delivery of a Compliance Certificate by TCN demonstrating that the 95% Security Test is not satisfied; and

(ii)           the Facility Agent (acting reasonably) is satisfied that the 95% Security Test would have been satisfied on the relevant Quarter Date if such Compliance Certificate had been prepared on the basis that such members of the TCN Group had been Obligors as at that Quarter Date.

(d)           In relation to any provision of this Agreement or after an Integrated Merger Event, any other applicable intercreditor agreement which requires the Obligors or any member of the TCN Group to deliver a Security Document for the purposes of granting any guarantee or Security for the benefit of the Finance Parties, the Security Trustee agrees to execute as soon as reasonably practicable, any such guarantee or Security Document which is presented to it for execution.

(e)           Each of the Finance Parties hereby agrees that it will, upon the request of TCN made following delivery of the written notice referred to in Clause 18.19 (Notice of Integrated Merger Event), and/or in anticipation of the incurrence of any Target Group Refinancing Indebtedness or Post Merger Target Group Refinancing after the occurrence of an Integrated Merger Event execute such other intercreditor arrangements or other documentation as may reasonably be necessary to give effect to such Integrated Merger Event, provided that the provisions affecting the priority, ranking, permitted payments and permitted enforcement by the Finance Parties shall be on substantially equivalent terms to those of the Principal Intercreditor Deed, it being understood that the Target Group Senior Indebtedness (as defined in the Principal Intercreditor Deed) shall rank pari passu with all other Senior Indebtedness (as defined in the Principal Intercreditor Deed).

(f)            Each of the Finance Parties hereby agrees that it will, upon the request of TCN made upon reasonable notice prior to the proposed effective date of any Second Lien Refinancing, accept an accession deed by which parties will accede to the Principal Intercreditor Deed in relation to such Second Lien Refinancing.  To the extent that any amendments are requested by any person party to such agreement, each Finance Party agrees to negotiate such amendments in good faith

(g)           At any time after an Event of Default has occurred and whilst such Event of Default is continuing, each Obligor shall, at its own expense, take any and all action as the Security Trustee may deem necessary for the purposes of perfecting or otherwise protecting the Lenders’ interests in the Security constituted by the Security Documents.

18.13      Assets

Each Obligor shall (and TCN shall procure that each member of the TCN Group shall) maintain and preserve all of its assets that are necessary in the conduct of its business as it is conducted from time to time, in good working order and condition subject to ordinary wear and tear where any failure to do so would be reasonably likely to have a Material Adverse Effect.

18.14      Centre of Main Interests

No Obligor incorporated or otherwise existing under the laws of England shall (and TCN shall procure that no other member of the TCN Group incorporated or otherwise existing under the laws of England shall), without the prior written consent of an Instructing Group, cause or allow its Centre of Main Interests to change to a country other than England.

18.15      Group Structure Chart

If there is a material change or inaccuracy in the corporate structure of the TCN Group or any Holding Companies of TCN from that set out in the Group Structure Chart most recently delivered to the Facility Agent, TCN shall deliver or procure that there is delivered to the Facility Agent, as soon as practicable upon becoming available, an updated Group Structure Chart containing information sufficient to evidence the matters set out in paragraphs (b) and (c) of Clause 15.18 (Structure) and showing such change or correcting such inaccuracy.

18.16      Contributions to the TCN Group

Telewest UK shall procure that any monies which are at any time contributed by any member of the Group to any member of the TCN Group shall be contributed by way of Subordinated Funding, by way of an investment through capital contribution or a subscription of securities or convertible unsecured loan stock in the relevant member of the TCN Group.

18.17      “Know your client” checks

(a)           Each Obligor shall promptly upon the request of the Facility Agent or any Lender and each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee in order for the Facility Agent, such Lender or any prospective Transferee to carry out and be satisfied with the results of all necessary “know your client” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated in the Finance Documents.

(b)           TCN shall, by not less than 3 Business Days written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its wholly-owned Subsidiaries becomes an Acceding Guarantor pursuant to Clause 20.1 (Acceding Guarantors).

(c)           Following the giving of any notice pursuant to paragraph (b) above, TCN shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Transferee to carry out and be satisfied with the results of all necessary “know your client” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the accession of such Acceding Guarantor to this Agreement.

18.18      Change in Auditors

The Obligors shall ensure that its auditors are (and in the case of TCN, the TCN Group’s auditors are) any one of the Permitted Auditors provided that in the event of any change in such auditors, the relevant Obligor (or TCN, in the case of any change to the TCN Group’s auditors) shall promptly notify the Facility Agent of such change.

18.19      Notice of Integrated Merger Event

TCN may designate an Integrated Merger Event by providing not less than 30 days’ written notice before the proposed effective date thereof to the Facility Agent.  Such notice shall specify the following matters as projected by TCN in its reasonable judgment, as at the date of such notice:

(a)           the proposed provisional effective date of the Integrated Merger Event;

(b)           which members of the Target Group shall become Target Group Obligors and which other members of the Target Group are being designated as members of the TCN Group at the date of the Integrated Merger Event for the purposes of sub-paragraph (b) of the definition of “TCN Group”; and

(c)           what (if any) corporate reorganisations will be implemented in connection with the Integrated

Merger Event; for the avoidance of doubt, any reorganisation involving the Target Group (including without limitation, the acquisition of one or more members of the Target Group by TCN or one or more Subsidiaries of TCN) for the purposes of an Integrated Merger Event shall constitute a permitted acquisition for the purposes of paragraph (a) of Clause 19.13 (Acquisitions and Investments),

provided that, upon reasonable request of the Facility Agent following delivery of the notice referred to above and from time to time, TCN shall keep the Facility Agent appraised of all material developments with respect to the Integrated Merger Event and provided further that no less than 3 Business Days before the effective date of the Integrated Merger Event, TCN shall provide written confirmation of the matters referred to in paragraphs (a) to (c) to the Facility Agent.

18.20      ERISA

(a)           As soon as possible and, in any event, within 20 days after Telewest UK or any Obligor knows or has reason to know of the occurrence of any of the events specified in paragraph (b) of this Clause 18.20, Telewest UK or such Obligor will deliver to the Agent in sufficient copies for each Lender a certificate of the chief financial officer of Telewest UK or such Obligor setting out full details as to such occurrence and the action, if any, that the relevant member of the Group or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such member of the Group, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan or Multiemployer Plan participant and any notices received by such member of the Group or ERISA Affiliate from the PBGC or any other government agency, or a Plan or Multiemployer Plan participant with respect to it.

(b)           the events referred to in paragraph (a) of this Clause 18.20 are:

(i)            a Reportable Event occurs (except to the extent that the relevant member of the Group has previously delivered to the Agent a certificate and notices (if any) concerning such event pursuant to the next clause of this Agreement);

(ii)           a contributing sponsor (as defined in section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation section 4043.61 (without regard to subparagraph (b)(1) of it), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii)         an accumulated funding deficiency, within the meaning of section 412 of the Code or section 302 of ERISA, is incurred or an application is or may be made for a waiver or modification of the minimum funding standard (including any required instalment payments) or an extension of any amortisation period under section 412 of the Code or section 303 or 304 of ERISA with respect to a Plan or Multiemployer Plan;

(iv)          any contribution required to be made with respect to a Multiemployer Plan, Plan or Foreign Pension Plan is not made before or within 30 days following the time limit therefor;

(v)            a Plan or Multiemployer Plan is or may be terminated, reorganised, partitioned or declared insolvent under Title IV of ERISA;

(vi)          a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the date of this

Agreement by $10,000,000;

(vii)         proceedings are or may be instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA;

(viii)        proceedings are instituted pursuant to section 515 of ERISA to collect a delinquent contribution to a Plan;

(ix)          any member of the Group or any ERISA Affiliate incurs or is reasonably expected to incur any liability to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to such a Plan under section 401(a)(29), 4971, 4975 or 4980 of the Code or section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code) maintained by Telewest UK or any member of the Group under section 4980B of the Code; and

(x)           any member of the Group incurs or may incur a liability that exceeds $10,000,000 pursuant to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by section 601 of ERISA) or any Plan or any Foreign Pension Plan maintained by it.

(c)           The Parent shall procure that each member of the Group will deliver to the Agent in sufficient copies for each of the Lenders:

(i)            copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA;

(ii)           a complete copy of the annual report (on Internal Revenue Service Form 5500-series (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information)) of each Plan or Multiemployer Plan (if available to any member of the Group or an ERISA Affiliate) required to be filed with the Internal Revenue Service;

(iii)         copies of annual reports and any records, documents or other information required to be furnished by such member of the Group or any ERISA Affiliate to the PBGC or any other government agency; and

(iv)          any material notices received by a member of the Group or any ERISA Affiliate with respect to any Plan, Multiemployer Plan or Foreign Pension Plan, in the case of each of (i), (ii), (iii) and (iv), no later than 30 days (or 10 days in the case of this paragraph (iv)) after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such other government agency or such notice has been received by such member of the Group or ERISA Affiliate, as applicable.

(d)           The Parent shall procure that each member of the Group shall ensure that all Foreign Pension Plans administered by them or into which they make payments, obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing will not have a Material Adverse Effect.

18.21      Telewest UK

Telewest UK shall promptly upon becoming aware of the same notify the Facility Agent of any material claim made, issued or threatened in writing against Telewest UK under the Transfer Agreement.

19.          NEGATIVE UNDERTAKINGS

19.1        Undertakings with respect to the Flextech Group

Any action undertaken, or any transaction entered into, by any member of the TCN Group and any circumstances arising in connection with or as a result of a Flextech Disposal shall not be restricted by (nor be deemed to constitute a utilisation of any of the permitted exceptions to) any of the provisions of this Clause 19 (and any such action, transaction or circumstance shall not constitute a breach of any of the Finance Documents, an Event of Default or an event which would trigger a mandatory prepayment under Clause 7 (Mandatory Prepayment and Cancellation)) to the extent such action, transaction or circumstance has been undertaken or entered into for the purposes of or in connection with effecting a Flextech Disposal.

19.2        Negative Pledge

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall), create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets to secure or prefer any present or future Financial Indebtedness of any Person other than an Encumbrance:

(a)           which is an Existing Encumbrance set out in:

(i)            Part 1A of Schedule 10 (Existing Encumbrances) provided that such Encumbrance is released within 10 days following the Closing Date; or

(ii)           Part 1B of Schedule 10 (Existing Encumbrances) provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 19.2;

(b)           which arises (i) by operation of Law or (ii) under a contract having a similar effect, or an escrow arrangement required by a trading counterparty of any member of the TCN Group, in each case entered into the ordinary course of business of the relevant member of the TCN Group;

(c)           which is created pursuant to any of the Finance Documents or the Senior Finance Documents;

(d)           arising from any Finance Leases, sale and leaseback arrangements or Vendor Financing Arrangements permitted to be incurred pursuant to Clause 19.4 (Financial Indebtedness)

(e)           which arises in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements which:

(i)            arises in the ordinary course of business and/or by operation of Law;

(ii)           is entered into by any member of the TCN Group in the normal course of its banking arrangements for the purpose of netting debit and credit balances on bank accounts of members of the TCN Group operated on a net balance basis;

(iii)         arises in respect of netting or set off arrangements contained in any Hedging Agreement or other contract permitted under Clause 19.12 (Limitations on Hedging) or required pursuant to any other provision of this Agreement;

(iv)          which is a retention of title arrangement with respect to customer premises equipment in favour of a supplier (or its Affiliate) in respect of Financial Indebtedness referred to in paragraph (f) of Clause 19.4 (Financial Indebtedness); provided that the title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full; or

(v)            is entered into by any member of the TCN Group on terms which are generally no worse than the counterparty’s standard or usual terms and entered into in the ordinary course of business of the relevant member of the TCN Group;

(f)            which arises in respect of any judgment, award or order or any tax liability for which an appeal or proceedings for review are being diligently pursued in good faith, provided that the affected member of the TCN Group shall have or will establish such reserves as may be required under applicable generally accepted accounting principles in respect of such judgment, award, order or tax liability;

(g)           which is created by any member of the TCN Group in substitution for any Existing Encumbrance referred to in paragraph (a)(ii) above of this Clause 19.2, provided that the principal amount secured thereby may not be increased unless any Encumbrance in respect of such increased amount would be permitted under another paragraph of this Clause 19.2;

(h)           over or affecting any asset acquired by any member of the TCN Group after the date of this Agreement and subject to which such asset is acquired, if:

(i)            such Encumbrance was not created in contemplation of the acquisition of such asset by a member of the TCN Group; and

(ii)           the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring members of the TCN Group, is Financial Indebtedness which at all times falls within paragraph (j) or (m) of Clause 19.4 (Financial Indebtedness) and the amount of Financial Indebtedness so secured is not increased at any time;

(i)            over or affecting any asset of any company which becomes a member of the TCN Group after the date of this Agreement, where such Encumbrance is created prior to the date on which such company becomes a member of the TCN Group, if:

(i)            such Encumbrance was not created in contemplation of the acquisition of such company; and

(ii)           to the extent not repaid by close of business on the date upon which such company became a member of the TCN Group, the Financial Indebtedness secured by such Encumbrance at all times falls within paragraph (j) or (m) of Clause 19.4 (Financial Indebtedness);

(j)            constituted by a rent deposit deed entered into on arm’s length commercial terms and in the ordinary course of business securing the obligations of a member of the TCN Group in relation to property leased to a member of the TCN Group;

(k)           constituted by an arrangement referred to in paragraphs (d) or (f) of the definition of Financial Indebtedness;

(l)            which is granted by a member of the TCN Group over the shares of, Financial Indebtedness owed by or other interests it holds in, or over the assets (including, without limitation, present or future revenues) attributable to, a Project Company, an Excluded Subsidiary or a Joint Venture;

(m)          over cash deposited as security for the obligations of a member of the TCN Group in respect of a performance bond, guarantee, standby letter of credit or similar facility entered into in the ordinary course of business of the TCN Group;

(n)           over the assets and undertakings of any members of the TCN Group which secures Target Group Financial Indebtedness and/or Target Group Refinancing Indebtedness as at close of business on the effective date of the Integrated Merger Event up to an aggregate principal amount of £2,425,000,000 (or its equivalent in other currencies) or which secures Financial Indebtedness constituting a Post Merger Target Group Refinancing and, in each case, the priority of which is pari passu with the Senior Facilities;

(o)           securing any Second Lien Refinancing; or

(p)           securing Financial Indebtedness the principal amount of which (when aggregated with the principal amount of any other Financial Indebtedness which has the benefit of an Encumbrance other than as permitted pursuant to paragraphs (a) to (o) above) does not exceed £125,000,000 (or its equivalent in other currencies), which may be secured:

(i)            on assets not subject to the Security; and/or

(ii)           over assets subject to the Security on a basis ranking pari passu with or junior to the Security, provided that such security shall be granted on terms no more favourable taken as a whole to the beneficiaries thereof than that granted under this Agreement or where the rights of the relevant mortgagee, chargee or other beneficiary of such security in respect of any payment will be pari passu with or subordinated to the rights of the Finance Parties under the Principal Intercreditor Deed, any TGD Intercreditor Agreement or any other intercreditor arrangement which is either:

(A)          on terms satisfactory to the Finance Parties; or

(B)          in the case of subordinated security arrangements, on terms where the relevant mortgagee, chargee or other beneficiary of such security shall not be entitled to exercise any voting rights (or shall transfer any voting rights to which it may be entitled (whether such voting rights are granted by contract or applicable law) to the Security Trustee), shall agree to turnover any monies it receives in respect of such security, shall not enforce any rights to which it may be entitled in respect of the Financial Indebtedness secured by such security, dispose of, enforce any Encumbrance over, and shall not appoint any receiver, manager, attorney or any similar officer over, or otherwise exercise any rights in respect of, all or any part of the assets subject to such security until such time that all amounts outstanding under the Finance Documents have been repaid and discharged in full, provided that in either case, each of the Finance Parties agrees to execute such intercreditor deed as soon as practicable following request from TCN, and provided further that any Encumbrances securing Target Group Financial Indebtedness, Target Group Refinancing Indebtedness and/or Post Merger Target Group Refinancing Indebtedness shall be limited as provided in paragraph (n) of this Clause 19.2.

19.3        Loans and Guarantees

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) grant any loan or credit or give any guarantee in any such case in respect of Financial Indebtedness, other than:

(a)           any extension of trade credit or guarantees, bonds or indemnities granted in the ordinary course of business on usual and customary terms;

(b)           any credit given by a member of the TCN Group to another member of the TCN Group which arises by reason of cash-pooling, set-off or other cash management arrangements of the TCN Group;

(c)           the Existing Loans, provided that the aggregate principal amount outstanding thereunder may not be increased from that existing at the date of this Agreement in reliance on this paragraph (c), (except with respect to the accrual or capitalisation of interest);

(d)           any loans or credit granted:

(i)            by a member of the TCN Group which is not an Obligor to an Obligor by way of Subordinated Funding;

(ii)           by one Obligor to another Obligor; or

(iii)         by a member of the TCN Group which is not an Obligor to any other member of the TCN Group which is not an Obligor;

(iv)          by a member of the TCN Group to one or more members of the Flextech Group; provided that the aggregate principal amount of all loans or credit at any time outstanding and granted after the Closing Date pursuant to this Clause (d)(iv) shall not exceed the sum of £15,000,000 plus that amount which, when taken together with the aggregate amount of any loans, distributions or other payments to, or guarantees for the Financial Indebtedness of, or acquisitions of interests or investments in Joint Ventures during the then current financial year, does not exceed 3.5% of TCN Group Consolidated Revenues for the preceding financial year calculated by reference to the annual financial information for the TCN Group delivered in respect of the preceding financial year of the TCN Group pursuant to Clause 16.1 (Financial Statements), and provided further that any such loans or credit shall be repaid on or before any Flextech Disposal that results in the relevant member of the Flextech Group ceasing to be a member of the Group;

(v)            by a member of the TCN Group to the relevant member of the Flextech Group for the purposes of funding drawings available under the undrawn portion of any Existing Loan Stock of up to £50,000,000 in aggregate, provided that any such loans or credit granted after the date of this Agreement shall be repaid on or before any Flextech Disposal that results in the relevant member of the Flextech Group ceasing to be a member of the Group;

(vi)          in accordance with Clause 19.9 (Joint Ventures);

(vii)         by the US Borrower pursuant to the TCN Notes;

(e)           any loans made by any member of the TCN Group to its employees either:

(i)            in the ordinary course of its employees’ employment; or

(ii)           to fund the exercise of share options or other purchase of capital stock by its employees,

provided that the aggregate principal amount of all such loans shall not at any time exceed £2,500,000 (or its equivalent in other currencies);

(f)            any loan granted as a result of a Subscriber being allowed terms, in the ordinary course of trade, whereby it does not have to pay for the services provided to it for a period after the provision of such services;

(g)           any loan made by a member of the TCN Group to a member of the Group, where the proceeds of such loan are, or are to be (whether directly or indirectly) used;

(i)            provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to fund Permitted Payments; or

(ii)           at any time after the occurrence of an Event of Default, to fund Permitted Payments (A) under paragraph (a)(ii) of the definition thereof to the extent made to Telewest UK or the Ultimate Parent (and provided that documentation detailing the same is provided to the Facility Agent in advance of making any such loan) or (B) otherwise to the extent permitted by the Principal Intercreditor Deed or any applicable TGD Intercreditor Agreement;

(h)           trade credit granted on arms’ length terms by any member of the TCN Group to a member of the Flextech Group in connection with Intra-Group Services, provided that any settlement of any such trade credit may occur by way of set-off and further provided that any overpayment or underpayment arising as a result of the settlement of all such trade credit may be returned to the overpaying party or paid to the underpaying party (and any credit or Financial Indebtedness arising as a result of such overpayment or underpayment pending repayment to the overpaying party or payment to the underpaying party is hereby permitted);

(i)            following an Integrated Merger Event, any guarantee given by a member of the Target Group or the TCN Group in respect of Financial Indebtedness permitted under paragraph (d) of Clause 19.4 (Financial Indebtedness);

(j)            any guarantees arising under the Finance Documents or the Senior Finance Documents;

(k)           any guarantee given in respect of membership interests in any company limited by guarantee where the acquisition of such membership interest is permitted under Clause 19.13 (Acquisitions and Investments);

(l)            any guarantee included within or given by a member of the TCN Group in respect of or constituted by any Financial Indebtedness permitted under Clause 19.4 (Financial Indebtedness) or Clause 19.10 (Transactions with Affiliates);

(m)          any customary title guarantee given in connection with the assignment of leases where such assignment is permitted under Clause 19.6 (Disposals);

(n)           any loan or credit made to any Person (other than a member of the TCN Group) from Flextech Assets; or

(o)           loans made, credit granted or guarantees given by any member of the TCN Group not falling within paragraphs (a) to (n) above, in an aggregate amount not exceeding £20,000,000 (or its equivalent in other currencies).

19.4        Financial Indebtedness

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than in either case:

(a)           Financial Indebtedness arising under or pursuant to the Finance Documents or the Senior Finance Documents;

(b)           Existing Financial Indebtedness, provided that all Existing Financial Indebtedness described in Section A of Part 3 of Schedule 10 (Existing Financial Indebtedness) shall be repaid immediately upon the making of the first Advance under this Agreement;

(c)           in relation to an Integrated Merger Event:

(i)            any Target Group Financial Indebtedness existing as at the effective date of the Integrated Merger Event;

(ii)           any Target Group Refinancing Indebtedness existing as at or immediately following the effective date of the Integrated Merger Event; and

(iii)         any Post Merger Target Group Refinancing;

(d)           Financial Indebtedness of any member of the TCN Group falling within, and permitted by Clause 19.3 (Loans and Guarantees);

(e)           Financial Indebtedness arising under any Hedging Agreements permitted under Clause 19.12 (Limitations on Hedging);

(f)            Financial Indebtedness arising in respect of any guarantee given by TCN or any other member of the TCN Group in respect of the relevant borrower’s obligations under any Second Lien Refinancing or any other Telewest Global Debt, provided that, except at the option of TCN in the case of a Second Lien Refinancing, any such guarantee is given on a subordinated unsecured basis and is subject to the terms of a TGD Intercreditor Agreement, and provided further that if and to the extent required by Clause 7.5 (Repayment from Debt Proceeds), the Net Proceeds of such Telewest Global Debt are applied in the prepayment of the Outstandings;

(g)           Financial Indebtedness (i) arising under Finance Leases or (ii) provided or arranged by a supplier (or its Affiliates) of assets (including equipment) and/or related services to the TCN Group (the “Vendor Financing Arrangements”), to the extent that such Finance Leases and/or Vendor Financing Arrangements (x) comprise Finance Leases and/or Vendor Financing Arrangements which were outstanding on the Closing Date, details of which are set out in Schedule 12 (Vendor Financing Arrangements) or any refinancing or rollover thereof, or (y) comprise Finance Leases and/or Vendor Financing Arrangements entered into after the Closing Date, in the case of clause (x) and (y) in an aggregate principal amount which, together with the aggregate principal amount of all outstanding Financial Indebtedness incurred under paragraph (m) below, does not at any time exceed £125,000,000 plus the principal amount of such Finance Leases and Vendor Financing Arrangements outstanding on the Closing Date; provided in each case that the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Encumbrance other than over the assets the subject of such Vendor Financing Arrangements and/or Finance Leases;

(h)           Financial Indebtedness relating to deferral of PAYE taxes with the agreement of the Inland Revenue by any member of the TCN Group;

(i)            Financial Indebtedness arising in respect of Existing Performance Bonds or any performance bond, guarantee, standby letter of credit or similar facility entered into by any member of the TCN Group to the extent that cash is deposited as security for the obligations of such member of the TCN Group thereunder;

(j)            other than in connection with the Integrated Merger Event, Financial Indebtedness of any company which became or becomes a member of the TCN Group after the date of this Agreement, where such Financial Indebtedness arose prior to the date on which such company became or becomes a member of the TCN Group; if:

(i)            such Financial Indebtedness was not created in contemplation of the acquisition of such company; and

(ii)           the aggregate principal amount of all Financial Indebtedness falling within this paragraph (j) either (A) does not exceed £12,000,000 (or its equivalent in other currencies) outstanding at any time or (B) to the extent such Financial Indebtedness does exceed £12,000,000, an amount equal to such excess is repaid immediately upon such company becoming a member of the TCN Group;

(k)           Financial Indebtedness which constitutes Subordinated Funding provided that each member of the TCN Group that is a debtor in respect of Subordinated Funding shall procure that the relevant creditor of such Subordinated Funding, to the extent not already a party at the relevant time, accedes to the Principal Intercreditor Deed or any applicable TGD Intercreditor Agreement, as appropriate and in such capacity, upon the granting of such Subordinated Funding;

(l)            the TCN Notes, any Senior Debt Refinancing and any Second Lien Refinancing; or

(m)          Financial Indebtedness not falling within paragraphs (a) to (l) above, of any member of the TCN Group provided that the aggregate amount of such Financial Indebtedness outstanding at any time, when taken together with the aggregate outstanding amount in respect of Finance Leases and Vendor Financing Arrangements in excess of the aggregate amount thereof outstanding as at the Closing Date, does not exceed £125,000,000 (or its equivalent in other currencies) and the aggregate amount of any Financial Indebtedness, the proceeds of which are not required to be applied in prepayment of outstanding amounts pursuant to paragraph (a) of Clause 7.5 (Repayment from Debt Proceeds) by virtue of the exception in paragraph (b)(viii) of such Clause; and further provided that in the case of any Financial Indebtedness constituted by an overdraft facility which operates on a gross/net basis, only the net amount of such facility shall count towards such aggregate amount.

19.5        Dividends, Distributions and Share Capital

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall):

(a)           declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of any of its shares;

(b)           redeem, repurchase, defease, retire or repay any of its share capital, or resolve to do so;

(c)           repay or distribute any share premium account; or

(d)           repay or otherwise discharge or purchase any amount of principal of (or capitalised interest on) or pay any amount of interest in respect of Subordinated Funding,

other than:

(i)            to the extent the share capital of such TCN Group Obligor is held by one or more other TCN Group Obligors or to the extent the share capital of any member of the TCN Group which is not an Obligor is held by one or more other members of the TCN Group;

(ii)           to the extent discharged in consideration of a transfer of any non-cash asset the disposal of which is not otherwise prohibited by this Agreement, by the waiver of any payment where no cash consideration is given in respect of such waiver or by way of conversion into any securities (including convertible unsecured loan stock), (or vice versa), which do not involve any cash payments or by way of capital contribution to the debtor in respect of such Subordinated Funding;

(iii)         provided that no Event of Default has occurred and is continuing or is likely to occur as a result thereof, to the extent required to fund Permitted Payments;

(iv)          at any time after the occurrence of an Event of Default, to the extent required to fund Permitted Payments (A) under paragraph (a)(ii) of the definition thereof to the extent made to Telewest UK or the Ultimate Parent (and provided that documentation detailing the same is provided to the Facility Agent in advance of making any such loan) or (B) otherwise to the extent not prohibited by the Principal Intercreditor Deed or any applicable TGD Intercreditor Agreement; or

(v)            to the extent such redemption, repurchase, defeasance, retirement or repayment is in respect of a nominal amount.

19.6        Disposals

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall), either in a single transaction or in a series of related transactions, engage in any Disposal other than:

(a)           any payment required to be made under the Finance Documents;

(b)           the Disposal of obsolete or surplus assets no longer required for the efficient operation of the core business of the TCN Group, on arms’ length commercial terms;

(c)           Disposals of cash, the lending or repayment of cash or the Disposal of Cash Equivalent Investments or Marketable Securities, on arms’ length commercial terms where the same is not otherwise restricted by the terms of the Finance Documents;

(d)           Disposals by a TCN Group Obligor to another TCN Group Obligor, provided that if the relevant assets are subject to existing Security they remain so or will be made subject to Security (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of such Disposal;

(e)           Disposals by a member of the TCN Group which is not an Obligor to another member of the Group;

(f)            Disposals on arm’s length commercial terms where the cash proceeds of such Disposals are reinvested within 12 months of the date of the relevant Disposal in the purchase of replacement assets of similar nature and to be used in the same jurisdiction as the assets which it replaces and the business of the TCN Group, such reinvestment to be on no worse than arms’ length commercial terms by a member of the TCN Group, provided that where the party making such Disposal is a TCN Group Obligor, such replacement assets are either subject to existing Security granted by the member of the TCN Group that has acquired the replacement assets, or will be made subject to Security by such member of the TCN Group (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of the acquisition of such replacement assets;

(g)           Disposals of any accounts receivable on arms’ length commercial terms pursuant to an asset securitisation programme or one or more receivables factoring transactions provided that:

(i)            such disposal is conducted on a non-recourse basis;

(ii)           the aggregate principal amount of all such securitisations or factoring transactions conducted in reliance on this paragraph (g) does not exceed £100,000,000 (or its equivalent in other currencies) at any time; and

(iii)         the availability of the Revolving Facility shall be reduced by the Sterling equivalent of the aggregate principal amount of any such securitisation programme;

(h)           Disposals of any shares or other interests in any Project Company, an Excluded Subsidiary or Joint Venture or the assignment of any Financial Indebtedness owed to a member of the TCN Group by a Project Company, Excluded Subsidiary or Joint Venture;

(i)            Disposals of assets, revenues or rights of any member of the TCN Group arising from an amalgamation, consolidation or merger of such member of the TCN Group with any other person which is permitted by Clause 19.8 (Mergers);

(j)            Disposals of accounts receivable which have remained due and owing from a third party for a period of more than 90 days and in respect of which the relevant member of the TCN Group has diligently pursued payment in the normal course of its business and where such disposal is on non-recourse terms to such member of the TCN Group;

(k)           Disposals of assets subject to finance or capital leases pursuant to the exercise of an option by the lessee under such finance or capital leases;

(l)            Disposals of assets in exchange for the receipt of assets of a similar or comparable value provided that the assets received by any member of the TCN Group following such exchange are located in the United Kingdom or Ireland, and provided further that:

(i)            to the extent that the assets being disposed of are subject to existing Security, the assets received following such exchange will be subject to the existing Security Documents, or will be made subject to Security (in form and substance substantially similar to the existing Security or otherwise in such form and substance as may reasonably be required by the Facility Agent) within 10 Business Days of such Disposal; and

(ii)           where the aggregate net book value of all assets being exchanged in reliance on this paragraph (l) exceeds £2,000,000 (or its equivalent in other currencies) in any Financial Quarter, there is delivered to the Facility Agent, within 30 days from the end of such Financial Quarter of the TCN Group, a certificate signed by two authorised officers of TCN (given without personal liability) certifying that the assets received by such member of the TCN Group in reliance on this paragraph (l) during such Financial Quarter are of a similar or comparable value to the assets disposed of by such member of the TCN Group;

(m)          Disposals of tax losses by any member of the TCN Group to any person, provided that, if the acquiring person is not a member of the TCN Group, the disposing company receives fair market value for such tax losses from the recipient and provided further that where the acquiring person is not a member of the TCN Group and the fair market value to the recipient of any tax losses so disposed of exceeds £5,000,000 (or its equivalent in other currencies), no later than 30 days after the proposed sale, transfer, surrender or other Disposal, there is delivered to the Facility Agent a certificate signed by two authorised signatories of TCN (given without personal liability) giving brief details of the relevant transaction and certifying:

(i)            the fair market value received by the transferring company in respect of such tax losses, as determined by TCN in its reasonable opinion, after taking account of advice from its external tax advisers; and

(ii)           that, taking into account the aggregate amount of tax losses disposed of by members of the TCN Group (whether in reliance on this paragraph (m) or otherwise) and assuming that the financial performance of the TCN Group is in accordance with the projections set out in the Long Range Plan), there is no reasonable expectation that any member of the TCN Group will become a tax payer prior to the Final Maturity Date as a result of such disposal of tax losses;

(n)           Disposals of assets to any person who is providing services the provision of which has been or is to be outsourced to that person by any member of the TCN Group provided that:

(i)            the assets being disposed of in reliance on this paragraph (n) shall be assets which relate to the services which are the subject of such outsourcing;

(ii)           the projected cash cost to the TCN Group of such outsourcing shall be less than the projected cash cost to the TCN Group of carrying out such outsourced activities at the levels of service to be provided by the service provider within the TCN Group;

(iii)         the economic benefits derived from any such outsourcing contract shall be received by the TCN Group during the term of such contract;

(iv)          the aggregate fair market value of the assets disposed of shall not exceed in any financial year £75,000,000 (or its equivalent in other currencies); and

(v)            no later than 30 days after the date of such outsourcing where the consideration payable in respect of the assets subject to such Disposal exceeds £1,000,000 (or its equivalent in other currencies), a duly authorised officer of TCN shall have provided to the Facility Agent, a certificate (without personal liability) verifying each of the matters set out in sub-paragraphs (i) to (iii) above and certifying that as at the date of such certificate, the aggregate fair market value of all assets disposed of in reliance on this paragraph (n) during such financial year, does not exceed the threshold specified in sub-paragraph (iv) above;

(o)           Disposals of assets pursuant to sale and leaseback transactions not constituting Financial Indebtedness where the aggregate fair market value of any assets disposed of in reliance on this paragraph (o) does not exceed £50,000,000 (or its equivalent in other currencies) in any financial year of TCN and any Disposals of assets pursuant to sale and leaseback transactions constituting Financial Indebtedness to the extent such Financial Indebtedness is permitted under this Agreement;

(p)           Disposals of any Hedging Agreements no longer required for the purpose for which it was originally entered into;

(q)           Disposals of non-core assets acquired in connection with a transaction permitted under Clause 19.13 (Acquisitions and Investments);

(r)           any Flextech Disposal; and

(s)           Disposals not otherwise permitted under this Clause 19.6, provided that the aggregate fair market value of the assets disposed of in reliance on this paragraph (s) does not exceed £50,000,000 during any given financial year or £250,000,000 from and after the Closing Date, provided that in respect of any Disposal permitted under paragraphs (g), (k), (m) (other than Disposals to a member of the TCN Group), (o) or (s) above:

(A)          (other than in respect of Disposals under paragraphs (k) or (m) above) such Disposal shall be on arm’s length commercial terms;

(B)          at least 75% of the consideration for such Disposal shall be comprised of cash, Cash Equivalent Investments or Marketable Securities, provided that the aggregate amount of consideration received by way of Marketable Securities shall not (valued as at the relevant time of receipt of any Marketable Securities) at any time exceed £25,000,000 (or its equivalent in other currencies) and provided further that any Cash Equivalent Investments and/or Marketable Securities acquired pursuant to any such Disposal are monetised within 3 months of the expiry of any lock-up arrangement entered into by the relevant member of the TCN Group making such Disposal with any third party (where such lock-up arrangement has a term not exceeding 12 months); and

(C)          in respect of any Disposal the fair market value of which exceeds £5,000,000 (or its equivalent in other currencies) no later than 30 days after the date of such Disposal, there shall have been delivered to the Facility Agent, a certificate signed by two authorised officers of TCN providing brief details of the transaction and certifying (in each case, to the extent applicable) (1) (other than in respect of Disposals under paragraphs (k) or (m) above) such Disposal shall be on arm’s length commercial terms or (in the case of paragraph (m) such Disposals are for fair market value from the perspective of the transferring company), (2) that not less than 75% of the consideration for such Disposal shall be in cash, Cash Equivalent Investments or Marketable Securities, and (3) to the extent any of the consideration will include Marketable Securities, the name, amount and other brief details of such Marketable Securities.

19.7        Change of Business

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall), save as otherwise permitted by the terms of this Agreement make any change in the nature of its business as carried on immediately prior to the date of this Agreement, which would give rise to a substantial change in the business of the TCN Group taken as a whole, provided that this Clause 19.7 shall not be breached by any member of the TCN Group making a Disposal permitted by Clause 19.6 (Disposals),  an acquisition or investment permitted by Clause 19.13 (Acquisitions and Investments) or as a result of any Flextech Disposal.

19.8        Mergers

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) amalgamate, consolidate or merge with any other person unless:

(a)           such amalgamation, consolidation or merger constitutes an Integrated Merger Event or an Unintegrated Merger Event;

(b)           such amalgamation, consolidation or merger is between two TCN Group Obligors or a TCN Group Obligor and another member of the Group where the TCN Group Obligor will be the surviving entity;

(c)           such amalgamation, consolidation or merger is between two members of the TCN Group which are not Obligors;

(d)           any member of the TCN Group liquidates or dissolves in either case on a solvent basis and in connection therewith all of its assets are transferred to one or more TCN Group Obligors or, if such member is not itself a TCN Group Obligor to one or more members of the TCN Group;

(e)           such amalgamation, consolidation or merger is by a TCN Group Obligor (excluding TCN) (the “Original Entity”) into one or more entities (each a “Merged Entity”); provided that:

(i)            such Merged Entity is a TCN Group Obligor and is liable for the obligations of the relevant Original Entity under this Agreement and the Security which remain unaffected thereby and entitled to the benefit of all the rights of such Original Entity;

(ii)           if required by the Facility Agent, such Merged Entity has entered into Security which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entity pursuant to any Security entered into by them and any possibility of the Security referred to in this paragraph or paragraph (iii) below being challenged or set aside is not greater than any such possibility in relation to the Security entered into by or in respect of the share capital of any relevant Original Entity; and

(iii)         (if all or any part of the share capital of the relevant Original Entity was charged pursuant to the Security) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to Security on terms of at least an equivalent nature and ranking as the Security relating to the shares in the relevant Original Entity; and

(iv)          the Facility Agent is satisfied (acting reasonably) that all the property and other assets of the relevant Original Entity are vested in the Merged Entity and that the Merged Entity has assumed all the rights and obligations of the relevant Original Entity under all material Necessary Authorisations, provided that in the case of paragraphs (b), (c), (d) and (e) above, no later than 10 Business Days prior to the proposed amalgamation, consolidation or merger a duly authorised officer of TCN shall have delivered to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably) a certificate verifying compliance with the relevant matters set out in such paragraph and to the extent deemed necessary, the Facility Agent shall have received appropriate advice from counsel in any relevant jurisdiction that such amalgamation, consolidation or merger (i) will not result in the breach of any applicable law or regulation in any material respect and (ii) in the case of an amalgamation, consolidation or merger involving a TCN Group Obligor, will not have a materially adverse impact upon any of the obligations owed by such TCN Group Obligor to the Finance Parties or upon the Security granted by such TCN Group Obligor under any Security Document.

19.9        Joint Ventures

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) enter into, make any loans, distributions or other payments to, give any guarantees for the Financial Indebtedness of, or acquire any interest or otherwise invest in, any Joint Venture other than such loans, distributions, payments, guarantees or consideration for acquisitions or investments may be made, paid or given by TCN Group Obligors in an aggregate amount during any financial year of the TCN Group, which taken together with the aggregate principal amount of loans or credit granted to any member of the Flextech Group during such financial year which are then outstanding in excess of £15 million under paragraph (d)(iv) of Clause 19.3 (Loans and Guarantees), do not exceed 3.5% of TCN Group Consolidated Revenues for the preceding financial year, calculated by reference to the annual financial information for the TCN Group delivered in respect of the preceding financial year of the TCN Group pursuant to Clause 21.1 (Financial Statements).

19.10      Transactions with Affiliates

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) enter into any arrangement, contract or transaction with any other member of the Group which is not a TCN Group Obligor, other than:

(a)           transactions expressly permitted by the Finance Documents;

(b)           transactions between a member of the TCN Group which is not an Obligor and any other member of the TCN Group which is not an Obligor;

(c)           transactions in the ordinary course of business and either on no worse than arm’s length terms or, where there is no available market by which to assess whether such a transaction is on no worse than arm’s length terms, on terms such that the transaction is financially fair to the relevant TCN Group Obligor or, as the case may be, other members of the TCN Group;

(d)           transactions with any member of the Group in relation to management services conducted at not less than Cost on behalf of such member of the Group;

(e)           transactions relating to the provision of Intra-Group Services;

(f)            transactions either on terms and conditions (including, without limitation, as to any reasonable fees payable in connection with such transactions) not substantially less favourable to the relevant TCN Group Obligor or, as the case may be, other members of the TCN Group than would be obtainable at such time in comparable arm’s length transactions with an entity which is not an Affiliate or, where there is no comparable arm’s length transaction by which to assess whether such a transaction is on terms and conditions not substantially less favourable to the relevant TCN Group Obligor or, as the case may be, other members of the TCN Group, on such terms and conditions (including, without limitation, as to any fees payable in connection with such transaction) that the transaction is financially fair to the relevant TCN Group Obligor or, as the case may be, other members of the TCN Group;

(g)           any transaction to which one or more TCN Group Obligors and one or more members of the Group who are not TCN Group Obligors are party where the sole purpose of such transaction is for such TCN Group Obligors and members of the Group to effect a transaction with a person who is not a member of the Group;

(h)           transactions relating to capital contributions between TCN Group Obligors or the amendment of the terms of any loans made by or any convertible unsecured loan stock or other securities issued by any TCN Group Obligors to any other member of the Group (whether by way of conversion of loans to convertible unsecured loan stock or vice versa or otherwise) or the capitalisation of, or the waiver of or the repayment of, loans made by or any convertible unsecured loan stock issued by any TCN Group Obligors to any other TCN Group Obligor;

(i)            transactions required to implement an Integrated Merger Event;

(j)            transactions constituting Subordinated Funding;

(k)           transactions constituting Permitted Payments;

(l)            tax sharing agreements or arrangements to surrender tax losses and payments made pursuant thereto, to the extent such transactions are not prohibited by this Agreement;

(m)          any arrangements entered into in connection with any guarantee of any Telewest Global Debt permitted under Clause 19.3 (Loans and Guarantees) and/or Clause 19.4 (Financial Indebtedness); and

(n)           any other transaction or arrangement permitted under Clause 19.3 (Loans and Guarantees), Clause 19.4 (Financial Indebtedness), Clause 19.5 (Dividends, Distributions and Share Capital), Clause 19.6 (Disposals), Clause 19.8 (Mergers), Clause 19.9 (Joint Ventures) or Clause 19.13 (Acquisitions and Investments).

19.11      Change in Financial Year

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall), without the prior consent of the Facility Agent, change the end of its financial year from 31 December.

19.12      Limitations on Hedging

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) enter into any Hedging Agreement other than:

(a)           the Hedging Agreements identified in Schedule 11(Hedging Agreements);

(b)           any Hedging Agreements specifically required under Clause 18.9 (Hedging); or

(c)           any Hedging Agreement entered into in connection with the business or any Financial Indebtedness of the TCN Group, in each case which is not entered into for investment or speculative purposes and, for the avoidance of doubt (subject to the provisions of Clause 19.10 (Transactions with Affiliates)), any such Hedging Agreement may be entered into with another member of the Group.

19.13      Acquisitions and Investments

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) purchase, subscribe for or otherwise acquire or invest in any shares (or other securities or any interest in it) in, or incorporate, any company or acquire (by subscription or otherwise) all or any substantial part of the assets, property or business (including Content, save to the extent envisaged in the Long Range Plan) of any other person or any assets that constitute a division or operating unit of the business of any other person, other than:

(a)           any acquisition, incorporation or investment relating to an Integrated Merger Event;

(b)           the purchase of or investment in Cash Equivalent Investments or Marketable Securities (including without limitation by way of consideration in respect of any Disposal as contemplated in the proviso to Clause 19.6 (Disposals) and subject to the conditions set out therein);

(c)           the incorporation of a company or the acquisition of an “off-the-shelf” company which is or becomes a member of the TCN Group;

(d)           any acquisition by any member of the TCN Group in connection with a Disposal permitted by the provisions of Clause 19.6 (Disposals) and any acquisition or subscription by a TCN Group Obligor of shares issued by another TCN Group Obligor or, after an Integrated Merger Event, a Subsidiary of the holding company of the Target Group which is a member of the TCN Group which will, after the acquisition of such shares, become a wholly-owned direct or indirect Subsidiary of TCN or by any other member of the Group (not being a TCN Group Obligor) of shares issued by any member of the Group other than a TCN Group Obligor; provided in each case that if the other shares of such TCN Group Obligor or other member of the Group are subject to existing Security, either (i) such newly issued shares shall also be subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) upon their issue or (ii) such shares shall be made subject to Security (in form and substance substantially similar to any existing Security or otherwise in such form and substance as may be reasonably required by the Facility Agent) within 10 Business Days of their issue;

(e)           any acquisition by any member of the TCN Group of any loan receivable, security or other asset by way of capital contribution or in consideration of the issue of any securities or of Subordinated Funding;

(f)            any acquisition of shares, assets, revenues or rights arising from an amalgamation, consolidation or merger of a member of the TCN Group with any other person which is permitted by Clause 19.8 (Mergers);

(g)           the acquisition of any leasehold interest in any assets which are the subject of a sale and leaseback permitted by the provisions of paragraph (o) of Clause 19.6 (Disposals);

(h)           any purchase or acquisition of assets or revenues by a member of the TCN Group from a member of the TCN Group provided that the Disposal of such assets or revenues by the relevant member of the TCN Group is permitted under Clause 19.6 (Disposals);

(i)            acquisitions not falling within paragraphs (a) to (h) above of up to an amount of £40,000,000; or

(j)            acquisitions not falling within paragraphs (a) to (i) above, provided that TCN can demonstrate by reference to the quarterly information most recently delivered pursuant to Clause 16.1 (Financial Statements) that the ratio of Consolidated Net Borrowings (as at the date of such financial statements, calculated on a pro forma basis giving effect to any Financial Indebtedness incurred by any member of the TCN Group in connection with such acquisition and any Financial Indebtedness raised by any member of the TCN Group since the date of such quarterly information and on a pro forma basis giving effect to the acquisition) to Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period then ended is not more than 3.0 to 1.0 and provided further that the aggregate value of acquisitions permitted in any financial year of the TCN Group by this paragraph (j) shall not exceed the aggregate of 3% of TCN Group Consolidated Revenues for the preceding financial year of the TCN Group, calculated by reference to the annual financial information for the TCN Group delivered in respect of the preceding financial year of the TCN Group pursuant to Clause 16.1 (Financial Statements) plus any amount permitted to be used during such financial year for investments in Joint Ventures in accordance with Clause 19.9 (Joint Ventures) which has not been so used.

19.14      No Restrictions on Payments

No TCN Group Obligor shall (and TCN shall procure that no member of the TCN Group shall) enter into any agreement, transaction or other arrangement which restricts or attempts to restrict such TCN Group Obligor from making any payments or other distributions in cash to any other TCN Group Obligor, if any such restriction affects the ability of the TCN Group Obligors as a whole to comply with the payment obligations under the Finance Documents or is reasonably likely to result in the incurrence of significant costs, or any significant increase in, any costs and expenses payable by or any taxes in any material amount owing by the TCN Group Obligors as a whole, other than pursuant to or as contemplated by the Finance Documents and/or the Senior Finance Documents.

19.15      Telewest UK Covenants

(a)           Telewest UK shall not:

(i)            carry on trade;

(ii)           create or permit to subsist any Encumbrance over its shares in TCN or over its rights, title and interest in any Subordinated Funding owed to it by TCN, other than:

(A)          pursuant to the Security;

(B)          after an Integrated Merger Event, for the purposes of securing Target Group Financial Indebtedness, any Target Group Refinancing Indebtedness and any Post Merger Target Group Refinancing to the extent not otherwise prohibited by this Agreement; or

(C)          as contemplated by any applicable TGD Intercreditor Agreement or the Principal Intercreditor Deed;

(iii)         dispose of any or all of its interests in the shares of TCN or any of its rights, title and interest in any Subordinated Funding owed to it by TCN, other than pursuant to or as contemplated by the Security Documents or as contemplated by any applicable TGD Intercreditor Agreement or the Principal Intercreditor Deed; or

(iv)          amalgamate, consolidate or merge with any other person unless such amalgamation, merger or consolidation constitutes an Integrated Merger Event or an Unintegrated Merger Event.

(b)           Prior to the occurrence of a Merger Event, Telewest UK shall not, and shall procure that the Ultimate Parent does not, incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness unless Telewest UK can demonstrate by reference to the quarterly information for the Group most recently delivered pursuant to Clause 16.1 (Financial Statements) that Consolidated Group Net Borrowings (adjusted to take account of the Financial Indebtedness in question and any other Financial Indebtedness raised by the Ultimate Parent, Telewest UK or any member of the TCN Group since the date of such quarterly information) is not more than 4.25 times Consolidated Group Net Operating Cash Flow for the period of four consecutive financial quarters ended on the last day of the financial quarter in respect of which such quarterly information was delivered, provided that the foregoing limitations shall not apply to:

(i)            any Financial Indebtedness arising under or pursuant to the Finance Documents or the Transfer Agreement;

(ii)           any Financial Indebtedness incurred by the Ultimate Parent or Telewest UK to refinance all or any part of any outstanding Financial Indebtedness of the Ultimate

Parent, Telewest UK or any member of the TCN Group, including any Financial Indebtedness incurred for the purpose of the payment of all principal, interest, fees, expenses, commissions, make-whole and any other contractual premium payable in respect thereof, in respect of such outstanding Financial Indebtedness and any fees, costs and expenses incurred in connection with such refinancing;

(iii)         any Financial Indebtedness incurred (including any such Financial Indebtedness existing as at the date of this Agreement) by the Ultimate Parent or Telewest UK and owed to the Ultimate Parent, Telewest UK or any member of the Group;

(iv)          any Financial Indebtedness incurred by the Ultimate Parent or Telewest UK which, if it had been incurred by TCN at such time, would be permitted to be incurred pursuant to paragraph (g) and/or (m) of Clause 19.4 (Financial Indebtedness);

(v)            the Senior Facilities, any Senior Debt Refinancing and any Second Lien Refinancing; or

(vi)          any Financial Indebtedness of the type referred to in paragraph (e), (h) and (i) of Clause 19.4 (Financial Indebtedness).

For the avoidance of doubt, it is understood and agreed that nothing in this Agreement shall limit or prohibit the incurrence of Financial Indebtedness by any member of the Group other than the Ultimate Parent, Telewest UK and the members of the TCN Group, and no Financial Indebtedness of any member of the Group other than the Ultimate Parent, Telewest UK and the members of the TCN Group shall be taken into consideration in the calculation of Consolidated Group Net Borrowings for purposes of this paragraph (b). Upon the effectiveness of a Merger Event, paragraph (b) of this Clause 19.15 shall cease to be effective.

19.16      Following Integrated Merger Event

Following an Integrated Merger Event

(a)           the baskets set out in paragraph (p) of Clause 19.2 (Negative Pledge), paragraphs (e) and (n) of Clause 19.3 (Loans and Guarantees), paragraphs (g), (j) and (m) of Clause 19.4 (Financial Indebtedness) and paragraphs (n), (o) and (r) of Clause 19.6 (Disposals) shall be adjusted so that the baskets after such Integrated Merger Event shall bear the same relation to the baskets prior to the Integrated Merger Event, as the combined Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on the most recent Quarter Date of the TCN Group prior to the effective date of the Integrated Merger Event for which quarterly financial information is available for the TCN Group and Target Group Net Operating Cash Flow for the Semi-Annual Period ending on the most recent Quarter Date prior to the effective date of the Integrated Merger Event for which quarterly financial information is available for the Target Group, bears to the Consolidated Annualised TCN Group Net Operating Cash Flow for the Semi-Annual Period ending on the most recent Quarter Date for the TCN Group prior to the effective date of the Integrated Merger Event; and

(b)           notwithstanding any contrary provision of this Agreement, no transaction engaged in by any member of the Target Group which transaction is permitted pursuant to the terms of any then applicable Target Group Financial Indebtedness and/or Target Group Refinancing Indebtedness shall, or shall be deemed to, violate any undertaking set forth in this Clause 19 or any other provision of this Agreement or any other Finance Document, provided that if any such transaction is entered into (i) after the Integrated Merger Event but prior to the date that is six months after the date of the Integrated Merger Event (the “Long Stop Date”), then if such transaction does not comply with this Clause 19 as at the Long Stop Date, such transaction will constitute a breach of this Clause 19 on the Long Stop Date and (ii) after the Long Stop Date, then if it does not comply with this Clause 19 as at the date it is entered into it will constitute a breach of this Clause 19 as at such date.  For the avoidance of doubt, no transaction referred to in (i) of this paragraph (b) shall constitute or be deemed to constitute a Default or an Event of Default prior to the Long Stop Date.

19.17      US Borrower

The US Borrower shall not:

(a)           carry on trade or business other than as may be necessary in connection with the acquisition and ownership of the TCN Notes or with its voluntary winding-up;

(b)           create or permit to subsist any Encumbrance over its rights under or title and interest in the TCN Notes, other than:

(A)          pursuant to the Security;

(B)          after an Integrated Merger Event, for the purposes of securing Target Group Financial Indebtedness, any Target Group Refinancing Indebtedness and any Post Merger Target Group Refinancing to the extent not otherwise prohibited by this Agreement; or

(C)          as contemplated by any applicable TGD Intercreditor Agreement or the Principal Intercreditor Deed;

(c)           dispose of any or all of its rights, title and interest in the TCN Notes other than pursuant to or as contemplated by the Security Documents or as contemplated by any applicable TGD Intercreditor Agreement or the Principal Intercreditor Deed; or

(d)           amalgamate, consolidate or merge with any other person unless such amalgamation, merger or consolidation constitutes an Integrated Merger Event or an Unintegrated Merger Event.

20.          ACCESSION; US BORROWER; ACCEDING GUARANTORS

20.1        The US Borrower

                No later than the date of Utilisation under this Agreement, TCN shall procure that there is delivered to the Facility Agent an Accession Notice duly executed by itself and Telewest Global Finance LLC together with the documents set out in Part 2 of Schedule 7 (Accession Documents) in relation to Telewest Global Finance LLC and the US Borrower Security Documents, all in form and substance satisfactory to the Facility Agent, acting reasonably.

20.2        Acceding Guarantors

(a)           TCN may, upon not less than 3 Business Days’ prior written notice to the Facility Agent, request that any member of the TCN Group (or, immediately prior to the effective date of the Integrated Merger Event, any member of the Target Group) becomes an Acceding Guarantor under this Agreement.

(b)           TCN shall procure that there is delivered, for the purposes of paragraph (a) above, an Accession Notice duly executed by itself and the relevant member of the TCN Group or the Target Group together with the documents set out in Part 2 of Schedule 7 (Accession Documents) and such other documents (including any new Security Documents) as the

Facility Agent may reasonably require, in relation to such member of the TCN Group or the Target Group all in form and substance satisfactory to the Facility Agent, acting reasonably.

20.3        Assumption of Rights and Obligations

Upon satisfactory delivery of a duly executed Accession Notice to the Facility Agent, together with the other documents required to be delivered under Clause 20.1 (The US Borrower), or paragraph (b) of Clause 20.2 (Acceding Guarantors) the US Borrower or the relevant member of the TCN Group (as the case may be), the Obligors and the Finance Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had US Borrower or the such member of the TCN Group been an original party to this Agreement as a Borrower and/or an Original Guarantor (as the case may be), and the US Borrower or such member of the TCN Group shall become a party to this Agreement as a Borrower and/or an Acceding Guarantor (as the case may be).

21.          EVENTS OF DEFAULT

21.1        Events of Default

Each of Clauses 21.2 (Non-Payment) to Clause 21.16 (Material Proceedings) describes the circumstances which constitute an Event of Default for the purposes of this Agreement.

21.2        Non-Payment

Any Obligor fails to pay any sum due from it under any Finance Document at the time, in the currency and in the manner specified in such Finance Document within (a) 1 Business Day of the due date, in the case of payments of principal where failure to pay was due solely to technical or administrative error in the transmission of funds, (b) 3 Business Days of the due date, in the case of payments of interest, or (c) 5 Business Days of the due date, in respect of payments of any other amounts.

21.3        Covenants

(a)           Any TCN Group Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 18.1 (Application of Advances), Clause 19.2 (Negative Pledge), Clause 19.3 (Loans and Guarantees), Clause 19.4 (Financial Indebtedness), Clause 19.5 (Dividends, Distributions and Share Capital), Clause 19.8 (Mergers), Clause 19.9 (Joint Ventures) or Clause 19.13 (Acquisitions and Investments).

(b)           Telewest UK fails to duly perform or comply with any obligation expressed to be assumed by it in Clause 19.15 (Telewest UK Covenants).

(c)           Any Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in Clause 16 (Financial Information), Clause 18.12 (Further Assurance) or Clause 18.9 (Hedging), and such failure, if capable of remedy is not so remedied within 10 Business Days of the earlier of such Obligor becoming aware of such failure to perform or comply and the Facility Agent having given notice of such failure to TCN.

(d)           There is any breach of Clause 17.1 (Ratios) or Clause 17.2 (Permitted Capital Expenditure).

(e)           There is any breach of Clause 19.6 (Disposals), provided that where the failure to comply with any obligation under Clause 19.6 (Disposals) relates to the obligation to deliver a certificate within a specified time period, no Event of Default shall be deemed to have occurred unless TCN shall have failed to deliver the required certificate within such time period and upon request by the Facility Agent for a description of the transactions relating to such certificate which was not delivered, TCN fails to provide such details within 10 Business Days after such request.

21.4        Other Obligations

Any member of the Group fails duly to perform or comply with any of the obligations expressed to be assumed by it in any of the Finance Documents (other than any of those referred to in Clauses 21.2 (Non-Payment) and 21.3 (Covenants)) and such failure, if capable of remedy, is not so remedied within 30 days of the earlier of such Obligor becoming aware of such failure to perform or comply and the Facility Agent having given notice of such failure to TCN.

21.5        Misrepresentation

Any representation or statement made or repeated by any member of the Group (or, prior to its accession hereto, Telewest Global Finance LLC) in any Finance Document or in any notice or other document or certificate delivered by it pursuant to a Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated where the circumstances giving rise to such inaccuracy, if capable of remedy or change are not remedied or do not change within 30 days of the earlier of the relevant Obligor becoming aware of such circumstances and the Facility Agent having notified TCN of such misrepresentation having occurred.

21.6        Cross Default

(a)           any Financial Indebtedness of any member of the TCN Group is not paid at its specified maturity or becomes due and payable prior to the date when it would otherwise have become due;

(b)           any Financial Indebtedness of any member of the TCN Group is declared (or becomes capable of being declared) to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), after taking into account any applicable grace period;

(c)           any commitment for any Financial Indebtedness of any member of the TCN Group is cancelled or suspended by a creditor of any member of the TCN Group as a result of an event of default (however defined); or

(d)           there occurs under any Hedging Agreement (other than a Hedging Agreement the obligations under which constitute Financial Indebtedness), an Early Termination Date (as defined in such Hedging Agreement) resulting from (i) any event of default under such Hedging Agreement as to which any member of the TCN Group is the Defaulting Party (as defined in such Hedging Agreement) or (ii) any Termination Event (as so defined) as to which any member of the TCN Group is an Affected Party (as so defined);

provided that no Event of Default will occur under this Clause 21.6:

(i)            if the aggregate amount of Financial Indebtedness, commitment for Financial Indebtedness and/or Derivatives Termination Value owed by a member of the TCN Group falling within paragraphs (a) to (d) above is less than £35,000,000 (or its equivalent in other currencies);

(ii)           if the relevant Financial Indebtedness or Derivatives Termination Value is cash-collateralised and such cash is available for application in satisfaction of such Financial Indebtedness or Derivatives Termination Value; or

(iii)         if such Financial Indebtedness or Derivatives Termination Value is owed by a member of the TCN Group to Telewest UK or another member of the TCN Group.

21.7        Insolvency

(a)           The Ultimate Parent, Telewest UK, TCN or any other TCN Group Obligor that is a Material Subsidiary is unable to pay its debts as they fall due, ceases or suspends generally the payment of its debts or announces an intention to do so, or makes a general assignment for the benefit of or a composition with its creditors generally or a general moratorium is declared in respect of the Financial Indebtedness of the Ultimate Parent, Telewest UK, TCN or such other TCN Group Obligor.

(b)           At any time, one or more TCN Group Obligors whose contributions to Consolidated Annualised TCN Group Net Operating Cash Flow in aggregate represent 5% or more of the Consolidated Annualised TCN Group Net Operating Cash Flow are unable to pay their debts as they fall due, cease or suspend generally the payment of their debts or announce an intention to do so, or make a general assignment for the benefit of or a composition with their creditors generally or a general moratorium is declared in respect of their Financial Indebtedness.

21.8        Winding-up

After the date of this Agreement, the Ultimate Parent, Telewest UK, TCN, or any other TCN Group Obligor that is a Material Subsidiary, takes any corporate action or formal legal proceedings are started and served (not being actions or proceedings which can be demonstrated to the satisfaction of the Facility Agent by providing an opinion of a leading firm of London solicitors (within 30 days of any such action or proceedings having commenced) to that effect, as frivolous, vexatious or an abuse of the process of the court or related to a claim to which such Person has a good defence and which is being vigorously contested by such body) for its winding-up, dissolution, administration or reorganisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets other than where any such legal proceedings in respect of the Ultimate Parent, Telewest UK, TCN or other TCN Group Obligor which is a Material Subsidiary (a)(i) do not relate to the appointment of an administrator and (ii) are stayed or discharged within 30 days from their commencement or (b) relate to a solvent liquidation or dissolution permitted under paragraph (d) of Clause 19.8 (Mergers).

21.9        Execution or Distress

Any execution, distress or diligence is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets having an aggregate value of more than £1,000,000 (or its equivalent in other currencies) of Telewest UK or any TCN Group Obligor which is a Material Subsidiary and the same is not discharged within 30 days.

21.10      Similar Events

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clause 21.7 (Insolvency), 21.8 (Winding-up) or Clause 21.9 (Execution or Distress).

21.11      Repudiation

Any member of the Group repudiates any of the Finance Documents to which it is party.

21.12      Illegality

Save as provided in the Reservations, at any time it is or becomes unlawful for any member of the Group to perform or comply with any or all of its obligations under any of the Finance Documents to which it is party or any of the obligations of any member of the Group under any of the Finance Documents to which it is party are not or cease to be legal, valid and binding except as contemplated by the Reservations and, if capable of remedy, is not remedied within 10 Business Days of the earlier of such member of the Group becoming aware of the relevant illegality and the Facility Agent having given notice of the same to TCN.

21.13      Intercreditor Default

Any member of the Group which is party to the Principal Intercreditor Deed, any applicable TGD Intercreditor Agreement or any other applicable intercreditor agreement fails to comply with its obligations under it and such failure, if capable of remedy, is not remedied within 30 days of the earlier of such member of the Group becoming aware of the relevant failure to comply and the Facility Agent having given notice of the same to TCN.

21.14      Revocation of Necessary Authorisations

Any Necessary Authorisation is revoked and where such revocation is reasonably likely to have a Material Adverse Effect, is not replaced within 10 Business Days.

21.15      Material Adverse Effect

Any event or circumstance occurs which would have a Material Adverse Effect.

21.16      Resignation of Auditors

The auditors resign their appointment as auditors of the Group or the TCN Group as a result of the investigation detailed in the Supplement under circumstances which, in the opinion of the Facility Agent, acting on the instructions of an Instructing Group are materially adverse to the credit of the Obligors (taken as a whole).

21.17      Material Proceedings

Any litigation, arbitration or administrative proceeding of or before any court, arbitral body, or agency is commenced against any member of the Group, which is reasonably likely to be adversely determined and which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

21.18      Acceleration

Upon the occurrence of an Event of Default and while the same is continuing at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to TCN:

(a)           declare all or any part of the Outstandings to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or declare all or any part of the Outstandings to be due and payable on demand of the Facility Agent; and/or

(b)           declare that any unutilised portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the corresponding Commitments of each Lender shall be reduced to zero; and/or

(c)           exercise or direct the Security Trustee to exercise any rights and remedies (including any right to demand cash collateral by deposit in such interest-bearing account as the Facility Agent may specify) to which the Facility Agent, the Security Trustee or the Lenders may be entitled.

21.19      Repayment on Demand

If, pursuant to paragraph (a) of Clause 21.18 (Acceleration), the Facility Agent declares all or any part of the Outstandings to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the relevant Borrowers:

(a)           require repayment of all or the relevant part of the Outstandings on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by any Obligor under the Finance Documents) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)           select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of 6 months or less.

22.          DEFAULT INTEREST

22.1        Consequences of Non-Payment

If any sum due and payable by any Obligor under this Agreement is not paid on the due date therefor in accordance with the provisions of Clause 27 (Payments) or if any sum due and payable by an Obligor pursuant to a judgment of any court in connection with this Agreement is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the Business Day on which the obligation of such Obligor to pay the Unpaid Sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period (which shall be a Business Day) and the duration of each of which shall (except as otherwise provided in this Clause 22) be selected by the Facility Agent.

22.2        Default Rate

During each such period relating thereto as is mentioned in Clause 22.1 (Consequences of Non-Payment) an Unpaid Sum shall bear interest at the rate per annum which is the sum from time to time of 1%, the Margin, the Associated Costs Rate at such time and LIBOR on the Quotation Date, provided that:

(a)           if, for any such period, LIBOR cannot be determined, the rate of interest applicable to each Lender’s portion of such Unpaid Sum shall be the rate per annum which is the sum of 1%, the Margin, (as aforesaid), and the Associated Costs Rate at such time and the rate per annum that shall be notified to the Facility Agent by such Lender as soon as practicable after the beginning of such period as being that which expresses as a percentage rate per annum the cost to such Lender of funding from whatever sources it may reasonably select its portion of such Unpaid Sum during such period; and

(b)           if such Unpaid Sum is all or part of an Advance which became due and payable on a day other than the last day of an Interest Period relating thereto, the first Interest Period applicable to it shall be of a duration equal to the unexpired portion of that Interest Period and the rate of interest applicable thereto from time to time during such Interest Period shall be that which exceeds by 1% the rate which would have been applicable to it had it not so fallen due.

22.3        Maturity of Default Interest

Any interest which shall have accrued under Clause 22.2 (Default Rate) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

22.4        Construction of Unpaid Sum

Any Unpaid Sum shall (for the purposes of this Clause 22 (Default Interest), Clause 12 (Increased Costs), Clause 25 (TCN’s Indemnities) and Schedule 6 (Associated Costs Rate)) be treated as an advance and accordingly in those provisions the term “Advance” includes any Unpaid Sum and the term “Interest Period”, in relation to an Unpaid Sum, includes each such period relating thereto as is mentioned in Clause 22.1 (Consequences of Non-Payment).

23.          GUARANTEE AND INDEMNITY

23.1        Guarantee

With effect from the Closing Date or if later, the date on which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally guarantees, jointly and severally, to each of the Finance Parties the due and punctual payment by each of the Borrowers of all sums payable by each of them under each of the Finance Documents and agrees that promptly on demand it will pay to the Facility Agent each and every sum of money which either of the Borrowers is at any time liable to pay to any Finance Party under or pursuant to any Finance Document and which has become due and payable but has not been paid at the time such demand is made.

23.2        Indemnity

With effect from the Closing Date, or if later, the date upon which it accedes to this Agreement in such capacity, each Guarantor irrevocably and unconditionally agrees, jointly and severally, as primary obligor and not only as surety, to indemnify and hold harmless each Finance Party on demand by the Facility Agent from and against any loss incurred by such Finance Party as a result of any of the obligations of the Borrowers or either of them under or pursuant to any Finance Document being or becoming void, voidable, unenforceable or ineffective as against the Borrowers for any reason whatsoever (whether or not known to that Finance Party or any other person) the amount of such loss being the amount which the Finance Party suffering it would otherwise have been entitled to recover from the Borrowers or either of them.

23.3        Continuing and Independent Obligations

The obligations of each Guarantor under this Agreement shall constitute and be continuing obligations which shall not be released or discharged by any intermediate payment or settlement of all or any of the obligations of the Borrowers under the Finance Documents, shall continue in full force and effect until the unconditional and irrevocable payment and discharge in full of all amounts owing by the Borrowers and either of them under each of the Finance Documents and are in addition to and independent of, and shall not prejudice or merge with, any other security (or right of set-off) which any Finance Party may at any time hold in respect of such obligations or any of them.

23.4        Avoidance of Payments

Where any release, discharge or other arrangement in respect of any obligation of either Borrower, or any Security held by any Finance Party therefor, is given or made in reliance on any payment or other disposition which is avoided or must be repaid (whether in whole or in part) in an insolvency, liquidation or otherwise and whether or not any Finance Party has conceded or compromised any claim that any such payment or other disposition will or should be avoided or repaid (in whole or in part), the provisions of this Clause 23 shall continue as if such release, discharge or other arrangement had not been given or made.

23.5        Immediate Recourse

None of the Finance Parties shall be obliged, before exercising or enforcing any of the rights conferred upon them in respect of the Guarantors by this Agreement or by Law, to seek to recover amounts due from either Borrower or to exercise or enforce any other rights or Security any of them may have or hold in respect of any of the obligations of the Borrowers or either of them under any of the Finance Documents.

23.6        Waiver of Defences

Neither the obligations of the Guarantors contained in this Agreement nor the rights, powers and remedies conferred on the Finance Parties in respect of the Guarantors by this Agreement or by Law shall be discharged, impaired or otherwise affected by:

(a)           the winding-up, dissolution, administration or reorganisation of either Borrower or any other person or any change in the status, function, control or ownership of any Borrower or any such person;

(b)           any of the obligations of either Borrower or any other person under any Finance Document or any Security held by any Finance Party therefor being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)           any time or other indulgence being granted to or agreed (i) to or with either Borrower or any other person in respect of its obligations or (ii) in respect of any security granted under any Finance Documents;

(d)           unless otherwise agreed, any amendment to, or any variation, waiver or release of, any obligation of, or any Security granted by, either Borrower or any other person under any Finance Document;

(e)           any total or partial failure to take, or perfect, any Security proposed to be taken in respect of the obligations of the Borrowers or either of them or any other person under the Finance Documents;

(f)            any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any security held by any Finance Party in respect of any obligation of a Borrower under any Finance Document; or

(g)           any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of any of the Guarantors under this Agreement or any of the rights, powers or remedies conferred upon the Finance Parties or any of them by this Agreement or by Law.

23.7        No Competition

Until all amounts which may become payable by the Borrowers and either of them under or in connection with the Finance Documents have been paid in full, any rights which any Guarantor may at any time have by way of contribution or indemnity in relation to any of the obligations of the Borrowers or either of them under any of the Finance Documents or to claim or prove as a creditor of the Borrowers or either of them or any other person or its estate in competition with the Finance Parties or any of them, shall be exercised by such Guarantor only if and to the extent that the Facility

Agent so requires and in such manner and upon such terms as the Facility Agent may specify and each Guarantor shall hold any moneys, rights or security held or received by it as a result of the exercise of any such rights on trust for the Facility Agent for application in or towards payment of any sums at any time owed by the Borrowers or either of them under any of the Finance Documents as if such moneys, rights or security were held or received by the Facility Agent under this Agreement.

23.8        Appropriation

To the extent any Finance Party receives any sum from any Guarantor in respect of the obligations of any other Obligor under any of the Finance Documents which is insufficient to discharge all sums which are then due and payable in respect of such obligations of such other Obligor, such Finance Party shall not be obliged to apply any such sum in or towards payment of amounts owing by such other Obligor under any of the Finance Documents, and any such sum may, in the relevant Finance Party’s discretion, be credited to a suspense or impersonal account and held in such account pending the application from time to time (as the relevant Finance Party may think fit) of such sums in or towards the discharge of such liabilities owed to it by such other Obligor under the Finance Documents as such Finance Party may select provided that such Finance Party shall promptly make such application upon receiving sums sufficient to discharge all sums then due and payable to it by such other Obligor under the Finance Documents.

23.9        Limitation of Liabilities of United States Guarantors

Each Guarantor organised or established in the United States of America (a “US Guarantor”) and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 23) hereby confirms its intention that this guarantee should not constitute a fraudulent transfer or conveyance for the purposes of any bankruptcy, insolvency or similar law, the United States Uniform Fraudulent Conveyance Act or any similar Federal, state or foreign law.  To effectuate the foregoing intention, each US Guarantor and each of the Finance Parties (by its acceptance of the benefits of the guarantee under this Clause 23) hereby irrevocably agrees that its obligations under this Clause 23 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such US Guarantor and the other Guarantors, result in the obligations of such US Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

23.10      Droit de Discussion / Droit de Division

(a)           Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor in respect of the obligations assumed by such Guarantor under or in connection with any Finance Document is hereby waived.

(b)           Any right which at any time any Guarantor may have under the existing or future laws of Jersey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Finance Document be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived.

24.          AGENTS

24.1        Appointment of the Agents

Each of the other Finance Parties appoints the Facility Agent and the US Paying Agent to act as its agent under and in connection with the Finance Documents and authorises the Facility Agent and the US Paying Agent to exercise the rights, powers, authorities and discretions specifically delegated to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2        Duties of the Facility Agent/US Paying Agent

(a)           The Facility Agent and/or the US Paying Agent, as applicable, shall promptly inform each Lender of the contents of any notice or document received by it in its capacity as Agent from any of the Obligors under the Finance Documents.

(b)           The Facility Agent shall promptly notify the Lenders of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document upon becoming aware of the same.

(c)           If so instructed by an Instructing Group, the Facility Agent shall refrain from exercising any power or discretion vested in it as agent under any Finance Document.

(d)           The duties of the Facility Agent and the US Paying Agent, as the case may be, under the Finance Documents are, save to the extent otherwise expressly provided, solely mechanical and administrative in nature.

24.3        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers shall not have any obligations of any kind to any other party under or in connection with any Finance Document.

24.4        No Fiduciary Duties

(a)           Nothing in the Finance Documents constitutes the Facility Agent, the US Paying Agent or any of the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)           None of the Facility Agent, the US Paying Agent or any of the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5        Business with the Group

Any of the Facility Agent, the US Paying Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6        Discretion of the Facility Agent/US Paying Agent

(a)           The Facility Agent, or the US Paying Agent (as the case may be), may rely on:

(i)            any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)           any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)           The Facility Agent, or the US Paying Agent (as the case may be), may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that:

(i)            no Default has occurred;

(ii)           any right, power, authority or discretion vested in this Agreement upon any party, the Lenders or an Instructing Group has not been exercised; and

(iii)         any notice or request made by the Obligors’ Agent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)           Each of the Facility Agent and the US Paying Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)           Each of the Facility Agent and the US Paying Agent may act in relation to the Finance Documents through its personnel and agents.

24.7        Instructing Group’s Instructions

(a)           Unless a contrary indication appears in a Finance Document, the Facility Agent (or the US Paying Agent, as applicable) shall (i) act in accordance with any instructions given to it by an Instructing Group (or, if so instructed by an Instructing Group, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (ii) shall not be liable to any Finance Party for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of an Instructing Group.

(b)           Unless a contrary indication appears in a Finance Document, any instructions given by an Instructing Group will be binding on all the Finance Parties.

(c)           The Facility Agent may refrain from acting in accordance with the instructions of an Instructing Group (or, if appropriate, the Lenders) until it has received such security or collateral as it may require for any cost, loss or liability which it may incur in complying with such instructions.

(d)           In the absence of instructions from an Instructing Group (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)           Neither the Facility Agent nor the US Paying Agent shall be authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining the Lender’s consent to do so.

24.8        No Responsibility

None of the Facility Agent, the US Paying Agent or any of the Mandated Lead Arrangers shall be:

(a)           responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Finance Party or an Obligor or any other person in or in connection with any Finance Document, including the Information Memorandum, the Long Range Plan and any Budget; or

(b)           responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9        Exclusion of Liability

(a)           Without limiting paragraph (b) of this Clause, neither the Facility Agent nor the US Paying Agent will be liable to any Finance Party for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)           Each of the Lenders agrees that it will not take any proceedings, or assert or seek to assert any claim, against any officer, employee or agent of the Facility Agent, or of the US Paying Agent (as applicable), in respect of any claim it might have against it or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and agrees that any officer, employee or agent of the Facility Agent, or of the US Paying Agent (as applicable), may enforce this provision.

(c)           Neither the Facility Agent nor US Paying Agent will be liable for any failure to notify any person of any matter referred to in Clause 8.5 (Notification) or any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all reasonable steps to comply with Clause 8.5 (Notification) and taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

24.10      Lender’s Indemnity

Each Lender shall (in its relevant Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) indemnify each of the Facility Agent and the US Paying Agent (as applicable) from time to time on demand by the relevant Agent against any cost, loss or liability incurred by the relevant Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as an Agent under the Finance Documents (unless it has been reimbursed therefor by an Obligor pursuant to the terms of the Finance Documents).

24.11      Resignation

(a)           The Facility Agent or the US Paying Agent may resign and appoint one of its respective Affiliates acting through an office in the United Kingdom (or, in the case of the US Paying Agent, acting through an office in the State of New York) as successor Agent by giving notice to the Lenders and TCN.

(b)           The Facility Agent or the US Paying Agent may resign without having designated a successor as agent under paragraph (a) above (and shall do so if so required by an Instructing Group) by giving notice to the Lenders and TCN, in which case an Instructing Group may appoint a successor Facility Agent (acting through an office in the United Kingdom), or a successor US Paying Agent (acting through an office in the State of New York) approved by TCN, acting reasonably.  If an Instructing Group has not appointed a successor Agent in accordance with this paragraph (b) within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent (acting through an office in the United Kingdom) and the US Paying Agent may appoint a successor US Paying Agent (acting through an office in the State of New York) approved by TCN, acting reasonably.

(c)           The retiring Agent shall, at TCN’s cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)           The resignation notice of the Facility Agent or the US Paying Agent shall only take effect upon the appointment of a relevant successor Agent.

(e)           Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.  The Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor Agent had been an original party as Facility Agent or as US Paying Agent, as the case may be.

24.12      Confidentiality

(a)           The Facility Agent and the US Paying Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)           If information is received by another division or department of any Agent, it may be treated as confidential to that division or department and the relevant Agent shall not be deemed to have notice of it.

(c)           Notwithstanding any other provision of any Finance Document to the contrary, the Finance Parties are not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any Law.

(d)           Notwithstanding any other provision of any Finance Document, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

24.13      Facility Office

The Facility Agent and/or the US Paying Agent, as applicable, may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14      Lenders’ Associated Costs Details

To the extent applicable, each Lender shall supply the Facility Agent and/or the US Paying Agent, as applicable, with any information required by such Agent in order to calculate the Associated Costs Rate in accordance with Schedule 6 (Associated Costs Rate).

24.15      Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the US Paying Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)           the financial condition, status and nature of each member of the Group;

(b)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)           whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)           the adequacy, accuracy and/or completeness of the Information Memorandum, the Long Range Plan and each Budget and any other information provided by the Facility Agent the Mandated Lead Arrangers or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16      Deduction from Amounts Payable by the Agents

If any amount is due and payable by any party to the Facility Agent or the US Paying Agent under any Finance Document the Facility Agent or the US Paying Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Facility Agent or the US Paying Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that party shall be regarded as having received such payment without any such deduction.

24.17      Obligors’ Agent

(a)           Each Obligor (other than TCN) irrevocably authorises TCN to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)            TCN on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions to execute on its behalf any Finance Document and to enter into any agreement in connection with the Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor; and

(ii)           each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to TCN on its behalf,

and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions, executed such Finance Document and agreement or received any such notice, demand or other communication.

(b)           Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Obligors’ Agent under any Finance Document, or in connection with this Agreement (whether or not known to any other Obligor, as the case may be, and whether occurring before or after such person became party to this Agreement), shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same.  In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

24.18      Co-operation with the Facility Agent/US Paying Agent

Each Lender and each Obligor will co-operate with the Facility Agent and/or the US Paying Agent, as applicable, to complete any legal requirements imposed on the Facility Agent or the US Paying Agent in connection with the performance of its duties under this Agreement and shall supply any information requested by the relevant Agent in connection with the proper performance of those duties provided that no Obligor shall be under any obligation to provide any information the supply of which would be contrary to any confidentiality obligation binding on any member of the Group or prejudice the retention of legal privilege in such information and provided further that no Obligor shall (and TCN shall procure that no member of the TCN Group shall) be able to deny the Facility Agent any such information by reason of it having entered into a confidentiality undertaking which would prevent it from disclosing, or be able to claim any legal privilege in respect of, any financial information relating to itself or the Group.

24.19      “Know your client” checks

Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out any “know your client” or other applicable anti-money laundering checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

24.20      Agent’s Management Time

Any amount payable to the Facility Agent under Clause 32 (Costs and Expenses) and Clause 24.10 (Lender’s Indemnity) shall include the reasonable cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to TCN and the Lenders and is in addition to any fee paid or payable to the Facility Agent under Clause 10 (Commissions and Fees).

25.          TCN’S INDEMNITIES

25.1        General Indemnities

With effect from the Closing Date, TCN undertakes to indemnify:

(a)           each of the Finance Parties against any out of pocket cost, claim, loss, expense (including legal fees) or liability, which any of them may sustain or incur as a consequence of the occurrence of any Default; and

(b)           each Lender against any out of pocket loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by any Borrower (or, prior to its accession hereto, Telewest Global Finance LLC) under this Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement (save as a result of such Lender’s own gross negligence or wilful default).

25.2        Break Costs

(a)           Each Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)           Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

26.          CURRENCY OF ACCOUNT

26.1        Currency

Sterling is the currency of account and payment for each and every sum at any time due from any Obligor under this Agreement provided that:

(a)           each repayment of any Outstandings or Unpaid Sum (or part of it) shall be made in the currency in which those Outstandings or Unpaid Sum are denominated on their due date;

(b)           interest shall be payable in the currency in which the sum in respect of which such interest is payable was denominated when that interest accrued;

(c)           each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d)           each payment pursuant to Clause 11.2 (Tax Indemnity) or Clause 12.1 (Increased Costs) shall be made in the currency specified by the Finance Party claiming under it, acting reasonably.

26.2        Currency Indemnity

If any sum due from any Obligor under this Agreement or any order or judgment given or made in relation to this Agreement has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, each Borrower agrees, with effect from the Closing Date, to indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (x) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (y) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency at the time of receipt of the sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

27.          PAYMENTS

27.1        Payment to the Facility Agent and the US Paying Agent

On each date on which this Agreement requires an amount to be paid by any Obligor or any of the Lenders under this Agreement, such Obligor or, as the case may be, such Lender shall make the same available to the Facility Agent or, in the case of payments by the US Borrower, the US Paying Agent by payment in same day funds (or such other funds as may for the time being be customary for the settlement of transactions in the relevant currency) to such account or bank as the Facility Agent or US Paying Agent, as applicable, (acting reasonably) may have specified for this purpose and any such payment which is made for the account of another person shall be made in time to enable the Facility Agent or US Paying Agent, as applicable, to make available such person’s portion of it to such other person in accordance with Clause 27.2 (Same Day Funds).

27.2        Same Day Funds

Save as otherwise provided in this Agreement, each payment received by the Facility Agent or US Paying Agent, as applicable, for the account of another person shall be made available by the Facility Agent to such other person (in the case of a Lender, for the account of its Facility Office) for value the same day by transfer to such account of such person with such bank in a Participating Member State or London as such person shall have previously notified to the Facility Agent or US Paying Agent, as applicable, for this purpose.

27.3        Clear Payments

Any payment required to be made by any Obligor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of, and without any deduction for or on account of, any set-off or counterclaim.

27.4        Partial Payments

If the Facility Agent or US Paying Agent, as applicable, receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under this Agreement, the Facility Agent or US Paying Agent, as applicable, shall, unless otherwise instructed by an Instructing Group, apply that payment towards the obligations of that Obligor under this Agreement in the following order:

(a)           first, in payment in or towards payment pro rata of any unpaid fees, costs and expenses incurred by the Facility Agent or US Paying Agent, as applicable, under this Agreement;

(b)           secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)           thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)           fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement,

and such application shall override any appropriation made by an Obligor.

27.5        Indemnity

Where a sum is to be paid under the Finance Documents to the Facility Agent or the US Paying Agent, as applicable, for the account of another person, the Facility Agent or the US Paying Agent, as applicable, shall not be obliged to make the same available to that other person (or to enter into or perform any exchange contract in connection therewith) until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum (or the proceeds of such exchange contract) was (or were) so made available shall on request refund the same to the Facility Agent or the US Paying Agent, as applicable, together with an amount sufficient to indemnify and hold harmless the Facility Agent or the US Paying Agent, as applicable, from and against any cost or loss it may have suffered or incurred by reason of its having paid out such sum (or the proceeds of such exchange contract) prior to its having received such sum.  This indemnity shall only apply to the Obligors with effect from the Closing Date.

27.6        Notification of Payment

Without prejudice to the liability of each party to this Agreement to pay each amount owing by it under this Agreement on the due date therefor, whenever a payment is expected to be made by any of the Finance Parties, the Facility Agent or the US Paying Agent, as applicable, shall give notice prior to the expected date for such payment, notify all such Finance Parties of the amount, currency and timing of such payment.

27.7        Business Days

(a)           Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately succeeding Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)           During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on such amount at the rate payable on the original due date.

28.          SET-OFF

28.1        Right to Set-off

With effect from the Closing Date, each of the Obligors authorises each Lender to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Lender in satisfaction of any sum due and payable from such Obligor to such Lender under this Agreement but unpaid; for this purpose, each Lender is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

28.2        No Obligation

No Lender shall be obliged to exercise any right given to it by Clause 28.1 (Right to Set-Off).

29.          SHARING AMONG THE FINANCE PARTIES

29.1        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any Obligor other than in accordance with Clause 27 (Payments) and applies that amount to a payment due under the Finance Documents then:

(a)           the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)           the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27.4 (Partial Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)           the Recovering Finance Party shall, within 3 Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.4 (Partial Payments).

29.2        Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and shall distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.4 (Partial Payments).

29.3        Recovering Finance Party’s Rights

(a)           On a distribution by the Facility Agent under Clause 29.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)           If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4        Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)           each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of Payments) shall, upon the request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its share of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)           that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5        Exceptions

(a)           This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)           A Recovering Finance Party is not obliged to share with any other Finance Party under this Clause 29, any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)            it notified such other Finance Party of the legal or arbitration proceedings; and

(ii)           such other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice of it or did not take separate legal or arbitration proceedings.

30.          CALCULATIONS AND ACCOUNTS

30.1        Day Count Convention

Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

30.2        Reference Banks

Save as otherwise provided in this Agreement, on any occasion a Reference Bank or Lender fails to supply the Facility Agent with an interest rate quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

30.3        Maintain Accounts

Each Lender shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it under this Agreement.

30.4        Control Accounts

The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

(a)           the amount of any Advance or Unpaid Sum and each Lender’s share in it;

(b)           the amount of all principal, interest and other sums due or to become due from each of the Obligors to any of the Lenders under the Finance Documents and each Lender’s share in it; and

(c)           the amount of any sum received or recovered by the Facility Agent under this Agreement and each Lender’s share in it.

30.5        Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 30.4 (Maintain Accounts) and Clause 30.5 (Control Accounts) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

30.6        Certificate of Finance Party

A certificate of a Finance Party as to the amount for the time being required to indemnify it against any Tax Liability pursuant to Clause 11.2 (Tax Indemnity) or any Increased Cost pursuant to Clause 12.1 (Increased Costs) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of any Borrower.

30.7        Certificate of the Facility Agent

A certificate of the Facility Agent as to the amount at any time due from any Borrower under this Agreement (or the amount which, but for any of the obligations of any Borrower under this Agreement being or becoming void, unenforceable or ineffective, at any time, would have been due from such Borrower under this Agreement) shall, in the absence of manifest error, be prima facie evidence for the purposes of Clause 23 (Guarantee and Indemnity).

31.          ASSIGNMENTS AND TRANSFERS

31.1        Successors and Assignees

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its or any subsequent successors, permitted assignees and Transferees.

31.2        Assignment or Transfers by Obligors

None of the rights, benefits and obligations of an Obligor under this Agreement shall be capable of being assigned or transferred and each Obligor undertakes not to seek to assign or transfer any of its rights, benefits and obligations under this Agreement.

31.3        Assignments or Transfers by Lenders

(a)           Any Lender may, at any time, assign all or any of its rights and benefits under the Finance Documents in accordance with Clause 31.4 (Assignments) or transfer all or any of its rights, benefits and obligations under the Finance Documents in accordance with Clause 31.5 (Transfer Deed) provided that:

(i)            the prior consultation of TCN shall be required in respect of any assignment or transfer arising prior to the achievement of Successful Syndication;

(ii)           the prior consent of TCN shall be required in respect of any assignment or transfer which becomes effective after the achievement of Successful Syndication (such consent not to be unreasonably withheld or delayed) except where such assignment or transfer is to an Affiliate of the relevant Lender which is a Qualifying Lender provided that such consent shall be deemed to have been given if not declined, in writing, within 10 Business Days of a request by any Lender for such consent; and

(iii)         if the proposed Transferee purports to be a UK Non-Bank Lender, it provides TCN with the information required under paragraph 9 of the Transfer Deed.

(b)           No Lender shall be entitled to:

(i)            effect any assignment or transfer which would result in it or the proposed assignee or transferee holding an aggregate participation of more than zero but less than £5,000,000 in the Facility, save that an assignment or transfer may be made to or by a trust, fund or other non-bank entity which customarily participates in the institutional market which would result in such entity holding an aggregate participation of at least £1,000,000 in the Facility; or

(ii)           in relation to any sub-participation of its rights and obligations under the Facility, relinquish some or all of its voting rights in respect of the Facility to any person in respect of any such sub-participation other than voting rights in respect of the matters referred to in paragraphs (b), (c), (d) or (e) of Clause 37.2 (Consent).

(c)           If:

(i)            any sum payable to any Lender by an Obligor is required to be increased under Clause 11.1 (Tax Gross-up);

(ii)           a Lender claims indemnification from either Borrower under the provisions of Clause 11.2 (Tax Indemnity) or Clause 12.1 (Increased Costs); or

(iii)         in relation to any event or matter requiring unanimous consent of the Lenders under Clause 37 (Amendments), Lenders representing not less than 85% of the Outstandings consent to such event or matter,

TCN may within 90 days of such requirement or position being notified to TCN request that such Lender assigns or transfers all of its rights and obligations under this Agreement at par (including any rights and obligations it may have in its capacity as a Hedge Counterparty) to any person selected by TCN that has agreed to accept such assignment or transfer, and such Lender shall effect such assignment or transfer within 10 Business Days of such request.  On the date of such assignment or transfer, TCN shall pay to the dissenting Lender an amount equal to either (i) the Applicable Make Whole Premium, if the assignment or transfer occurs on a date falling during the Non-Call Period or (ii) the applicable Prepayment Premium, if the assignment or transfer occurs on a date falling after the Non-Call Period but prior to the Third Anniversary.

31.4        Assignments

If any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, unless and until the relevant assignee has agreed with the other Finance Parties that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender, such assignment shall not become effective and the other Finance Parties shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.

31.5        Transfer Deed

(a)           If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents, such transfer may be effected by novation through the delivery to the Facility Agent of a duly completed and duly executed Transfer Deed.

(b)           The Facility Agent shall only be obliged to execute a Transfer Deed delivered to it pursuant to paragraph (a) above, upon its satisfaction with the results of all “know your client” or other applicable anti-money laundering checks relating to the identity of any person that it is required to carry out in relation to such Transferee.

(c)           Upon its execution of the Transfer Deed pursuant to paragraph (b) above on the later of the Transfer Date specified in such Transfer Deed and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Deed falling on or after) the date of execution of such Transfer Deed by the Facility Agent:

(i)            to the extent that in such Transfer Deed the Lender party to it seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Lender shall be released from further obligations towards one another under the Finance Documents to that extent and their respective rights against one another shall be cancelled to that extent (such rights and obligations being referred to in this Clause 31.5 as “discharged rights and obligations”);

(ii)           each of the Obligors and the Transferee party to it shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Lender;

(iii)         the other Finance Parties and the Transferee shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to the Finance Documents as a Lender with the rights, benefits and obligations acquired or assumed by it as a result of such transfer; and

(d)           such Transferee shall become a party to this Agreement as a Lender.

31.6        Transfer Fee

On the date upon which a transfer takes effect pursuant to Clause 31.5 (Transfer Deed) the Transferee in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of £1,500 provided that this fee shall not be payable by any Lender party to this Agreement on the date of this Agreement in respect of transfers made by such Lender prior to the earlier of the Syndication Date and the date that is three months after the date of launch of primary syndication.

31.7        Disclosure of Information

(a)           Each of the Facility Agent, the US Paying Agent, the Security Trustee, the Mandated Lead Arrangers and the Lenders agrees to maintain the confidentiality of all information received from the Ultimate Parent or any member of the Group relating to the Ultimate Parent or any member of the Group or its business other than any such information that:

(i)            is or becomes public knowledge other than as a direct result of any breach of this Clause; or

(ii)           is available to the Facility Agent, the US Paying Agent, the Security Trustee, the Mandated Lead Arrangers and the Lenders on a non-confidential basis prior to receipt thereof from the relevant member of the Group; or

(iii)         is lawfully obtained by any of Facility Agent, the US Paying Agent, the Security Trustee, the Mandated Lead Arrangers and the Lenders after that date of receipt other than from a source which is connected with the Group and which, as far as the relevant recipient thereof is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

(b)           Notwithstanding paragraph (a) of this Clause 31.7, any Lender may disclose to any of its Affiliates, to any actual or potential assignee, Transferee or sub participant, to any person who may otherwise enter into contractual relations with such Lender in relation to credit derivatives transactions in relation to this Agreement or any person to whom, and to the extent that, information is required to be disclosed by any applicable Law, such information about the Ultimate Parent, all or any of the Obligors or the Group as a whole as such Lender shall consider appropriate provided that any such Affiliate or actual or potential assignee, Transferee or sub participant or other person who may otherwise enter into contractual relations in relation to credit derivatives transactions in relation to this Agreement shall first have entered into a confidentiality undertaking on substantially the same terms as this Clause 31.7.

31.8        No Increased Obligations

If:

(a)           a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date of the assignment, transfer or change of Facility Office, an Obligor would be obliged to make a payment to the assignee, Transferee or the Lender acting through its new Facility Office under Clause 11.1 (Tax Gross-Up), 11.2 (Tax Indemnity) or Clause 11 (Increased Costs),

then the assignee, Transferee or the Lender acting through its new Facility Office shall only be entitled to receive payment under those Clauses to the same extent as the assignor, transferor or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

31.9        Notification

The Facility Agent shall, within 10 Business Days of receiving a Transfer Deed or a notice relating to an assignment pursuant to Clause 31.4 (Assignments), notify TCN of any such assignment or transfer.

32.          COSTS AND EXPENSES

32.1        Transaction Costs

TCN shall, from time to time no later than 10 Business Days after demand from the Facility Agent (unless the relevant cost or expense is being queried by TCN in good faith), reimburse the Facility Agent, the Security Trustee and each of the Mandated Lead Arrangers for all reasonable out of pocket costs and expenses (including reasonable third party costs and expenses, legal fees and disbursements of legal counsel, and all travel and other reasonable out-of-pocket expenses) incurred by them in connection with the negotiation, preparation, execution, printing and distribution of the Finance Documents and the completion of the transactions therein contemplated and the syndication of the Facility prior to the Syndication Date (including publicity expenses) up to the levels agreed with TCN.

32.2        Preservation and Enforcement Costs

TCN shall, from time to time on demand of the Facility Agent, reimburse each Finance Party for all third party costs and expenses (including legal fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of such Finance Party under the Finance Documents provided that any such costs and expenses incurred in connection with the preservation of such rights are reasonable.

32.3        Stamp Taxes

TCN shall pay all stamp, registration, documentary and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto) to which any of the Finance Documents (other than any Transfer Deed) or any judgment given in connection therewith is or at any time may be subject and shall with effect from the Closing Date and from time to time thereafter within 10 Business Days of demand from the Facility Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying those taxes.  The Facility Agent shall be entitled (but not obliged) to pay those taxes (whether or not they are its primary responsibility) and to the extent that it does so claim under this Clause 32.3.

32.4        Amendments, Consents and Waivers

If an Obligor requests any amendment, consent or waiver in accordance with Clause 37 (Amendments), the relevant Obligor shall, on demand of the Facility Agent, reimburse the Finance Parties for all third party costs and expenses (including legal fees) incurred by any of the Finance Parties in responding to or complying with such request.

32.5        Lenders’ Indemnity

If any Obligor fails to perform any of its obligations under this Clause 32, each Lender shall indemnify and hold harmless the Facility Agent, the Mandated Lead Arrangers and/or the Security Trustee from and against its Proportion (as determined at all times for these purposes in accordance with paragraph (c) of the definition of “Proportion”) of any loss incurred by any of them as a result of such failure and the relevant Obligor shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause 32.

32.6        Value Added Tax

(a)           All amounts expressed to be payable under any Finance Document by any Obligor to a Finance Party shall be exclusive of any VAT.  If VAT is chargeable on any supply made by a Finance Party to any Obligor under any Finance Document (whether that supply is taxable pursuant to the exercise of an option or otherwise), the relevant Finance Party shall provide a

VAT invoice to the Obligor and that Obligor shall pay to that Finance Party (in addition to and at the same time as paying that consideration) the VAT as further consideration.

(b)           No payment or other consideration to be made or furnished to any Obligor pursuant to or in connection with any Finance Document may be increased or added to by reference to (or as a result of any increase in the rate of) any VAT which shall be or may become chargeable in respect of any taxable supply.

(c)           Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also pay any amount of those costs or expenses incurred referable to VAT chargeable thereon.

33.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Finance Parties or any of them, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

34.          NOTICES AND DELIVERY OF INFORMATION

34.1        Writing

Each communication to be made under this Agreement shall be made in writing and, unless otherwise stated, shall be made by fax, telex or letter.

34.2        Giving of Notice

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 10 Business Days’ written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a Transferee at the end of the Transfer Deed to which it is a party as Transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’ signature below (or such other department or officer as the relevant Agent shall from time to time specify by not less than 10 Business Days’ prior written notice to TCN for this purpose).

34.3        Use of Websites/E-mail

(a)           An Obligor may (and upon request by the Facility Agent, shall) satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who have not objected to the delivery of information electronically by posting this information onto an electronic website designated by TCN and the Facility Agent (the “Designated Website”) or by e-mailing such information to the Facility Agent, if:

(i)            the Facility Agent expressly agrees that it will accept communication and delivery of any documents required to be delivered pursuant to this Agreement by this method;

(ii)           in the case of posting to the Designated Website, TCN and the Facility Agent is aware of the address of, and any relevant password specifications for, the Designated Website; and

(iii)         the information is in a format previously agreed between TCN and the Facility Agent.

(b)           If any Lender (a “Paper Form Lender”) objects to the delivery of information electronically then the Facility Agent shall notify TCN accordingly and TCN shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

(c)           The Facility Agent shall supply each Website Lender with the address of, and any relevant password specifications for, the Designated Website following designation of that website by TCN and the Facility Agent.

(d)           Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  TCN shall comply with any such request within 10 Business Days.

(e)           Subject to the other provisions of this Clause 34.3, any Obligor may discharge its obligation to supply more than one copy of a document under this Agreement by posting one copy of such document to the Designated Website or e-mailing one copy of such document to the Facility Agent.

(f)            For the purposes of paragraph (a) above, the Facility Agent hereby expressly agrees that:

(i)            they will accept delivery of documents required to be delivered under Clause 16 (Financial Information) by the posting of such documents to the Designated Website or by email delivery to the Facility Agent; and

(ii)           they have agreed to the format of the information required to be delivered under Clause 16 (Financial Information).

34.4        Electronic Communication

(a)           Any communication to be made between the Facility Agent and any Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Lender:

(i)            agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)           notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)         notify each other of any change to their address or any other such information supplied by them.

(b)           Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to an Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

34.5        Certificates of Officers

All certificates of officers of any company hereunder may be given on behalf of the relevant company and in no event shall personal liability attach to such an officer.

35.          ENGLISH LANGUAGE

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation of it into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation of it.

36.          PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)           the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)           the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

37.          AMENDMENTS

37.1        Amendments

Subject to the provisions of the Principal Intercreditor Deed, except as provided in Clauses 37.2 (Consent), 37.3 (Technical Amendments), 37.4 (Guarantees and Security) and 37.5 (Release of Guarantees and Security), the Facility Agent, if it has the prior written consent of an Instructing Group, and the Obligors affected thereby, may from time to time agree in writing to amend any Finance Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Finance Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Obligors.  For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to a Hedging Agreement shall only be made in accordance with the provisions of such Hedging Agreement, in each case notwithstanding any other provisions of the Finance Documents.

37.2        Consent

Subject to the Principal Intercreditor Deed, an amendment, consent or waiver relating to the following matters shall not be made without the prior written consent of each Lender affected thereby:

(a)           any increase in the Commitment of such Lender;

(b)           a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Obligor under this Agreement to which such Lender is entitled;

(c)           a decrease in the Margin for, or the principal amount of, any Advance or any interest payment, fees or other amounts due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(d)           any change in the currency of account (other than a change resulting from the United Kingdom becoming a Participating Member State);

(e)           unless otherwise specified, the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Obligor or any other party to this Agreement;

(f)            the deferral of the Termination Date;

(g)           any reduction to the percentage set forth in the definition of Instructing Group; or

(h)           a change to Clause 37.4 (Guarantees and Security) or any provision which contemplates the need for the consent or approval of all the Lenders.

37.3        Technical Amendments

Notwithstanding Clause 37.1 (Amendments), the Facility Agent may determine administrative matters and make technical amendments arising out of manifest errors on the face of any Finance Document, where such amendments would not prejudice or otherwise be adverse to the position of any Lender, without further reference to the Lenders.

37.4        Guarantees and Security

A waiver of issuance or the release of all or substantially all of the Guarantors from any of their respective obligations under Clause 23 (Guarantee and Indemnity) or a release of all or substantially all of the Security under the Security Documents, in each case, other than in accordance with the terms of any Finance Document shall require the prior written consent of affected Lenders whose Available Commitments plus Outstandings (as appropriate) amount in aggregate to more than 90 per cent. of the Available Facility or aggregate Outstandings (as appropriate).

37.5        Release of Guarantees and Security

(a)           Subject to paragraph (b) below, at the time of completion of any disposal by any Obligor of any shares, assets or revenues the Security Trustee shall (and it is hereby authorised by the other Finance Parties to) at the request of and cost of TCN, execute such documents as may be required to:

(i)            release those shares, assets or revenues from Security constituted by any relevant Security Document or certify that any floating charge constituted by any relevant Security Documents over such assets, revenues or rights has not crystallised; and

(ii)           release any person which as a result of that disposal, ceases to be any Obligor, from any guarantee, indemnity or Security Document to which it is a party and its other obligations under any other Finance Document.

(b)           The Security Trustee shall only be required under paragraph (a) above to grant the release of any Security or to deliver a certificate of non-crystallisation on account of a disposal as described in that paragraph described in that paragraph if: -

(i)            the disposal is permitted under Clause 19.6 (Disposals) or otherwise with the consent of an Instructing Group;

(ii)           (to the extent that any proceeds of that disposal are to be applied in repayment of the Facility) the Facility Agent has received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) the appropriate amount of those proceeds; and

(iii)         (to the extent that the disposal is to be in exchange for replacement assets) the Security Trustee has either received (or is satisfied, acting reasonably, that it will receive immediately following the disposal) one or more duly executed Security Documents granting Security over those replacement assets or is satisfied, acting reasonably, that the replacement assets will be subject to Security pursuant to any existing Security Documents.

(c)           If at any time, a Compliance Certificate delivered pursuant to Clause 16.4(a) (Compliance Certificates) shows that the Obligors under this Agreement at the relevant time represent a percentage which is greater than that required to satisfy the 95% Security Test and TCN is able, at such time, to demonstrate to the satisfaction of the Facility Agent (acting reasonably) that upon the release of one or more specified Obligors from its obligations under this Agreement the 95% Security Test would continue to be satisfied, the Security Trustee shall (and it is hereby authorised by the other Finance Parties to) at the request and cost of TCN, execute such documents as may be required to release such specified Obligors from any guarantees, indemnities and Security Documents to which it is a party and to release it from its other obligations under any Finance Document.

37.6        Amendments affecting the Facility Agent

Notwithstanding any other provision of this Agreement, the Facility Agent shall not be obliged to agree to any amendment, consent or waiver if the same would:

(a)           amend or waive any provision of Clauses 24 (Agents), Clause 32 (Costs and Expenses) or this Clause 37; or

(b)           otherwise amend or waive any of the Facility Agent’s rights under this Agreement or subject the Facility Agent to any additional obligations under this Agreement.

37.7        Deemed Consent

Where a request for a waiver of, or an amendment to, any provision of any Finance Document has been sent by the Facility Agent to the Lenders at the request of an Obligor, each Lender will be deemed to have consented to such waiver or amendment 30 days after receipt by it of such request save to the extent such consent is expressly refused by it prior to such date.

38.          THIRD PARTY RIGHTS

(a)           A person which is not a party to this Agreement (a “third party”) shall have no right to enforce any of its provisions except that:

(i)            a third party shall have those rights it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into effect; and

(ii)           each of Clause 24.9 (Exclusion of Liability), Clause 11.2 (Tax Indemnity), Clause 12 (Increased Costs) and Clause 24.9(b) (Exclusion of Liability) shall be enforceable by any third party referred to in such clause as if such third party were a party to this Agreement.

(b)           The parties to this Agreement may without the consent of any third party vary or rescind this Agreement.

39.          COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

40.          GOVERNING LAW

40.1        Governing Law of Agreement

This Agreement shall be governed by and construed in accordance with, English law.

40.2        Governing Law of Claims Against US Borrower

Notwithstanding the provisions of Clause 40.1 (Governing Law of Agreement), any proceedings in relation to a debt claim against the US Borrower shall be governed by the internal laws of the state of New York, provided always that no other Obligor may rely upon, or otherwise challenge any right of any Finance Party on the basis of this Clause 40.2.

41.          JURISDICTION

41.1        Courts

(a)           The US Borrower and each of the other parties to this Agreement irrevocably agrees for the benefit of the Finance Parties that the courts of the State of New York and/or the federal courts of the United States of America sitting in the State of New York in diversity jurisdiction shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes which may arise out of or in connection with the rights or obligations of the US Borrower under the Finance Documents and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b)           Each of the parties to this Agreement irrevocably agrees for the benefit of each of the Finance Parties that, except as set forth in paragraph (a) above, the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

41.2        Waiver

Each of the Obligors other than the US Borrower irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.  The US Borrower and each of the Finance Parties irrevocably waives any objection which it might now or hereafter have to Proceedings being brought by or against the US Borrower or Disputes with the US Borrower being settled in the courts of the State of New York.

41.3        Service of Process

Each of the Obligors (other than the US Borrower) which is not incorporated in England agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to TCN at its registered office for the time being and TCN, by its signature to this Agreement, accepts its appointment as such in respect of each such Obligor.  If the appointment of the person mentioned in this Clause ceases to be effective in respect of any of the Obligors the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such person by notice to the relevant Obligor. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by Law.

41.4        Proceedings in Other Jurisdictions

Nothing in Clause 41.1 (Courts) shall (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Obligors other than the US Borrower in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

41.5        General Consent

Each of the Obligors consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

41.6        Waiver of Immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART 1 - LENDERS AND COMMITMENTS

Lender	Facility Commitment
(£)
Barclays Bank PLC	50,000,000
BNP Paribas	25,000,000
Citibank, N.A.	50,000,000
Credit Suisse First Boston	50,000,000
Deutsche Bank AG London	50,000,000
The Royal Bank of Scotland plc	25,000,000

Total Commitments	250,000,000

PART 2 - UK NON-BANK LENDERS

Lender	Paragraph (a) or (b) of definition of UK Non Bank Lender

Paragraph [(a)/(b)]

SCHEDULE 2

THE ORIGINAL GUARANTORS

English Obligors	Company Number
Birmingham Cable Corporation Limited	2170379
Birmingham Cable Limited	2244565
Cable Camden Limited	01795642
Cable Enfield Limited	02466511
Cable Hackney & Islington Limited	01795641
Cable Haringey Limited	01808589
Cable London Limited	01794264
Central Cable Holdings Limited	3008567
Crystal Palace Radio Limited	01459745
Filegale Limited	2804553
General Cable Group Limited	2872852
General Cable Holdings Limited	2798236
General Cable Limited	2369824
Imminus Limited	1785381
Middlesex Cable Limited	2460325
Sheffield Cable Communications Limited	2465953
Southwestern Bell International Holdings Limited	2378768
Telewest Communications (Central Lancashire) Limited	1737862
Telewest Communications (Cotswolds) Limited	1743081
Telewest Communications (Liverpool) Limited	1615567
Telewest Communications (London South) Limited	1697437
Telewest Communications (Midlands and North West) Limited	2795350
Telewest Communications (Midlands) Limited	1882074
Telewest Communications (North East) Limited	2378214
Telewest Communications (North West) Limited	2321124
Telewest Communications (South East) Limited	2270764
Telewest Communications (South Thames Estuary) Limited	2270763
Telewest Communications (South West) Limited	2271287
Telewest Communications (St. Helens & Knowsley) Limited	2466599

English Obligors	Company Number
Telewest Communications (Tyneside) Limited	2407676
Telewest Communications (Wigan) Limited	2451112
Telewest Communications Cable Limited	2883742
Telewest Communications Group Limited	2514287
Telewest Communications Holdings Limited	2982404
Telewest Communications (Nominees) Limited	2318746
Telewest Limited	03291383
Telewest Parliamentary Holdings Limited	2514316
The Cable Corporation Limited	2075227
Theseus No. 1 Limited	2994027
Theseus No. 2 Limited	2994061
Windsor Television Limited	1745542
Yorkshire Cable Communications Limited	2490136
The Yorkshire Cable Group Limited	2782818
Eurobell (Holdings) Limited	29404215
Eurobell (Sussex) Limited	2272340
Eurobell (South West) Limited	1796131
Eurobell (West Kent) Limited	2886001
Eurobell (IDA) Limited	3373001
Eurobell Internet Services Limited	3172207
Eurobell CPE Limited	2742145
Eurobell Limited	2983427
EMS Investments Limited	3373057
Eurobell (No.2) Limited	3405634
Eurobell (No.3) Limited	3006948
Eurobell (No.4) Limited	2983110

Scottish Obligors	Company Number
Telewest Communications (Dundee & Perth) Limited	SC096816
Telewest Communications (Motherwell) Limited	SC121617
Telewest Communications (Scotland Holdings) Limited	SC150058
Telewest Communications (Scotland) Limited	SC80891

Jersey Obligors	Company Number
Birmingham Cable Finance Limited	60972

Partnership Obligors	Principal Place of Business
Avon Cable Joint Venture	Export House, Cawsey Way Woking, Surrey GU21 6QX
Avon Cable Limited Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
Cotswolds Cable Limited Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
Edinburgh Cable Limited Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
Estuaries Cable Limited Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
London South Cable Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
TCI/US WEST Cable Communications Group	Export House, Cawsey Way Woking, Surrey GU21 6QX
Telewest Communications (London South) Joint Venture	Export House, Cawsey Way Woking, Surrey GU21 6QX
Telewest Communications (Cotswolds) Venture	Export House, Cawsey Way Woking, Surrey GU21 6QX
Telewest Communications (North East) Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
Telewest Communications (Scotland) Venture	Export House, Cawsey Way Woking, Surrey GU21 6QX
Telewest Communications (South East) Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
Tyneside Cable Limited Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX
United Cable (London South) Limited Partnership	Export House, Cawsey Way Woking, Surrey GU21 6QX

SCHEDULE 3

FORM OF DEED OF TRANSFER AND ACCESSION

To:          [•] as Facility Agent

This Deed is dated [•] and relates to:

(a)           the second lien facility agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Second Lien Facility Agreement”) whereby a term loan facility in a maximum aggregate amount of £250,000,000 was made available to Telewest Communications Networks Limited and Telewest Global Finance LLC under the guarantee of the Guarantors, by a group of banks and other financial institutions on whose behalf [                              ] acts as Facility Agent in connection therewith;

(b)           the Principal Intercreditor Deed;

[(c)          the TGD Intercreditor Agreement; [; and]]

[(d)          the [                  ] intercreditor agreement dated [               ] and between [               ] (the “[               ] Intercreditor Agreement”).](1)

1.             Terms defined in the Second Lien Facility Agreement shall, subject to any contrary indication, have the same meanings in this Deed.  The terms “Lender”, “Transferee”, “Lender’s Participation” and “Portion Transferred” are defined in the Schedule to this Deed.

2.             The Lender:

(a)           confirms that the details in the Schedule to this Deed are an accurate summary of the Lender’s Participation in the Second Lien Facility Agreement and the Interest Periods for existing Advances as at the date of this Deed; and

(b)           requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Second Lien Facility Agreement.

3.             The Transferee requests the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 31.5 (Transfer Deed) of the Second Lien Facility Agreement so as to take effect in accordance with the terms of it on the Transfer Date or on such later date as may be determined in accordance with the terms of it.

4.             The Transferee confirms that it has received a copy of the Second Lien Facility Agreement and each of the Intercreditor Deeds listed above together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.             The Transferee undertakes with the Lender and each of the other parties to the Second Lien Facility Agreement that it will perform in accordance with their terms all those obligations

(1)           Delete or complete as appropriate.

which by the terms of the Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.             The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Second Lien Facility Agreement, any other Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Second Lien Facility Agreement, any Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.             The Lender gives notice that nothing in this Deed or in the Second Lien Facility Agreement (or any Finance Document or other document relating to it) shall oblige the Lender (a) to accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever (including the failure by any Obligor or any other party to the Finance Documents (or any document relating to them) to perform its obligations under any such document) and the Transferee acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.             [The Transferee is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]* of the definition thereof.].

OR

[The Transferee is a UK Bank Lender.]

OR

[The Transferee is a UK Treaty Lender.]

9.             [Any Transferee which is a UK Non-Bank Lender will provide evidence reasonably satisfactory to TCN that it is a UK Non-Bank Lender, assuming, for this purpose, that no direction under section 349C of the Taxes Act will be given by the Inland Revenue in relation to interest payments on any Advance by that Transferee.]

ACCESSION TO THE PRINCIPAL INTERCREDITOR DEED

The Transferee hereby agrees with each other person who is or becomes party to the Principal Intercreditor Deed in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the Principal Intercreditor Deed as a Second Lien TCN Group Lender as if it had been an original party thereto in such capacity.

[ACCESSION TO THE TGD INTERCREDITOR AGREEMENT

The Transferee hereby agrees with each other person who is or becomes party to the TGD Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the TGD Intercreditor Agreement as a [TGD Creditor] as if it had been an original party thereto in such capacity.](2)

*              Delete as appropriate.

(2)           Delete if inapplicable.

[ACCESSION TO THE [OTHER APPLICABLE] INTERCREDITOR AGREEMENT

The Transferee hereby agrees with each other person who is or becomes party to the [                      ] Intercreditor Agreement in accordance with the terms thereof that with effect on and from the date hereof, it will be bound by the [                             ] Intercreditor Agreement as a TCN Group Lender as if it had been an original party thereto in such capacity.](3)

This Deed and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English Law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

(3)           Delete or complete as appropriate.

THE SCHEDULE

1.		Lender:

2.		Transferee:

3.		Transfer Date:

[4.		Lender’s Participation in Facility Portion Transferred

Lender’s Available Commitment

	(a)	US Borrower

	(b)	TCN

or

[4.		Lender’s Participation in Outstandings	Interest Period	Portion Transferred

	(a)	US Borrower

	(b)	TCN

The Lender	The Transferee

EXECUTED as a DEED by	EXECUTED as a DEED by

[•] for and on	[•] for and on

behalf of [•]	behalf of [•]

Administrative Details of Transferee and its Facility Office

Facility Office Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

Email address:

Registered address of the office having the beneficial ownership of the Participation (if different from the address for the Facility Office):

SCHEDULE 4

PART 1 - CONDITIONS PRECEDENT TO FIRST UTILISATION

1.             Corporate Documents

In relation to each Original Obligor:

(a)           a copy of its up to date constitutional documents (including, in the case of those Original Obligors that are partnerships, the Partnership Agreements), together with a copy of any written resolution requested by the Facility Agent prior to the date of this Agreement relating to any amendments to such constitutional documents;

(b)           a copy of a board resolution or a manager’s or partner’s resolution of such person approving the execution, delivery and performance of the Finance Documents to which it is party and the terms and conditions of such Finance Documents and authorising a person or persons identified by name or office to sign the Finance Documents to which it is party and any documents to be delivered by such person pursuant to it;

(c)           a duly completed certificate of a duly authorised officer of such person in the form attached in Part 2 of Schedule 4 (Form of Certificate of Obligor); and

(d)           copy resolutions signed by all the holders of the issued shares of the Jersey Obligor and the Scottish Obligors approving the terms of, and the transactions contemplated by, the Finance Documents to which each such Obligor is a party.

2.             Authorisations and Clearances

A copy of each Necessary Authorisation as is, in the reasonable opinion of counsel to the Lenders, necessary to render the Finance Documents to which each Original Obligor is party legal, valid, binding and enforceable, to make the Finance Documents to which each Original Obligor is party admissible in evidence in such Original Obligor’s jurisdiction of incorporation and in England and to enable such Original Obligor to perform its obligations thereunder, save in each case, for any registration or recording required for the perfection of the Security Documents and subject to the Reservations (to the extent applicable).

3.             Financial Statements

A copy of the Original Financial Statements.

4.             Fees

Original duly executed copies of the Fee Letters and evidence that all fees and expenses (excluding legal fees) due and payable under this Agreement or in connection with this Agreement as at the date of Utilisation, the quantum of which have been notified to TCN in writing no less than two Business Days prior to the Closing Date, have been or, simultaneously with the Utilisation, will be paid.

5.             Finance Documents

Original duly executed copies of:

(a)           this Agreement;

(b)           the Senior Facilities Agreement;

(c)           the Principal Intercreditor Deed;

(d)           the Initial Security Documents; and

(e)           the Barclays Intercreditor Agreement.

6.             Group Structure Chart

A copy of a chart showing the structure of the TCN Group (including any Joint Ventures) and the Holding Companies of TCN evidencing all material ownership interests (including the matters set forth in paragraphs (b), (c) and (d) of Clause 15.18 (Structure)) thereof as at the Closing Date.

7.             Existing Encumbrances and Indebtedness

Evidence satisfactory to the Facility Agent that:

(a)           unless otherwise agreed with the facility agent in respect of the Existing Credit Facility, a notice of prepayment in full has been delivered by TCN to such facility agent and that all amounts of principal, interest, fees, commissions and any other amounts due and outstanding under the Existing Credit Facility and any other agreements entered into in connection therewith have been or will be repaid in full and all commitments thereunder have been or will be cancelled and reduced to zero, in each case, on the Closing Date; and

(b)           all Existing Encumbrances set out in Part 1A of Schedule 10 (Existing Encumbrances) will within 10 days of the Closing Date be, released or discharged.

8.             Legal Opinions

An opinion of:

(a)           White & Case, London, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of English law;

(b)           White & Case, New York, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of New York law

(c)           Fried, Frank, Harris, Shriver & Jacobson (London) LLP, legal advisers to the US Borrower on matters of New York law;

(d)           Dundas & Wilson CS, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of Scots law;

(e)           Mourant du Feu & Jeune, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of Jersey law; and

(f)            Morrison & Foerster LLP, legal advisers to the Facility Agent and the Mandated Lead Arrangers on matters of Colorado law,

in each case addressed to the Finance Parties and in substantially the form agreed prior to the date of this Agreement.

9.             Existing Hedging Agreements

Copies of each of the Existing Hedging Agreements.

10.          TCN Short Term Notes

A copy of the TCN Short Term Notes.

PART 2 - FORM OF CERTIFICATE OF OBLIGOR

To:          [                              ] (as Facility Agent)

We refer to the second lien facility agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Second Lien Facility Agreement”) and made between Telewest UK Limited, Telewest Communications Networks Limited, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and The Royal Bank of Scotland plc as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent, US Paying Agent and Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Second Lien Facility Agreement shall have the same meanings in this Certificate.

I, [name], a Director/Partner/Officer of [name of Obligor] of [address] (the “Company”/the “Partnership”(1))

CERTIFY without personal liability, that:

(a)           attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the [constitution of the Company]/[due formation of the Partnership];

(b)           attached to this Certificate marked “B” is a true, correct and complete copy of resolutions duly passed [at a meeting of the [Board of Directors] [managers] [partners] or the equivalent thereof duly convened and held on [                   ] [by a written resolution of the [Company/Partnership] approving the Finance Documents to which the [Company/Partnership] is a party and authorising their execution, signature, delivery and performance and such resolutions have not been amended, modified or revoked and are in full force and effect;

(c)           [attached to this Certificate and marked “C” is a true, correct and complete copy of all the Necessary Authorisations referred to in paragraph 2 of Part 1 of Schedule 4 (Conditions Precedent to Utilisation) / paragraph 3 of Part 2 of Schedule 7 (Accession Documents);](1)

(d)           [attached to this Certificate marked “D” is a true, complete and correct copy of the acceptance by the agent in England of its appointment as agent of the [Company/Partnership] for the purpose of accepting service of process.  I confirm that such agent’s appointment remains in force as at the date of this Certificate;](2)

(e)           the entry into and performance of the Finance Documents by the [Company/Partnership] will not breach any borrowing or other Indebtedness limit to which the [Company/Partnership] is subject other than any such limit imposed by the Existing Credit Facility; and

(f)            subject to the Reservations, the execution, delivery and performance of the Accession Notice and the performance by the [Company/Partnership] of its obligations under the Finance Documents and any other agreement or document executed pursuant thereto does not breach any agreement binding on the [Company/Partnership] in any manner that could reasonably be expected to have a Material Adverse Effect, and all Necessary Authorisations in connection therewith have been obtained and are current, except where any failure to maintain any Necessary Authorisations in full force and effect, any non compliance or any proceedings or

(1)           delete as appropriate.

(2)           To be given by any Obligor which is not incorporated or established in England.

revocations in respect thereof could not reasonably be expected to have a Material Adverse Effect.

The following signatures are the true signatures of the persons who have been authorised to sign the relevant Finance Documents on behalf of the [Company/Partnership] and to give notices and communications, (including Utilisation Requests), under or in connection with the Finance Documents on behalf of the [Company/Partnership].

Name	Position	Signature

[•]	[•]	[•]

Signed:
Director/Partner/Officer

Date:	[•]

I, [name], a [Director/Secretary/Partner] of [name of Obligor] (the “Company”/the “Partnership”(1)), certify that the persons whose names and signatures are set out above are duly appointed [directors/partners/officers] of the [Company/Partnership] and that the signatures of each of them above are their respective signatures.

Signed:
[Director/Secretary]/[Partner]

Date:	[•]

(1)           delete as appropriate

PART 3 - INITIAL SECURITY DOCUMENTS

1.             Composite Debenture granted by each of the Obligors incorporated in England and Wales, Scotland and Jersey in favour of the Security Trustee.

2.             Share Charge Agreement granted by Telewest UK in favour of the Security Trustee in respect of all of its shares in TCN.

3.             Assignment of Loans granted by Telewest UK in favour of the Security Trustee in respect of receivables arising under any Financial Indebtedness owed to it by members of the TCN Group.

4.             US Pledge Agreement granted by the US Borrower in favour of the Security Trustee in respect of all its rights, title and interest in and under the TCN Notes.

5.             Charge over Bank Account granted by TCN in respect of the Blocked Account.

6.             US Share Pledge Agreement granted by TCN in favour of the Security Trustee in respect of all of its shares in US Borrower.

7.             US Reimbursement and Contribution Agreement between TCN and each of the Partnership Obligors formed in the State of Colorado.

8.             Scottish Bond and Floating Charges entered into by each Obligor incorporated in Scotland in favour of the Security Trustee.

9.             Scottish Share Pledges entered into by each of Telewest Limited and Telewest Communications (Scotland Holdings) Limited as pledgors in respect of their rights and interests in the shares in those TCN Group Obligors incorporated in Scotland.

10.           Jersey Share Pledge entered into by Birmingham Cable Limited in respect of its rights and interests in the shares in Birmingham Cable Finance Limited, together with (a) original share certificates, (b) signed, undated transfer forms, (c) signed, undated notices of assignment and (d) certified copies of the registers of members in respect of Birmingham Cable Limited.

11.           US Pledge and Security Agreements entered into in favour of the Security Trustee by each of the partners in each of the Partnership Obligors formed in the State of Colorado.

SCHEDULE 5

PART 1 - FORM OF UTILISATION REQUEST

From:      Telewest Communications Networks Limited (“TCN”) /Telewest Global Finance LLC (“TGF”)

To:          [        ]
as Facility Agent

Date:

Dear Sirs

We refer to the second lien facility agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Second Lien Facility Agreement”) and made between Telewest UK Limited, Telewest Communications Networks Limited, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and The Royal Bank of Scotland plc as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent, US Paying Agent and Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Second Lien Facility Agreement shall have the same meanings in this Utilisation Request.

We, [•] and [•], being authorised signatories of [TCN/TGF], give you notice that, pursuant to the Second Lien Facility Agreement, we wish the Lenders to make the Advance to us on the following terms:

(a)           Amount: £[•]

(b)           Interest Period: [•] month[s]

(c)           Proposed date of Advance: [•] (or if that day is not a Business Day, the next Business Day)

We hereby inform you that as of the date of this Utilisation Request no Default is continuing or would result from the Advance.

The proceeds of this Utilisation should be credited to [insert account details].

Yours faithfully,

Authorised Signatory for and on behalf of Telewest Communications Networks Limited	Authorised Signatory for and on behalf of Telewest Communications Networks Limited

Authorised Signatory for and on behalf of Telewest Global Finance LLC	Authorised Signatory for and on behalf of Telewest Global Finance LLC

SCHEDULE 6

ASSOCIATED COSTS RATE

1.             On the first day of each Interest Period (or as soon as possible thereafter) the Lender shall determine the percentage rate per annum for such Interest Period which is the applicable “Associated Costs Rate” (as calculated in paragraph 2 or 3 below).

2.             The Associated Costs Rate if the Lender is lending from a Facility Office in a Participating Member State shall be the percentage certified by the Lender to the Borrowers as being its reasonable determination of the cost (expressed as a percentage of the Lender’s participation in all Advances made from that Facility Office) to the Lender of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

3.             The Associated Costs Rate if the Lender is lending from a Facility Office in the United Kingdom shall be calculated as follows:

AB + C(B - D) + E x 0.01	per cent per annum
100 - (A + C)

where:

A             is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B             is the percentage rate of interest (excluding the Margin and the Associated Costs Rate and, if the relevant amount is an Unpaid Sum, the additional rate of interest specified in Clause 22.2 (Default Rate)), payable for the relevant Interest Period in respect of the relevant Advance.

C             is the percentage (if any) of Eligible Liabilities which the Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D             is the percentage rate per annum payable by the Bank of England to the Lender on interest bearing Special Deposits.

E              is designed to compensate the Lender in relation to the rate of charge payable by the Lender to the Financial Services Authority pursuant to the Fees Rules and expressed in pounds per £1,000,000 of the Tariff Base of the Lender.

4.             For the purposes of paragraph 3 of this Schedule:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(b)           “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

5.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to 4 decimal places.

6.             For the purposes of paragraph 3 of this Schedule:

(a)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(b)           “Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

7.             Any determination by the Lender pursuant to this Schedule in relation to a formula, an Associated Costs Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Lender.

8.             The Lender may from time to time, after consultation with the Borrowers specify any amendments which are required to be made to this Schedule in order to comply with any change in Law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

SCHEDULE 7

PART 1 - FORM OF ACCESSION NOTICE

THIS ACCESSION NOTICE is entered into on [•] by [insert name of Subsidiary/Partnership] (the “Proposed Guarantor”) and Telewest Communications Networks Limited by way of a deed in favour of the Facility Agent, the Mandated Lead Arrangers and the Lenders (each as defined in the Second Lien Facility Agreement referred to below).

BACKGROUND

A             By a second lien facility agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Second Lien Facility Agreement”) and made between Telewest UK Limited as Parent, Telewest Communications Networks Limited as Borrower, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and The Royal Bank of Scotland plc as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent, US Paying Agent and Security Trustee and the financial and other institutions named in it as Lenders, the Lenders agreed to make a term facility available to the Borrowers.

[B            Telewest LLC is required to accede to the Facilities Agreement as a Borrower and Guarantor pursuant to Clause 20.1 (The US Borrower) of the Facilities Agreement.]

or

[B            TCN has requested that the Proposed Guarantor become an Acceding Guarantor pursuant to Clause 20.2 (Acceding Guarantors) of the Facilities Agreement.]

NOW THIS DEED WITNESS AS FOLLOWS:

1.             Terms defined in the Second Lien Facility Agreement have the same meanings in this Accession Notice.

2.             The Proposed Guarantor is a company [or specify other type of entity] duly incorporated, established or organised under the laws of [insert relevant jurisdiction].

3.             [Telewest LLC/The Proposed Guarantor] confirms that it has received from TCN a true and up-to-date copy of the Second Lien Facility Agreement and the other Finance Documents.

4.             [Telewest LLC/The Proposed Guarantor] undertakes, upon its becoming a party to the Second Lien Facility Agreement, to perform all the obligations expressed to be undertaken under the Second Lien Facility Agreement and the other Finance Documents by a [Borrower and a] Guarantor and agrees that it shall be bound by the Second Lien Facility Agreement and the other Finance Documents in all respects as if it had been an original party to them as [the US Borrower and] an Original Guarantor.

5.             TCN:

(a)           repeats the Repeating Representations identified as being made by it under Clause 15 (Representations and Warranties) upon the date [Telewest LLC/the Proposed Guarantor] accedes to the Second Lien Facility Agreement; and

(b)           confirms that no Default [(other than any Default which will be remedied by the accession of the Acceding Guarantor and each other person acceding as a Guarantor on or about the date of this Accession Notice)] is continuing or will occur as a result of [Telewest LLC/the Proposed Guarantor] becoming [a Borrower and] an Acceding Guarantor.

6.             [Telewest LLC/The Proposed Guarantor] makes, in relation to itself, the representations and warranties expressed to be made by [the US Borrower/a Guarantor] in Clause 15 (Representations and Warranties) of the Second Lien Facility Agreement.]

7.             [Telewest LLC/the Proposed Guarantor] confirms that it has appointed (and TCN confirms by its signature below its acceptance of such appointment) Telewest Communications Networks Limited to be its process agent for the purposes of accepting service of Proceedings on it.](4)

8.             The Proposed Guarantor’s administrative details for the purposes of the Second Lien Facility Agreement are as follows:

Address:

Contact:

Telephone No:

Fax No:

9.             This Accession Notice and the rights, benefits and obligations of the parties under this Accession Notice shall be governed by and construed in accordance with English Law.

This Accession Notice has been executed as a Deed by TCN and [Telewest LLC/the Proposed Guarantor] and signed by the Facility Agent on the date written at the beginning of this Accession Notice.

PROPOSED GUARANTOR

EXECUTED as a DEED by
[Telewest Global Finance LLC/Name of Proposed Guarantor]

acting by

Director	)
[insert name of director]

Director/Secretary	)
[insert name of director/secretary]]

TCN

(4)           Non-English entities only

EXECUTED as a DEED by
TELEWEST COMMUNICATIONS NETWORKS LIMITED

acting by

Director	)
[insert name of director]

Director/Secretary	)
[insert name of director/secretary]

THE FACILITY AGENT

[                                         ]

By:

PART 2 - ACCESSION DOCUMENTS

1.             Corporate Documents

(a)           A copy of its up-to-date constitutional documents.

(b)           A board resolution or a manager’s resolution or a partner’s resolution of such person approving the execution and delivery of the relevant Accession Notice, its accession to the Second Lien Facility Agreement as the US Borrower and/or an Acceding Guarantor and the performance of its obligations under the Finance Documents and authorising a person or persons identified by name or office to sign such Accession Notice and any other documents to be delivered by it pursuant thereto.

(c)           To the extent legally necessary, a copy of a shareholders’ resolution of all the shareholders of such person approving the execution, delivery and performance of the Finance Documents to which it is a party and the terms and conditions to it.

(d)           A duly completed certificate, of a duly authorised officer of such person in the form of Part 2 of Schedule 4 (Form of Certificate of Obligor).

2.             Legal Opinions

Such legal opinions as the Facility Agent may reasonably require of such legal advisers as may be acceptable to the Facility Agent, as to:

(a)           the due incorporation, capacity and authorisation of Telewest LLC or the relevant Acceding Guarantor; and

(b)           the relevant obligations to be assumed by Telewest LLC or Acceding Guarantor under the Finance Documents to which it is a party being legal, valid, binding and enforceable against it,

in each case, under the relevant laws of the jurisdiction of organisation or establishment of Telewest LLC or such Acceding Guarantor.

3.             Necessary Authorisations

A copy of any Necessary Authorisation as is in, the reasonable opinion of counsel to the Lenders necessary to render the Finance Documents to which Telewest LLC or the Acceding Guarantor, is or is to be party legal, valid, binding and enforceable to make the Finance Documents to which Telewest LLC or the Acceding Guarantor is or is to be party admissible in evidence in Telewest LLC or such Acceding Guarantor’s jurisdiction of incorporation and (if different) in England and to enable Telewest LLC or such Acceding Guarantor to perform its obligations thereunder, as a matter of law save, in the case of Telewest LLC or any Acceding Guarantor, for any registrations or recordings required for the perfection of the Security Documents and subject to the Reservations (to the extent applicable).

4.             Security Documents

At least 2 original copies of the US Borrower Security Documents in the case of Telewest LLC and in the case of a proposed Acceding Guarantor any Security Documents required by the Facility Agent, acting reasonably in accordance with the terms of this Agreement in each case, duly executed by Telewest LLC or the proposed Acceding Guarantor together with all documents required to be delivered pursuant to such Security Documents provided the Acceding Guarantor shall be under no obligation to procure the granting of Security over any shares, in receivables owed by, or any other interest in any Excluded Subsidiary or Project Company.

SCHEDULE 8

PART 1 - FORM OF QUARTERLY COMPLIANCE CERTIFICATE

To:          [      ]

[Date]

Dear Sirs

Certificate in respect of the [insert details of relevant testing period] ended [insert relevant Quarter Date] (the “Certification Date”)

We refer to the second lien facility agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Second Lien Facility Agreement”) and made between Telewest UK Limited, Telewest Communications Networks Limited, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston, Deutsche Bank AG London and The Royal Bank of Scotland plc as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent, US Paying Agent and Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Second Lien Facility Agreement shall have the same meanings in this Compliance Certificate.

1.             This Compliance Certificate is provided in accordance with paragraph (a) of Clause 16.4 (Compliance Certificates) of the Second Lien Facility Agreement.

2.             We, [•] and [•](1), being duly authorised signatories of TCN as at the date of this Compliance Certificate, confirm that the financial covenants contained in Clause 17 (Financial Condition) of the Second Lien Facility Agreement have been complied with as at the Certification Date.  This confirmation is based on the following (applying the rules for calculation set out in Clause 17 (Financial Condition)):

(a)           The ratio of Consolidated Net Borrowings to Consolidated Annualised TCN Group Net Operating Cash Flow for the period ending on the Certification Date was [•].

(b)           The ratio of Consolidated Annualised TCN Group Net Operating Cash Flow to Total Interest Charges for the period ending on the Certification Date was [•].

(c)           The ratio of Consolidated TCN Group Cash Flow to Consolidated Debt Service for the period ending on the Certification Date was [•].

(d)           The amount of Capital Expenditure of the TCN Group during the period to which this Compliance Certificate relates was £[•].

3.             The information contained in the Attached Working Paper has been prepared on the basis of the same information and methodology used to prepare the appropriate financial information.

4.             [The Obligors party to the Agreement as at the Certification Date represent not less than 95% of the Consolidated Annualised TCN Group Net Operating Cash Flow calculated as at the Certification Date and accordingly the 95% Security Test was satisfied as at that date.]

OR

(1)           At least one of whom shall be a Financial Officer

[The Obligors party to the Agreement as at the Certification Date represent not less than 90% of the Consolidated Annualised TCN Group Net Operating Cash Flow calculated as at the Certification Date and TCN is unable to procure that additional members of the TCN Group accede to the Agreement as Obligors by reason of one or more legal restrictions preventing such member of the TCN Group from becoming an Obligor.]

5.             We further confirm that no Default is continuing as at the Certification Date.

6.             This Compliance Certificate is given by the authorised signatories of TCN named below and is given without personal liability.

Yours faithfully,

Authorised Signatory for and on behalf of Telewest Communications Networks Limited	Authorised Signatory for and on behalf of Telewest Communications Networks Limited

PART 2 - FORM OF COMPLIANCE CERTIFICATE FOLLOWING INTEGRATED MERGER EVENT

To:          [       ]

[Date]

Dear Sirs

Certificate in respect of an Integrated Merger Event

We refer to the second lien facility agreement dated [•] (as from time to time amended, varied, novated or supplemented, the “Second Lien Facility Agreement”) and made between Telewest UK Limited, Telewest Communications Networks Limited, Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, Credit Suisse First Boston Deutsche Bank AG London and The Royal Bank of Scotland plc as Mandated Lead Arrangers, Barclays Bank PLC as Facility Agent, US Paying Agent and Security Trustee and the financial and other institutions named in it as Lenders.  Terms defined in the Second Lien Facility Agreement shall have the same meanings in this Compliance Certificate.

1.             This Compliance Certificate is provided in accordance with paragraph (b) of Clause 16.4 (Compliance Certificates) of the Second Lien Facility Agreement.

2.             We, [•] and [•](5), being authorised signatories of TCN confirm that:

(a)           the Integrated Merger Event became effective on [•] (the “Effective Date”);

(b)           such members of the Target Group as are necessary to ensure that paragraph (b) of the Merger Event Conditions is satisfied have acceded to the Second Lien Facility Agreement as Acceding Guarantors pursuant to Clause 20.1 (Acceding Guarantors) of the Second Lien Facility Agreement;

(c)           the Integrated Merger Senior Leverage Ratio as at the Effective Date did not exceed 2.95:1;

(d)           the Integrated Merger Trailing Debt Coverage Ratio, calculated in accordance with paragraph (d)(i) of the definition of “Merger Event Integration Tests” was not less than [•];

(e)           the Integrated Merger Projected Debt Coverage Ratio as at (i) the Quarter Date ending on the first full Financial Quarter after the Effective Date is projected in the combined business plan of the TCN Group and Target Group to be not less than [•] and (ii) as at the end of each subsequent Financial Quarter is projected in the enclosed combined business plan of the TCN Group and Target Group to be not less than each of the ratios set out in paragraph (d)(ii) of the definition of “Merger Event Integration Tests”), in each case, calculated in accordance with paragraph (d)(ii) of the definition of “Merger Event Integration Tests”;

(f)            [the ratio of projected Consolidated Net Borrowings and Pro Forma Target Group Debt to Consolidated Annualised TCN Group Net Operating Cash Flow and Target Group Net Operating Cash Flow, calculated in accordance with paragraph (e) of the

(5)           At least one of whom shall be a Financial Officer

definition of “Merger Event Integration Tests”, as at the most recent Quarter Date prior to the Effective Date, was not less than [•];]

OR

[pursuant to our written notice to you dated [•], we have designated Target Group Acquisition Indebtedness in an aggregate principal amount of £[•] as Serviceable Non-TCN Group Debt and accordingly, we confirm that the ratio of projected Consolidated Net Borrowings (calculated on a pro forma basis to include such Target Group Acquisition Indebtedness) plus Pro Forma Target Group Debt to Consolidated Annualised TCN Group Net Operating Cash Flow plus Target Group Net Operating Cash Flow, calculated in accordance with paragraph (f) of the definition of “Merger Event Integration Tests”, as at the most recent Quarter Date prior to the Effective Date, was not less than [•];][and/or]

AND/OR

[(A) the amount of Target Group Interim Indebtedness plus Target Group Financial Indebtedness included for the purposes of the Merger Event Integration Tests exceeds the amount of Target Group Financial Indebtedness as of the date of the Unintegrated Merger Event; and (B) during the period between the effective date of the Unintegrated Merger Event and the proposed effective date of the Integrated Merger Event, the Target Group entered into or made acquisitions of businesses or investments in joint ventures outside the ordinary course of business (in each case excluding businesses or joint ventures acquired from or entered into with other members of the Group and excluding acquisitions of assets made in exchange for similar assets) or paid any dividends or distributions to any member of the Group other than to another member of the Target Group or to a member of the TCN Group where the consideration paid, the investments contractually committed and the dividends or distributions paid in aggregate exceeded £250,000,000 (or its equivalent in other currencies)] [and]

(g)           the ratio of Consolidated Annualised TCN Group Net Operating Cash Flow plus Target Group Net Operating Cash Flow to Total Interest Charges plus Pro Forma Target Group Total Interest Charges, calculated in accordance with paragraph (g) of the definition of “Merger Event Integration Tests”, as at the most recent Quarter Date prior to the Effective Date, was not less than [•].

[Set out confirmations of each element required to determine each ratio]

4.             This Compliance Certificate is given by the authorised signatories of TCN named below and is given without personal liability.

Yours faithfully,

Authorised Signatory for and on behalf of Telewest Communications Networks Limited	Authorised Signatory for and on behalf of Telewest Communications Networks Limited

SCHEDULE 9

PART 1 - MEMBERS OF THE TCN GROUP

Name	Jurisdiction of Incorporation/ Organization	Company number (if applicable)
Avon Cable Investments Limited	ENG	02487110
Avon Cable Joint Venture	ENG	-
Avon Cable Limited Partnership	US	-
Barnsley Cable Communications Limited	ENG	2466594
Birmingham Cable Corporation Limited	ENG	2170379
Birmingham Cable Finance Limited	JERSEY	60972
Birmingham Cable Limited	ENG	2244565
Blue Yonder Workwise Limited	ENG	4055742
Bradford Cable Communications Limited	ENG	2664803
Cable Adnet Limited	ENG	3283202
Cable Camden Limited	ENG	01795642
Cable Communications (Telecom) Limited	ENG	02423585
Cable Communications Limited	ENG	01860121
Cable Enfield Limited	ENG	02466511
Cable Finance Limited	JERSEY	FC61656
Cable Guide Limited	ENG	2025654
Cable Hackney & Islington Limited	ENG	01795641
Cable Haringey Limited	ENG	01808589
Cable Interactive Limited	ENG	03006851
Cable Internet Limited	ENG	3085918
Cable London Limited	ENG	01794264
Cable on Demand Limited	ENG	03039816
Capital City Cablevision Limited	ENG	SC80665
Central Cable Holdings Limited	ENG	3008567
Central Cable Limited	ENG	3008681
Central Cable Sales Limited	ENG	2985669
Chariot Collection Services Limited (dormant)	ENG	3155349
Cobweb Business Solutions Limited	ENG	04523555
Cotswolds Cable Limited Partnership	US	-
Crystal Palace Radio Limited	ENG	01459745
Crystalvision Productions Limited	ENG	01947225

Name	Jurisdiction of Incorporation/ Organization	Company number (if applicable)
Doncaster Cable Communications Limited	ENG	2407940
Dundee Cable & Satellite	ENG	SC093114
Edinburgh Cable Limited Partnership	US	-
Edinburgh Cablevision Limited	ENG	SC078895
EMS Investments Limited	ENG	3373057
Estuaries Cable Limited Partnership	US	-
Eurobell (Holdings) Limited	ENG	2904215
Eurobell (IDA) Limited	ENG	3373001
Eurobell (No.2) Limited	ENG	3405634
Eurobell (No.3) Limited	ENG	3006948
Eurobell (No.4) Limited	ENG	2983110
Eurobell (South West) Limited	ENG	1796131
Eurobell (Sussex) Limited	ENG	2272340
Eurobell (West Kent) Limited	ENG	2886001
Eurobell CPE Limited	ENG	2742145
Eurobell Internet Services Limited	ENG	3172207
Eurobell Limited	ENG	2983427
European Business Network Limited (dormant)	ENG	2146363
Fastrak Limited	ENG	1804294
Filegale Limited	ENG	2804553
Front Row Television Limited	ENG	3261331
General Cable Group Limited	ENG	2872852
General Cable Holdings Limited	ENG	2798236
General Cable Investments Limited	ENG	2885920
General Cable Limited	ENG	2369824
General Cable Programming Limited	ENG	2906200
Halifax Cable Communications Limited	ENG	2459173
Hieronymous Limited	ENG	SC80135
Imminus (Ireland) Limited	ENG	267096
Imminus Limited	ENG	1785381
Lewis Reed Debt Recovery Limited	ENG	3008683
London South Cable Partnership	US	-
Matchco Directors Limited	ENG	3840851
MatchCo Limited	ENG	3405630

Name	Jurisdiction of Incorporation/ Organization	Company number (if applicable)
Matchco Secretaries Limited	ENG	4038220
Mayfair Way Management Limited	ENG	2681702
Middlesex Cable Limited	ENG	2460325
Northern Credit Limited	ENG	2743896
Perth Cable Television Limited	ENG	SC032627
Rapture TV Limited Joint Venture (in liquidation)	ENG	3196831
Rotherham Cable Communications Limited	ENG	2455726
Sheffield Cable Communications Limited	ENG	2465953
Silverlink Business Management Limited	ENG	03535390
Southwestern Bell International Holdings Limited	ENG	2378768
TCI US West Cable Communications Group	US	-
Telewest Carrier Services Limited	ENG	2475098
Telewest Communications (Central Lancashire) Limited	ENG	1737862
Telewest Communications (Cotswold) Limited	ENG	1743081
Telewest Communications (Cotwolds) Venture	ENG	-
Telewest Communications (Cumbenauld) Limited	ENG	SC121614
Telewest Communications (Dumbarton) Limited	ENG	SC121700
Telewest Communications (Dundee and Perth) Limited	ENG	SC096816
Telewest Communications (East Lothian and Fife) Limited	ENG	SC150057
Telewest Communications (Falkirk) Limited	ENG	SC122481
Telewest Communications (Fylde & Wyre) Limited	ENG	02935056
Telewest Communications (Glenrothes) Limited	ENG	SC119523
Telewest Communications (Internet) Limited	ENG	03141035
Telewest Communications (Liverpool) Limited	ENG	1615567
Telewest Communications (London South) Joint Venture	ENG	-
Telewest Communications (London South) Limited	ENG	1697437
Telewest Communications (Midlands & North West) Limited	ENG	2795350
Telewest Communications (Midlands) Limited	ENG	1882074
Telewest Communications (Motherwell) Limited	ENG	SC121617
Telewest Communications (Nominees) Limited	ENG	2318746
Telewest Communications (North East) Limited	ENG	2378214
Telewest Communications (North East) Partnership	ENG	-

Name	Jurisdiction of Incorporation/ Organization	Company number (if applicable)
Telewest Communications (North West) Limited	ENG	2321124
Telewest Communications (Publications) Limited	ENG	03860829
Telewest Communications (Scotland) Limited	ENG	SC80891
Telewest Communications (Scotland Holdings) Limited	ENG	SC150058
Telewest Communications (Scotland) Venture	ENG	-
Telewest Communications (South East) Limited	ENG	2270764
Telewest Communications (South East) Partnership	ENG	-
Telewest Communications (South Thames Estuary) Limited	ENG	2270763
Telewest Communications (South West) Limited	ENG	2271287
Telewest Communications (Southport) Limited	ENG	03085912
Telewest Communications (St Helens & Knowsley) Limited	ENG	2466599
Telewest Communications (Taunton & Bridgewater) Limited	ENG	3184760
Telewest Communications (Telford) Limited	ENG	2389377
Telewest Communications (Tyneside) Limited	ENG	2407676
Telewest Communications (Wigan) Limited	ENG	2451112
Telewest Communications Cable Limited	ENG	2883742
Telewest Communications Group Limited	ENG	2514287
Telewest Communications Holdings Limited	ENG	2982404
Telewest Communications Networks Limited	ENG	3071086
Telewest Communications Services Limited	ENG	2415291
Telewest Health Trustees Limited	ENG	3936764
Telewest Limited	ENG	03291383
Telewest Parliamentary Holdings Limited	ENG	2514316
Telewest Share Trust Limited	ENG	02472760
Telewest Trustees Limited	ENG	03071066
Telewest Workwise Limited	ENG	4055744
The Cable Corporation Equipment Limited	ENG	2116958
The Cable Corporation Limited	ENG	2075227
The Cable Equipment Store Limited	ENG	2693805
The North London Channel Limited	ENG	02527764
The Yorkshire Cable Group Limited	ENG	2782818
Theseus No.1 Limited	ENG	02994027

Name	Jurisdiction of Incorporation/ Organization	Company number (if applicable)
Theseus No.2 Limited	ENG	02994061
Tyneside Cable Limited Partnership	US	-
United Cable (London South) Limited Partnership	US	-
Wakefield Cable Communications Limited	ENG	2400909
West Midlands Credit Limited	ENG	2989858
Windsor Television Limited	ENG	1745542
Yorkshire Cable Communications Limited	ENG	2490136
Yorkshire Cable Finance Limited	ENG	2993376
Yorkshire Cable Limited	ENG	02792601
Yorkshire Cable Properties Limited	ENG	02951884
Yorkshire Cable Telecom Limited	ENG	2743897

PART 2 - MEMBERS OF THE FLEXTECH GROUP

Name	Jurisdiction of Incorporation	Company number (if applicable)
Flextech Broadcasting Limited	ENG	04125325
UK Living Limited	ENG	02802598
Starstream Limited	ENG	01733724
Maidstone Broadcasting	ENG	02721189
Bravo TV Limited	ENG	02342064
Ed Stone Limited	ENG	4170969
Flextech Broadband Limited	ENG	04125315
UKTV Interactive Limited	ENG	3950210
UKTV New Ventures Limited	ENG	04266373
UKTV New Ventures Joint Venture	ENG	partnership
United Artists Investments Limited	ENG	2761569
Flextech Business News Limited	ENG	02954531
Continental Shelf 16 Limited	ENG	03005499
UK Channel Management Limited	ENG	3322468
UK Gold Holdings Limited	ENG	3298738
TVS Television Limited	ENG	591652
TVS Pension Fund Trustees Limited	ENG	1539051
Telso Communications Limited	ENG	2067186
Screenshop Limited	ENG	3529106
Flextech Rights Limited	ENG	2981104
Minotaur International Limited	ENG	3059563
Flextech Television Limited	ENG	2294553
Vis ITV Limited (Joint Venture of FTL)	ENG	4000147
Flextech Interactive Limited	ENG	3184754
Interactive Digital Sales Limited	ENG	4257717
Flextech Satellite Investments Limited	ENG	2710978
UK Gold Services Limited	ENG	2702737
UK Gold Television Limited	ENG	2702652
UK Gold Broadcasting Limited	ENG	2702650
IVS Cable Holdings Limited	JER	41688
Flextech Music Publishing Limited	ENG	3673917
Flextech (1992) Limited	ENG	1190025

Flextech Media Holdings Limited	ENG	2678886
Flextech (Kindernet Investment) Limited	ENG	1260228
Flextech-Flexinvest Limited	ENG	1192945
Flextech IVS Limited	ENG	2678882
Flextech Family Channel Limited	ENG	2856303
Flextech Distribution Limited	ENG	2678883
Flextech Childrens Channel Limited	ENG	2678881
Flextech Communications Limited	ENG	2588902
Flextech (Travel Channel) Limited	ENG	3427763
Flextech Digital Broadcasting Limited	ENG	3298737
Flextech Living Health Limited	ENG	3673915
Flextech Video Games Limited	ENG	2670829
Action Stations (2000) Limited	ENG	2851455
Action Stations (Lakeside) Limited	ENG	2870844
Action Stations (Millennium) Limited	ENG	3450308
Supporthaven Plc	ENG	2792466
Flextech Limited	ENG	2688411
Flexmedia Limited	ENG	5217460
Flextech Investments (Jersey) Limited	JER	66951
Flextech Broadband Holdings Limited	ENG	4197227
Flextech Homeshopping Limited	ENG	3156792
Multimedia Mapping Limited	ENG	3059563
Recommend Limited	ENG	3692064
Sit-up Limited	ENG	3877786
UK Programme Distribution Limited	ENG	3323782
Xrefer.com Limited	ENG	3840990

PART 3 - EXCLUDED SUBSIDIARIES

Name*	Jurisdiction of Incorporation	Company number (if applicable)
Telewest Finance Corporation	Delaware

*      Telwest to provide list/details.

SCHEDULE 10

PART 1 - EXISTING ENCUMBRANCES

A: Existing Encumbrances to be discharged in full within 10 days of the Closing Date:

I.	July 2004 Documents

1.

New Composite Guarantee and Debenture dated 14 July 2004 granted by TCN and certain of its subsidiaries and associated partnerships in favour of CIBC World Markets PLC as security trustee to the extent representing the obligations of those chargors that are not Original Guarantors.

2.	Composite Guarantee and Debenture dated 14 July 2004 granted by Flextech Limited, Fleximedia Limited and Telewest Communications Holdco Limited in favour of CIBC World Markets PLC as security trustee.

3.	Security Account Charge dated 14 July 2004 granted by TCN in in favour of CIBC World Markets PLC as security trustee.

4.	Charge Over Shares dated 14 July 2004 granted by Telewest Global, Inc. in favour of CIBC World Markets PLC as security trustee in respect of the shares of Telewest UK.

5.	New Charge Over Shares dated 14 July 2004 granted by Telewest Communications plc in favour of CIBC World Markets PLC as security trustee.

6.	Assignment of Loans dated 14 July 2004 granted by Telewest Global, Inc. in favour of CIBC World Markets PLC as security trustee.

7.	New Assignment of Loans dated 14 July 2004 granted by Telewest Communications plc in favour of CIBC World Markets PLC as security trustee.

8.	Security Agreement dated 14 July 2004 granted by Birmingham Cable Limited in favour of CIBC World Markets PLC as security trustee.

9.	Security Agreement (Jersey) dated 14 July 2004 granted by Birmingham Cable Limited in favour of CIBC World Markets PLC as security trustee.

10.	Security Agreement (Jersey) dated 14 July 2004 granted by Flextech Broadband Limited in favour of CIBC World Markets PLC as security trustee.

11.	Security Agreement (Jersey) dated 14 July 2004 granted by Flextech (1992) Limited in favour of CIBC World Markets PLC as security trustee.

12.	Share Pledge (Scotland) dated 14 July 2004 granted by Telewest Limited in favour of CIBC World Markets PLC as security trustee.

13.	Share Pledge (Scotland) dated 14 July 2004 granted by Telewest Communications (Scotland Holdings) Limited in favour of CIBC World Markets PLC as security trustee.

14.	Deed of Subordination dated 14 July 2004 between Telewest Global Inc. and CIBC World Markets PLC as security trustee.

15.	Deed of Subordination dated 14 July 2004 between Telewest UK and CIBC World Markets PLC as security trustee.

16.	Deed of Subordination dated 14 July 2004 between Flextech Limited, Fleximedia Limited and Telewest Communications Holdco Limited and CIBC World Markets PLC as security trustee.

17.	New Deed of Subordination dated 14 July 2004 between Telewest Communications plc and CIBC World Markets PLC as security trustee.

II.	March 2001 Documents

1.

Composite Guarantee and Debenture dated 16 March 2001 granted by TCN, Telewest Finance Corporation and certain Subsidiaries and associated partnerships of TCN in favour of CIBC World Markets PLC as security trustee, to the extent representing the obligations of those chargors that are not Original Guarantors.

2.	Assignment of Loans dated 16 March 2001 granted by Telewest Communications Plc in favour of CIBC World Markets PLC as security trustee.

3.	Share Charge dated 16 March 2001 granted by Telewest Communications Plc in favour of CIBC World Markets PLC as security trustee in relation to its shares in TCN.

4.	Share Pledge (Scotland) dated 16 March 2001granted by Telewest Limited in favour of CIBC World Markets PLC as security trustee.

5.	Share Pledge (Scotland) dated 16 March 2001 granted by Telewest Communications (Scotland Holdings) Limited in favour of CIBC World Markets PLC as security trustee.

6.	Security Agreement (Jersey) dated 16 March 2001 granted by Birmingham Cable Limited in favour of CIBC World Markets PLC as security trustee.

7.	Security Agreement (Jersey) dated 16 March 2001 granted by Flextech Broadband Limited (formerly Cheltrading 283 Limited) in favour of CIBC World Markets PLC as security trustee.

8.	Security Agreement (Jersey) dated 16 March 2001 granted by Flextech (1992) Limited in favour of CIBC World Markets PLC as security trustee.

9.	Charge over Deposit Account dated 27 September 2002 granted by TCN in favour of CIBC World Markets PLC as security trustee.

10.	Deed of Subordination dated 16 March 2001 between Telewest Communications plc and CIBC World Markets PLC as security trustee.

B: Existing Encumbrances

I.	July 2004 Documents

1.

New Composite Guarantee and Debenture dated 14 July 2004 granted by TCN and certain Subsidiaries and associated partnerships of TCN in favour of CIBC World Markets PLC as security trustee to the extent representing the obligations of those chargors that are Original Guarantors

2.	Bond and Floating Charge (Scotland) dated 14 July 2004 granted by Telewest Communications (Scotland Holdings) Limited in favour of CIBC World Markets PLC as security trustee.

3.	Bond and Floating Charge (Scotland) dated 14 July 2004 granted by Telewest Communications (Scotland) Limited in favour of CIBC World Markets PLC as security trustee.

4.	Bond and Floating Charge (Scotland) dated 14 July 2004 granted by Telewest Communications (Dundee & Perth) Limited in favour of CIBC World Markets PLC as security trustee.

5.	Bond and Floating Charge (Scotland) dated 14 July 2004 granted by Telewest Communications (Motherwell) Limited in favour of CIBC World Markets PLC as security trustee.

6.

Pledge and Security Agreement (US) dated 14 July 2004 granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Avon Cable Limited Partnership.

7.

Pledge and Security Agreement (US) dated 14 July 2004 granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Cotswolds Cable Limited Partnership.

8.

Pledge and Security Agreement (US) dated 14 July 2004 granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Edinburgh Cable Limited Partnership.

9.

Pledge and Security Agreement (US) dated 14 July 2004 granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Estuaries Cable Limited Partnership.

10

Pledge and Security Agreement (US) dated 14 July 2004 granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Tyneside Cable Limited Partnership.

11.

Pledge and Security Agreement (US) dated 14 July 2004 granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in United Cable (London South) Limited Partnership.

12.

Pledge and Security Agreement (US) dated 14 July 2004 granted by Theseus No.1 and Theseus No.2 in favour of CIBC World Markets PLC as security trustee regarding interests in TCI/US West Cable Communications Group.

13.	Pledge and Security Agreement (US) dated 14 July 2004 granted by United Cable (London South) Limited Partnership and Crystal Palace Radio Limited in favour of CIBC World

Markets PLC as security trustee regarding interests in London South Cable Partnership.

14.

Amended and Restated Reimbursement and Contribution Agreement dated 14 July 2004 and made between TCN, Avon Cable Limited Partnership, Cotswolds Cable Limited Partnership, Edinburgh Cable Limited Partnership, Estuaries Cable Limited Partnership, TCI/US West Cable Communications Group, Tyneside Cable Limited Partnership, United Cable (London South) Limited Partnership and London South Cable Partnership.

II.	March 2001 Documents

1.

Composite Guarantee and Debenture dated 16 March 2001 granted by TCN, Telewest Finance Corporation and certain Subsidiaries and associated partnerships of TCN in favour of CIBC World Markets PLC as security trustee, to the extent representing the obligations of those chargors that are Original Guarantors.

2.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Avon Cable Limited Partnership.

3.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Cotswolds Cable Limited Partnership.

4.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Edinburgh Cable Limited Partnership.

5.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Estuaries Cable Limited Partnership.

6.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in Tyneside Cable Limited Partnership.

7.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by TCI/US West Cable Communications Group and others in favour of CIBC World Markets PLC as security trustee regarding interests in United Cable (London South) Limited Partnership.

8.

Pledge and Security Agreement (US) dated 16 March 2001 granted by Theseus No.1 and Theseus No.2 in favour of CIBC World Markets PLC as security trustee regarding interests in TCI/US West Cable Communications Group.

9.

Pledge and Security Agreement (US) dated 16 March 2001, as amended by a first amendment dated 14 July 2001, granted by United Cable (London South) Limited Partnership and Crystal Palace Radio Limited in favour of CIBC World Markets PLC as security trustee regarding interests in London South Cable Partnership.

10.	Bond and Floating Charge (Scotland) dated 16 March 2001 granted by Telewest Communications (Scotland Holdings) Limited in favour of CIBC World Markets PLC as security trustee.

11.	Bond and Floating Charge (Scotland) dated 16 March 2001 granted by Telewest Communications (Scotland) Limited in favour of CIBC World Markets PLC as security trustee.

12.	Bond and Floating Charge (Scotland) dated 16 March 2001 granted by Telewest Communications (Dundee & Perth) Limited in favour of CIBC World Markets PLC as security trustee.

13.	Bond and Floating Charge (Scotland) dated 16 March 2001 granted by Telewest Communications (Motherwell) Limited in favour of CIBC World Markets PLC as security trustee.

III.             Other

Charge		Chargor	Details of Encumbrance	Date

1.	Collateral Account Security Assignment in favour of Lloyds (Nimrod) Specialist Finance Limited	Cable Corporation Limited (The)

Collateral Account Security Assignment in favour of Lloyds (Nimrod) Specialist Finance Limited created 18/05/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee under or in connection with any of the Lease documents

SHORT PARTICULARS: The Assignor assigns and agrees to assign the Lessor Collateral Account and the deposit (the deposit being all sums standing to the credit of the Collateral Account)

18/05/99

2.	Legal Charge in favour of Barclays Bank PLC	Cable London Limited

Legal Charge in favour of Barclays Bank PLC created 27/07/1990

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: Television House, Clarendon Road, Turnpike Lane L/B Haringey T/N: NGL L29756

27/07/90

3.	Legal Charge in favour of Barclays Bank PLC	Cable London Limited

Legal Charge in favour of Barclays Bank PLC created 22/10/1992

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: Land at rear of 60/70 Clarendon Road, Hornsey, Haringey, London, and known as Car Park No 2

22/10/92

4.	Legal Charge in favour of Barclays Bank PLC	Cable London Limited

Legal Charge in favour of Barclays Bank PLC created 22/10/1992

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: Site 14, Clarendon Road Estate, Clarendon Road, Haringey, London T/N: NGL 361617

22/10/92

5.	Legal Charge in favour of Barclays Bank PLC	Cable London Limited

Legal Charge in favour of Barclays Bank PLC created 03/01/1995

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: Car Park No 1 & No 2 60/70 (inclusive) Clarendon Road, L/B of Haringey

03/01/95

6.	Deposit Agreement to Secure own Liabilities in favour of Lloyds TSB Bank plc	Eurobell (Holdings) Limited

Deposit Agreement to Secure own Liabilities in favour of Lloyds TSB Bank Plc created 01/11/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: The deposit (debts on account 7955640 and interest due)

01/11/99

7.	Deposit Agreement to Secure own Liabilities in favour of Lloyds Bank plc	Eurobell (South West) Limited	Deposit Agreement to Secure own Liabilities in favour of Lloyds TSB Bank Plc created 29/05/1997 AMOUNT SECURED: All monies due or to become due from the	29/05/97

Company to the Chargee under or in connection with the Indemnity SHORT PARTICULARS: All such rights to the repayment of the deposit

8.	Deposit Agreement to secure own liabilities in favour of Lloyds Bank plc	Eurobell (Sussex) Limited

Deposit Agreement to secure own liabilities in favour of Lloyds Bank plc created 29/05/1997

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee under or in connection with the Indemnity

SHORT PARTICULARS: All such rights to the repayment of the deposit as the Company then had under the terms upon which the deposit was made and the provisions contained in the Agreement

29/05/97

9.	Deposit Agreement to secure own liabilities in favour of Lloyds Bank plc	Eurobell (West Kent) Limited

Deposit Agreement to secure own liabilities in favour of Lloyds Bank plc created 29/05/1997

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: All such rights to the repayment of the deposit

29/05/97

10.	Charge on cash deposit in favour of Crosby Sterling Limited	General Cable Limited

Charge on cash deposit in favour of Crosby Sterling Limited created 25/05/1995

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee under the terms of the Option Agreement or Charge

SHORT PARTICULARS: The Chargor charges the deposit by way of first fixed charge in favour of the Chargee.

25/05/95

11.	Legal Charge in favour of Barclays Bank PLC	Sheffield Cable Communications Limited

Legal Charge in favour of Barclays Bank PLC created 24/12/1996

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: L/H property K/A, 1 Chippingham Street, Sheffield

24/12/96

12.	Legal Charge in favour of Barclays Bank PLC	Sheffield Cable Communications Limited

Legal Charge in favour of Barclays Bank PLC created 12/11/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: L/Hold property known as 1.62 acres of land at Sheffield Technology Park, Chippenham Street, Sheffield

12/11/99

13.	Deed of Charge over Credit Balances in favour of Barclays Bank PLC	TCN

Deed of Charge over Credit Balances in favour of Barclays Bank PLC created 15/10/2004

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: Fixed charge over all the specified deposits together with all interest accruing on such deposits. Assignment by the Chargor for the purposes of and to give effect to the security over the right of the Chargor to require repayment of such deposits and interest thereon

15/10/04

14.	Deed of Charge in favour of The Toronto Dominion Bank	Telewest Communications (London South) Limited

Deed of Charge in favour of The Toronto Dominion Bank created 12/11/1985

AMOUNT SECURED: All monies due or to become due from the Company and/or Crystal Palace Radio Limited and/or Colourvision UK Limited Partnership under the terms of the Loan and Guarantee Facility Agreement

SHORT PARTICULARS: First fixed charge over all its rights, title and interest in and to all monies whatsoever from time to time or payable or from time to time accruing from the borrowers to the Chargee etc.

12/11/85

15.	Supplemental Deed in favour of The Toronto Dominion Bank (and its successors and permitted assigns)	Telewest Communications (London South) Limited

Supplemental Deed in favour of The Toronto Dominion Bank (and its successors and permitted assigns) created 13/09/1989

AMOUNT SECURED: All monies due or to become due from the Company and/or any of the other companies named therein to the Chargee under the terms of this Charge and the Agreements defined therein

SHORT PARTICULARS: First fixed charge on all or any of the Charged Assets

13/09/89

16.	Mortgage of Deposited Monies in favour of Electricity Supply Nominees Limited	Telewest Communications (South East) Limited

Mortgage of Deposited Monies in favour of Electricity Supply Nominees Limited created 21/01/1994

AMOUNT SECURED: The obligations covenants and liabilities of the Company to the Chargee under the provision of two leases

SHORT PARTICULARS: A book debt in the sum of £160,000 standing to the credit of the company’s account

21/01/94

17.	Deed of Variation and Further Charge in favour of Electricity Supply Nominees Limited	Telewest Communications (South East) Limited

Deed of Variation and Further Charge in favour of Electricity Supply Nominees Limited created 26/06/1995

AMOUNT SECURED: The obligations covenants and liabilities of the Company to the Chargee under a lease dated 21 January 1995 as varied by a supplemental lease

SHORT PARTICULARS: The book debts in the sum of £160,000 owing by Midland Bank Plc to the Company

26/06/95

18.	Collateral Account Security Assignment in favour of Robert Fleming Leasing (Number 4) Limited	The Yorkshire Cable Group Limited

Collateral Account Security Assignment in favour of Robert Fleming Leasing (Number 4) Limited created 18/05/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee under or in connection with any of the Lease Documents

SHORT PARTICULARS: The Assignor assigns and agrees to assign the Lessor Collateral Account and the deposit

18/05/99

19.	Collateral Account Security Assignment in favour of Robert Fleming Leasing (Number 4) Limited	The Yorkshire Cable Group Limited

Collateral Account Security Assignment in favour of Robert Fleming Leasing (Number 4) Limited created 16/03/2001

AMOUNT SECURED: All monies, debts, obligations and liabilities due or to become due from the Company to the Chargee under or in connection with any of the Lease Agreements to which the Company is a party

SHORT PARTICULARS: All the right, title, benefit and interest of the Company in the Lessor Collateral Account and the deposit

16/03/01

20.	Collateral Account Security Assignment in favour of Lloyds (Nimrod) Specialist Finance Limited	The Yorkshire Cable Group Limited

Collateral Account Security Assignment in favour of Lloyds (Nimrod) Specialist Finance Limited created 18/05/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee under or in connection with any of the Lease documents

SHORT PARTICULARS: The Assignor assigns and agrees the assign the Lessor Collateral Account and the deposit

18/05/99

21.	Collateral Account Security Assignment in favour of Lombard Commercial Limited	The Yorkshire Cable Group Limited

Collateral Account Security Assignment in favour of Lombard Commercial Limited created 18/05/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee under or in connection with any of the Lease documents

SHORT PARTICULARS: The Assignor assigns and agrees to assign the Lessor Collateral Account and the deposit

18/05/99

22.	Deed as to Deposit Monies in favour of Langley Quay Investments Limited	Windsor Television Limited

Deed as to Deposit Monies in favour of Langley Quay Investments Limited created 09/07/1999

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: £44,000 and, in addition, all interest and other accruals from time to time standing to the credit of the account opened by the Landlord

09/07/99

23.	Legal Charge in favour of Barclays Bank PLC	Yorkshire Cable Properties Limited

Legal Charge in favour of Barclays Bank PLC created 24/12/1996

AMOUNT SECURED: All monies due or to become due from the Company and/or The Yorkshire Cable Group Limited to the Chargee on any account

SHORT PARTICULARS: F/H Property K/A Units 8 & 9 &10 & adjoining land Mayfair Business Park, Broad Lane, Bradford, West Yorkshire T/N: WYK510647

24/12/96

24.	Legal Charge in favour of Barclays Bank PLC	Yorkshire Cable Communications Limited

Legal Charge in favour of Barclays Bank PLC created 16/06/1992

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: Units 8, 9, 10 and adjoining land, Mayfair Business Park, Sticker Lane, Bradford, West Yorkshire T/N:WYK452168

16/06/92

25.	Legal Charge in favour of Barclays Bank PLC	Yorkshire Cable Communications Limited

Legal Charge in favour of Barclays Bank PLC created 24/12/1996

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: F/H Property K/A Units 4 & 5 Mayfair Business Park, Broad Lane, Bradford, West Yorkshire

24/12/96

26.	Legal Charge in favour of Barclays Bank PLC	Yorkshire Cable Communications Limited

Legal Charge in favour of Barclays Bank PLC created 24/12/1996

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: L/H Property K/A Units 8 & 9 & 10 & adjoining land Mayfair Business Park, Broad Lane, Bradford

24/12/96

27.	Legal Charge in favour of Barclays Bank PLC	Yorkshire Cable Communications Limited

Legal Charge in favour of Barclays Bank PLC created 24/12/1996

AMOUNT SECURED: All monies due or to become due from the Company to the Chargee on any account

SHORT PARTICULARS: F/H Property K/A Units 6 & 7 Mayfair Business Park, Broad Lane, Bradford, West Yorkshire T/N: WYK535713

24/12/96

PART 2 - EXISTING LOANS

Closing balance in GBP	31 October 04

(UK GAAP)

Debtor	Amount

Flextech 1992 Limited owing to Yorkshire Cable Communications Ltd.	2,475,596
Flextech Digital Broadcasting Limited owing to Telewest Communications Group Ltd	500
Flextech Interactive Limited owing to Yorkshire Cable Communications Ltd	2,636,998
Flextech Rights Limited owing to Yorkshire Cable Communications Ltd	125,438,385
Flextech Television Limited owing to Telewest Communications Networks Ltd	193,125,916
Flextech Television Limited owing to Yorkshire Cable Communications Ltd	63,860,409
HSN Direct International Limited owing to Yorkshire Cable Communications Ltd	12,280
Interactive Digital Sales Limited owing to Telewest Communications Group Ltd	862,805
Minotaur International Limited owing to Yorkshire Cable Communications Ltd	3,390
Screenshop Limited owing to Yorkshire Cable Communications Ltd	12,751
Smashedatom Limited owing to Yorkshire Cable Communications Ltd	50
Telewest Communications Holdco Ltd owing to Yorkshire Cable Communications Ltd	1,545,208
Telewest UK Ltd owing to Yorkshire Cable Communications Ltd	2,108,121
Telewest Global Inc owing to Telewest Communications Networks Ltd	545,108
Network Gaming Consultancy owing to Yorkshire Cable Communications Ltd	67,521
TVS Television Limited owing to Telewest Communications Group Ltd	3,000
TVS Television Limited owing to Yorkshire Cable Communications Ltd	765,497
Blue Yonder Workwise owing to Avon Cable Joint Venture	469,198
Blue Yonder Workwise owing to Telewest Communications Group Ltd	219,406
Blue Yonder Workwise owing to Yorkshire Cable Communications	1,379132
Cable Adnet Ltd owing to Telewest Communications Group Ltd	3,755,437
Cable Finance Ltd owing to Telewest Communications Group Ltd	369
Cable Guide Ltd owing to Cable London Ltd	394
General Cable Programming owing to Yorkshire Cable Communications	23
Imminus (Ireland) Ltd owing to Telewest Communications Group Ltd	98
General Cable Programming Ltd owing to Telewest Communications Networks Ltd	23,400
General Cable Programming Ltd. owing to General Cable Ltd.	160,001

399,470,993

PART 3 - EXISTING FINANCIAL INDEBTEDNESS

Closing balance in GBP	31 October 04

(UK GAAP)

A: Existing Financial Indebtedness to be repaid in full on the Closing Date:

Financial Indebtedness under the Existing Credit Facility	1,840,000,000

B: Existing Financial Indebtedness:

Property mortgages

Yorkshire Cable Communications Ltd Treasury Loan with Barclays Bank	802,549

Sheffield Cable Communications Ltd Treasury Loan with Barclays Bank	3,075,268

Sheffield Cable Communications Ltd Treasury Loan with Barclays Bank	1,058,466

Yorkshire Cable Communications Ltd Commercial Mortgage with Barclays Bank	528,000

Cable London Ltd Medium Term Loan with Barclays Bank	515,100

Teleinvest loan	500,000

Finance lease creditors (details set out in Schedule 15)	127,506,116

Flextech loan stock	28,000

Intercompany Indebtedness

Telewest Communications Group Ltd owing to Bravo TV Limited	176,193
Yorkshire Cable Communications Ltd owing to Bravo TV Limited	30,102,631
Yorkshire Cable Communications Ltd owing to Continental Shelf 16 Limited	860,153
Yorkshire Cable Communications Ltd owing to Ed Stone Limited	4,319
Telewest Communications Networks Limited owing to Flextech (Travel Channel) Limited	19,500,000
Telewest Communications Group Ltd owing to Flextech 1992 Limited	1,013,798
Telewest Communications Networks Limited owing to Flextech Communications Limited	147,330,000
Telewest Communications Networks Limited owing to Flextech Digital Broadcasting Limited	363,400,000
Yorkshire Cable Communications Ltd owing to Flextech Digital Broadcasting Limited	6,671,719
Telewest Communications Networks Limited owing to Flextech Family Channel Limited	197,000,000
Telewest Communications Group Limited owing to Flextech Interactive Limited	673,721
Telewest Communications Group Limited owing to Flextech Living Health Limited	8,983
Yorkshire Cable Communications Ltd owing to Flextech Living Health Limited	1,225,556
Telewest Communications Group Ltd owing to Flextech Rights Limited	4,000,000
Telewest Communications Group Ltd owing to Flextech Television Limited	29,118,569
Telewest Communications Networks Limited owing to Flextech Video Games Limited	261,800,000
Yorkshire Cable Communications Ltd owing to Interactive Digital Sales Limited	114,768,672
Telewest Communications Group Ltd owing to Maidstone Broadcasting	70,673
Yorkshire Communications Group Ltd owing to Maidstone Broadcasting	23,754,374
Telewest Communications Group Ltd owing to Starstream Limited	63,077
Yorkshire Cable Communications Ltd owing to Starstream Limited	25,621,749
Telewest Communications Group Ltd owing to UK Living Limited	6,051,381
Yorkshire Cable Communications Ltd owing to UK Living Limited	68,003,152
Telewest Communications Networks Limited owing to United Artists Investments Limited	856,830,000
Telewest Workwise Limited owing to Telewest Communications Holdco Ltd	2,694,000
4,134,756,219

PART 4 - EXISTING PERFORMANCE BONDS

Beneficiary/ Customer	Date Issued	Expiry Date	Amount (in GBP)	Bank	Secured with cash deposit
ACE Insurance S.A. – N.V.	29/09/2004	29/09/2005	700,000.00	Barclays	Yes in full
Basildon Council + others	02/04/1997	01/04/2001	103,000.00	Barclays	No
Birmingham City Council	30/11/2000		75,000.00	The Royal Bank of Scotland	No
Blackpool Borough Council	04/03/1998		112,406.00	Barclays	No
Borough of Croydon	02/04/1997	01/04/2001	101,000.00	Barclays	No
Borough of Kingston & Richmond	02/04/1997	01/04/2001	101,000.00	Barclays	No
Boroughs of Merton & Sutton	02/04/1997	01/04/2001	101,000.00	Barclays	No
Carmock Council & Others (#3)	02/04/1997	01/04/2001	100,000.00	Barclays	No
Cheltenham Borough Council	26/06/1997	25/06/2001	225,000.00	Barclays	No
Council + 5	17/04/1997	01/04/2001	104,000.00	Barclays	No
Dudley Council & Others (#3)	02/04/1997	01/04/2001	103,000.00	Barclays	No
Edinburgh + Lothian Councils	02/04/1997	01/04/2001	100,000.00	Barclays	No
Essex County Council	17/04/1997	01/04/2001	103,000.00	Barclays	No
Fife Council + others (#2)	02/04/1997	01/04/2001	100,000.00	Barclays	No
Fylde Council	02/04/1997	01/04/2001	100,000.00	Barclays	No
Gloucestershire County Council	17/04/1997	01/04/2001	101,000.00	Barclays	No
HM Customs and Excise	13/11/2000	continuous	20,000.00	Barclays	No
Islington Council	27/10/2000	30/04/2004	50,000.00	Barclays	No
Liverpool & Sefton Councils	02/04/1997	01/04/2001	101,000.00	Barclays	No

Beneficiary/ Customer	Date Issued	Expiry Date	Amount (in GBP)	Bank	Secured with cash deposit
Liverpool City Council	02/04/1997	01/04/2001	101,000.00	Barclays	No
Local authority			154,498.00	Lloyds	Yes in full
Local authority			194,643.00	Lloyds	Yes in full
Local authority			143,549.00	Lloyds	Yes in full
Lothian Council + others (#3)	02/04/1997	01/04/2001	102,000.00	Barclays	No
Rent guarantee			103,483.10	Lloyds	Yes in full
Sefton Council	02/04/1997	01/04/2001	101,000.00	Barclays	No
Slough Borough Council	05/07/2002	July-05	35,000.00	Barclays	No
South Glous + North Somerset Council	02/04/1997	01/04/2001	102,000.00	Barclays	No
St Helens & Knowsley Council	02/04/1997	01/04/2001	102,000.00	Barclays	No
Staffordshire Council & Others (#2)	02/04/1997	01/04/2001	101,000.00	Barclays	No
Strathclyde Council + others (#2)	02/04/1997	01/04/2001	101,000.00	Barclays	No
Strathclyde Council + others (#4)	02/04/1997	01/04/2001	100,000.00	Barclays	No
Tayside Council + others (#1)	02/04/1997	01/04/2001	101,000.00	Barclays	No
Tayside Council + others (#2)	02/04/1997	01/04/2001	101,000.00	Barclays	No
The appropriate authorities – Telecoms Act 84/ Licence	01/06/2002	25/07/2005	1,500,000.00	Barclays	No
W. Dunbartonshire Council	02/04/1997	01/04/2001	101,000.00	Barclays	No
West Lancs Council & others (#3)	02/04/1997	01/04/2001	101,000.00	Barclays	No
West Midlands Police Authority	31/08/2001	30/09/2005	250,000.00	Barclays	No
Wigan Council	02/04/1997	01/04/2001	101,000.00	Barclays	No

PART 5 - EXISTING LOAN STOCK

1.             The variable rate unsecured loan stock in a principal amount of £97,000,000 issued to Flextech Digital Broadcasting Limited by the BBC Joint Venture (UK Channel Management Limited).

2.             The floating rate redeemable unsecured loan stock issued by UK Gold in a principal amount of £12,517,000 to Cox Programming Limited ((now Flextech Satellite Investments Limited) and transferred to Flextech IVS Limited and then subsequently transferred to United Artists Investments Limited) and in a principal amount of £8,942,653 to United Artists Investments Limited.

3.             The floating rate redeemable unsecured loan stock issued by UK Living in a principal amount of £8,271,047 to United Artists Investments Limited and in a principal amount of £11,579,556.00 to Cox Programming Limited ((now Flextech Satellite Investments Limited) and transferred to Flextech IVS Limited and then subsequently transferred to United Artists Investments Limited).

4.             The non-interest bearing unsecured loan stock in a principal amount of £18,000,000 issued by the UK Gold Joint Venture (UK Gold Holdings Limited) to Flextech Limited (formerly Flextech plc) (and transferred to United Artists Investments Limited).

5.             The variable rate first call option unsecured loan stock in a principal amount of £32,208,000 and the split rate second call option unsecured loan stock in a principal amount of £20,300,000 in each case issued by the UK Gold Joint Venture (UK Gold Holdings Limited) to Flextech Limited (formerly Flextech plc) (and, in each case, transferred to United Artists Investments Limited).

6.             The variable rate unsecured loan stock of a principal amount of £36,000,000 issued by the UK Gold Joint Venture (UK Gold Holdings Limited) to Flextech Limited (formerly Flextech plc) (and transferred to United Artists Investments Limited).

7.             The variable rate unsecured loan stock issued, or to be issued, to United Artists Investments Limited by the UK Gold Joint Venture (UK Gold Holdings Limited) in connection with the funding from time to time of the UK Gold Joint Venture.

8.             The £50 million unsecured variable rate loan stock to be issued to Flextech Broadband Limited pursuant to the loan stock instrument constituted in respect of UKTV New Ventures dated 15 July 2004.

9.             The £21 million loan stock contemplated by the 15 July 2004 letter agreement between Flextech Broadband Limited and BBC Worldwide Limited to be issued to Flextech Broadband Limited by UKTV Interactive Limited.

10.           £20 million Cumulative and £13.75 million non-cumulative, non-voting preference shares issued by UK Gold Holdings Limited.

SCHEDULE 11

HEDGING AGREEMENTS

Existing Hedge Counterparty/Contact Details	Existing Hedge Agreements

JPMorgan Chase Bank 125 London Wall London EC2Y 5AJ Tel: +44(0)207 777 3250 Fax: +44(0)207 777 3459 Attention: Mike Wharrad

•      ISDA Master Agreement dated 15 July 2004 made between JP Morgan Chase Bank and TCN.

•      Confirmation with trade date 20 July 2004 relating to a fixed for floating rate swap with a notional amount of £256 million.

Calyon Broadwalk House 5 Appold Street London EC2A 2DA Tel: +44(0)207 214 7009 Fax: +44(0)207 214 7159 Attention: Steve Tubb	• ISDA Master Agreement dated 15 July 2004 made between Calyon and TCN • Confirmation with trade date 21 July 2004 relating to a fixed for floating rate swap with a notional amount of £322 million.

The Royal Bank of Scotland plc
Corporate Restructuring Unit
Specialised Lending Services
10th Floor
280 Bishopsgate
London EC2M 4RB

Tel:                         0207 672 0269/0207 672 1827
Fax:                         0207 672 0324
Attention:              Neil Wright / Mike Birch

•      ISDA Master Agreement dated 15 July 2004 made between The Royal Bank of Scotland plc and TCN.

•      Confirmation with trade date 19 July 2004 relating to a fixed for floating rate swap with a notional amount of £355 million.

•      Confirmation with trade date 7 March 2002 relating to a fixed for floating rate swap with a notional amount of £100 million.

The Bank of New York
One Canada Square
Canary Wharf
London E14 5AL

Tel:                         +44(0)207 570 0892
Fax:                         +44(0)207 964 6034
Attention:              Stuart Pitfieldand:

Tel:                         +44(0)207 964 6533
Fax:                         +44(0)207 964 6193
Attention:              Jason Garwood

With copy to:
The Bank of New York
Derivatives Desk
Global Markets Division
32 Old Slip
15th Floor
New York

•      ISDA Master Agreement dated 15 July 2004 made between The Bank of New York and TCN.

•      Confirmation with trade date 19 July 2004 relating to a fixed for floating rate swap with a notional amount of £66 million.

Tel:                         +1 (212) 804 2137
Fax:                         +1 (212) 495 1015
Attention:              James G. McAuliffe

The Bank of New York
Legal Department
One Wall Street
10th FloorNY 10286

Tel:                         +1 (212) 635 1688
Fax:                         +1 (212) 635 1958
Attention:              General Counsel

Bayerische Landesbank Girozentrale acting through its London branch Bavaria House13/14 Appold Street London EC2A 2NB Tel: +44 (0)207 955 5173 Fax: +44 (0)207 247 0056 Attention: Loans Administration

•      ISDA Master Agreement dated June 11, 2001 made between Bayerische Landesbank Girozentrale and TCN.

•      Confirmation with trade date 11 June 2001 relating to a fixed for floating rate swap with a notional amount of £150 million.

Barclays Bank PLC Murray Bouse 1 Royal Mint Court London EC3N 4HH Tel: +44 (0)171 696 2700 Fax: +44 (0) 171 696 3228 Attention: Operations BZW Debt Capital Markets

•      ISDA Master Agreement dated September 3, 1996 made between Barclays Bank PLC and TCN.

•      Confirmation with trade date 11 June 2001 relating to a fixed for floating rate swap with a notional amount of £50 million.

•      Confirmation with trade date 11 June 2001 relating to a fixed for floating rate swap with a notional amount of £100 million.

SCHEDULE 12

VENDOR FINANCING ARRANGEMENTS

Lessor	Type of Vendor Financing	Closing Balance in GBP October 31, 2004 (UK GAAP)
HBOS – Bank of Scotland	Switches	(1,975,941)
Capital Asset Finance	Vehicles	(5,739)
Cisco	Network Hardware	(7,457,515)
GE Capital	IT	(1,190,623)
Hewlett Packard	IT	(42,718)
IBM	Switches	(4,230,611)
IBM	IT	(295,671)
Ing Car Lease	Vehicles	(937,341)
Interleasing	Vehicles	2,587
Lombard	Vehicles	(970,404)
Marshall	Vehicles	(10,433)
RBC-Royal Bank	Switches	(42,306,051)
The Royal Bank of Scotland	Switches	(28,286,706)
Capital Bank	Vehicles	(2,344,695)
Societe Europeenne des Satellites	Transponders	(21,068,814)
Crown Castle UK Limited	Spectrum	(16,385,440)

SIGNATORIES

TELEWEST COMMUNICATIONS NETWORKS LIMITED

By:	/s/

/s/

Address:	160 Great Portland Street
London
W1W 5QA

Telefax:	+44(0)20 7299 6400

Attention:	Group Treasurer

With a copy to:	Group General Counsel

Telefax:	+44(0)20 7299 5495

THE PARENT

TELEWEST UK LIMITED

By:	/s/

/s/

Address:	160 Great Portland Street
London
W1W 5QA

Telefax:	020 7299 6400

Attention:	Group Treasurer

With a copy to:	Group General Counsel

Telefax:	020 7299 5495

THE MANDATED LEAD ARRANGERS

BARCLAYS CAPITAL

By:	/s/

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Attention:	Neil McKenzie

Fax:	+44 (0)20 7773 1840

Tel:

BNP PARIBAS

By:	/s/ François Artignan /s/ Louis Kenna

Address:	10 Harewood Avenue
London NW1 6AA

Attention:	Louis Kenna / Claire Guglielmi

Fax:	+44 (0)20 7595 5019

Tel:	+44 (0)20 7595 2475 / 7595 4381

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/

Address:	Citigroup Centre
33 Canada Square
Canary Wharf
London E14 5LF

Attention:	Michael Llewelyn - Jones

Fax:	+44 (0)20 7986 2331

Tel:	+44 (0)20 7986 5855

CREDIT SUISSE FIRST BOSTON

By:	/s/ Tom Muoio

Address:	1 Cabot Square
London E14 4QJ

Attention:	Kamlesh Vara (kamlesh.vara@csfb.com)

Fax:	+44 (0)20 7888 4155

Tel:	+44 (0)20 7888 8316

DEUTSCHE BANK AG LONDON

By:	/s/

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Attention:	Paul Gaines

Fax:	+44 (0)20 7545 4638

Tel:	+44 (0)20 7545 7191

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Mike Cunningham

Address:	135 Bishopsgate
London EC2M 3UR

Attention:	Mike Cunningham

Fax:	+44(0)20 7375 8549

Tel:	+44(0)20 7375 8941

THE FACILITY AGENT AND SECURITY TRUSTEE

BARCLAYS BANK PLC

By:	/s/

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Attention:	Frank Rogers

Fax:	+44 (0)20 7773 4893

Tel:

THE US PAYING AGENT

BARCLAYS BANK PLC

By:	/s/

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Attention:	Frank Rogers

Fax:	+44 (0)20 7773 4893

Tel:

THE LENDERS

BARCLAYS BANK PLC

By:	/s/

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Attention:	John Atkinson

Fax:	+44 (0)20 7773 1840

Tel:

BNP PARIBAS

By:	/s/ François Artignan /s/ Louis Kenna

Address:	10 Harewood Avenue
London NW1 6AA

Attention:	Louis Kenna / Claire Guglielmi

Fax:	+44 (0)20 7595 5019

Tel:	+44 (0)20 7595 2475 / 7595 4381

CITIBANK, N.A.

By:	/s/

Address:	Citigroup Centre
33 Canada Square
London E14 5LB

Attention:	Jillian Hanley

Fax:	+44 (0)20 7942 7512

Tel:	+44 (0)20 7500 1093

CREDIT SUISSE FIRST BOSTON

By:	/s/ /s/ Tom Muoio

Address:	1 Cabot Square
London E14 4QJ

Attention:	Kamlesh Vara (kamlesh.vara@csfb.com)

Fax:	+44 (0)20 7888 4155

Tel:	+44 (0)20 7888 8316

DEUTSCHE BANK AG LONDON

By:	/s/

Address:	Winchester House
1 Great Winchester Street
London EC2N 2DB

Attention:	Paul Gaines

Fax:	+44 (0)20 7545 4638

Tel:	+44 (0)20 7545 7191

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Mike Cunningham

Address:	135 Bishopsgate
London EC2M 3UR

Attention:	Mike Cunningham

Fax:	+44(0)20 7375 8549

Tel:	+44(0)20 7375 8941

THE ORIGINAL GUARANTORS

TELEWEST COMMUNICATIONS NETWORKS LIMITED

By:	/s/

/s/

Address:	160 Great Portland Street
London
W1W 5QA

Telefax:	+44(0)20 7299 6400

Attention:	Group Treasurer

With a copy to:	Group General Counsel

Telefax:	+44(0)20 7299 5495

By:	/s/

/s/

For an on behalf of

BIRMINGHAM CABLE CORPORATION LIMITED

BIRMINGHAM CABLE FINANCE LIMITED

BIRMINGHAM CABLE LIMITED

CABLE CAMDEN LIMITED

CABLE ENFIELD LIMITED

CABLE HACKNEY & ISLINGTON LIMITED

CABLE HARINGEY LIMITED

CABLE LONDON LIMITED

CENTRAL CABLE HOLDINGS LIMITED

CRYSTAL PALACE RADIO LIMITED

FILEGALE LIMITED

GENERAL CABLE GROUP LIMITED

GENERAL CABLE HOLDINGS LIMITED

GENERAL CABLE LIMITED

IMMINUS LIMITED

MIDDLESEX CABLE LIMITED

SHEFFIELD CABLE COMMUNICATIONS LIMITED

SOUTHWESTERN BELL INTERNATIONAL HOLDINGS LIMITED

TELEWEST COMMUNICATIONS (CENTRAL LANCASHIRE) LIMITED

TELEWEST COMMUNICATIONS (COTSWOLDS) LIMITED

TELEWEST COMMUNICATIONS (DUNDEE & PERTH) LIMITED

TELEWEST COMMUNICATIONS (LIVERPOOL) LIMITED

TELEWEST COMMUNICATIONS (LONDON SOUTH) LIMITED

TELEWEST COMMUNICATIONS (MIDLANDS AND NORTH WEST) LIMITED

TELEWEST COMMUNICATIONS (MIDLANDS) LIMITED

TELEWEST COMMUNICATIONS (MOTHERWELL) LIMITED

TELEWEST COMMUNICATIONS (NORTH EAST) LIMITED

TELEWEST COMMUNICATIONS (NORTH WEST) LIMITED

TELEWEST COMMUNICATIONS (SCOTLAND HOLDINGS) LIMITED

TELEWEST COMMUNICATIONS (SCOTLAND) LIMITED

TELEWEST COMMUNICATIONS (SOUTH EAST) LIMITED

TELEWEST COMMUNICATIONS (SOUTH THAMES ESTUARY) LIMITED

TELEWEST COMMUNICATIONS (SOUTH WEST) LIMITED

TELEWEST COMMUNICATIONS (ST. HELENS & KNOWSLEY) LIMITED

TELEWEST COMMUNICATIONS (TYNESIDE) LIMITED

TELEWEST COMMUNICATIONS (WIGAN) LIMITED

TELEWEST COMMUNICATIONS CABLE LIMITED

TELEWEST COMMUNICATIONS GROUP LIMITED

TELEWEST COMMUNICATIONS HOLDINGS LIMITED

TELEWEST COMMUNICATIONS (NOMINEES) LIMITED

TELEWEST LIMITED

TELEWEST PARLIAMENTARY HOLDINGS LIMITED

THE CABLE CORPORATION LIMITED

THESEUS NO. 1 LIMITED

THESEUS NO. 2 LIMITED

WINDSOR TELEVISION LIMITED

YORKSHIRE CABLE COMMUNICATIONS LIMITED

THE YORKSHIRE CABLE GROUP LIMITED

EUROBELL (HOLDINGS) LIMITED

EUROBELL (SUSSEX) LIMITED

EUROBELL (SOUTH WEST) LIMITED

EUROBELL (WEST KENT) LIMITED

EUROBELL (IDA) LIMITED

EUROBELL INTERNET SERVICES LIMITED

EUROBELL CPE LIMITED

EUROBELL LIMITED

EMS INVESTMENTS LIMITED

EUROBELL (NO.2) LIMITED

EUROBELL (NO.3) LIMITED

EUROBELL (NO.4) LIMITED

The Colorado Limited Partnerships

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
AVON CABLE	)	/s/
LIMITED PARTNERSHIP	)	/s/
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
COTSWOLDS CABLE	)	/s/
LIMITED PARTNERSHIP	)	/s/
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
EDINBURGH CABLE	)	/s/
LIMITED PARTNERSHIP	)	/s/
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
ESTUARIES CABLE	)	/s/
LIMITED PARTNERSHIP	)	/s/
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
TYNESIDE CABLE	)	/s/
LIMITED PARTNERSHIP	)	/s/
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)	/s/
TYNESIDE CABLE	)	/s/
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)	/s/
UNITED CABLE (LONDON	)	/s/
SOUTH) LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

Colorado General Partnerships

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
LONDON SOUTH CABLE	)	/s/
PARTNERSHIP	)	/s/
by its managing partner	)
UNITED CABLE (LONDON SOUTH))
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	)	/s/
CRYSTAL PALACE RADIO LIMITED	)	/s/

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
TCI/US WEST CABLE	)
COMMUNICATIONS GROUP	)	/s/
by its general partner	)	/s/
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

English Partnerships

The Partners of Avon Cable Joint Venture

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)	/s/
AVON CABLE	)	/s/
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	) /s/
TELEWEST COMMUNICATIONS	) /s/
(SOUTH WEST) LIMITED	)

The Partners of Telewest Communications
(London South) Joint Venture

EXECUTED and DELIVERED as a DEED	) /s/
for and on behalf of	) /s/
LONDON SOUTH CABLE	)
PARTNERSHIP	)
by its managing partner	)
UNITED CABLE (LONDON	)
SOUTH) LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	) /s/
(LONDON SOUTH) LIMITED	) /s/

The Partners of Telewest Communications (Scotland) Venture

EXECUTED and DELIVERED as a DEED	) /s/
for and on behalf of	) /s/
EDINBURGH CABLE	)
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	) /s/
(SCOTLAND) LIMITED	) /s/

The Partners of Telewest Communications (Cotswolds) Venture

EXECUTED and DELIVERED as a DEED	) /s/
for and on behalf of	) /s/
COTSWOLDS CABLE	)
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	) /s/
(COTSWOLDS) LIMITED	) /s/

The Partners of Telewest Communications
(South East) Partnership

EXECUTED and DELIVERED as a DEED	) /s/
for and on behalf of	) /s/
ESTUARIES CABLE	)
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	) /s/
(SOUTH EAST) LIMITED	) /s/

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	) /s/
(SOUTH THAMES ESTUARY) LIMITED	) /s/

The Partners of Telewest Communications
(North East) Partnership

EXECUTED and DELIVERED as a DEED	)	/s/
for and on behalf of	)	/s/
TYNESIDE CABLE	)
LIMITED PARTNERSHIP	)
by its general partner	)
THESEUS NO.1 LIMITED	)

and by its general partner	)
THESEUS NO.2 LIMITED	)

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	)	/s/
(NORTH EAST) LIMITED	)	/s/

EXECUTED and DELIVERED as a DEED	)
by	)
TELEWEST COMMUNICATIONS	)	/s/
(TYNESIDE) LIMITED	)	/s/